  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 29, 1999.



                                                      REGISTRATION NO. 333-86963

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-1


                             REGISTRATION STATEMENT

                        UNDER THE SECURITIES ACT OF 1933

                               ------------------

                        PACKAGING CORPORATION OF AMERICA

             (Exact name of registrant as specified in its charter)

           DELAWARE                          2631                  36-4277050
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                        No.)

                              --------------------

                             1900 WEST FIELD COURT
                          LAKE FOREST, ILLINOIS 60045
                           TELEPHONE: (847) 482-2000

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             ----------------------

                                   Copies to:

            RICHARD B. WEST                            JAMES S. ROWE                           MICHAEL A. BECKER
    PACKAGING CORPORATION OF AMERICA                  KIRKLAND & ELLIS                        GERARD M. MEISTRELL
         1900 WEST FIELD COURT                    200 EAST RANDOLPH DRIVE                   CAHILL GORDON & REINDEL
      LAKE FOREST, ILLINOIS 60045                 CHICAGO, ILLINOIS 60601                        80 PINE STREET
       TELEPHONE: (847) 482-2000                 TELEPHONE: (312) 861-2000                  NEW YORK, NEW YORK 10005
(Name, address, including zip code, and                                                    TELEPHONE: (212) 701-3000
 telephone number, including area code,
         of agent for service)

                              --------------------

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /


                              --------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                SUBJECT TO COMPLETION. DATED SEPTEMBER 29, 1999.


THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.


                               42,875,000 Shares


     [LOGO]
                          PACKAGING CORPORATION OF AMERICA

                                  Common Stock
                                  -----------


    This is an initial public offering of shares of common stock of Packaging Corporation of America. This prospectus relates to an offering of 34,300,000 shares in the United States. In addition, 8,575,000 shares are being offered outside the United States in an international offering.



    PCA is offering 8,125,000 of the shares to be sold in the offerings. Tenneco Packaging Inc., the selling stockholder, is offering an additional 34,750,000 shares. PCA will not receive any of the proceeds from the sale of the shares being sold by the selling stockholder.



    Prior to this offering, there has been no public market for the common stock. It is currently estimated that the initial public offering price per share will be between $16.00 and $19.00. The common stock has been approved for listing, subject to official notice of issuance, on the New York Stock Exchange under the symbol "PKG".


    SEE "RISK FACTORS" ON PAGE 10 TO READ ABOUT MATERIAL RISKS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF THE COMMON STOCK.
                                 --------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                 --------------

                                                                         Per Share     Total
                                                                        -----------  ---------
Initial public offering price.........................................   $           $
Underwriting discount.................................................   $           $
Proceeds, before expenses, to PCA.....................................   $           $
Proceeds, before expenses, to the selling stockholder.................   $           $


    To the extent that the underwriters sell more than 42,875,000 shares of common stock, the underwriters have the option to purchase up to an additional 6,410,240 shares from the selling stockholder at the initial public offering price less the underwriting discount.

                                 --------------

    The underwriters expect to deliver the shares against payment in New York,
New York on              , 1999.
                                 --------------

                               GLOBAL COORDINATOR
                              GOLDMAN, SACHS & CO.
                                   ---------

GOLDMAN, SACHS & CO.

              MORGAN STANLEY DEAN WITTER

                                                   SALOMON SMITH BARNEY

DEUTSCHE BANC ALEX. BROWN                                      J.P. MORGAN & CO.
                                   ---------

                     Prospectus dated              , 1999.

                                   [PICTURES]

                               PROSPECTUS SUMMARY


    THE FOLLOWING SUMMARY CONTAINS BASIC INFORMATION ABOUT PACKAGING CORPORATION OF AMERICA AND THE OFFERINGS. IT MAY NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THIS ENTIRE PROSPECTUS, INCLUDING THE FINANCIAL DATA AND RELATED NOTES AND THE DOCUMENTS TO WHICH WE REFER YOU, BEFORE MAKING AN INVESTMENT DECISION. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, ALL SHARE AND PER SHARE DATA IN THIS PROSPECTUS HAVE BEEN ADJUSTED TO REFLECT A 220-FOR-ONE SPLIT
OF OUR COMMON STOCK WHICH BECAME EFFECTIVE ON              , 1999 AND TO REFLECT
THE FILING OF THE SECOND RESTATED CERTIFICATE OF INCORPORATION OF PCA TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF OUR COMMON STOCK AND PREFERRED STOCK.


                                  OUR BUSINESS

OVERVIEW

    PCA is the sixth largest producer of containerboard in the United States and the sixth largest manufacturer of corrugated packaging products, based on 1998 production capacity. Our sales were $1.571 billion in 1998 and $806.2 million on a pro forma basis for the six months ended June 30, 1999.

PRODUCTS

    PCA produces corrugated containers as well as the containerboard used to manufacture corrugated containers. Corrugated containers are the most commonly used type of paper packaging. According to the Fibre Box Handbook, over 90% of the goods shipped in most developed countries get to market using corrugated packaging. Corrugated containers, sometimes referred to as cardboard boxes, are made by combining multiple layers of heavyweight paper known as containerboard and fabricating them into finished boxes.

  CONTAINERBOARD

    The two types of containerboard are linerboard and medium. Linerboard is used for the two flat outer facings while medium is used to form the fluted inner or middle layer of the corrugated sheet. Kraft linerboard and semi-chemical medium are common types of linerboard and medium that are made from a high percentage of virgin, as opposed to recycled, fiber. Virgin fiber is produced by chemically processing wood into pulp. By industry definition, kraft linerboard must contain no less than 80% virgin fiber and semi-chemical medium no less than 75% virgin fiber. All other containerboard is referred to as recycled. The recycled fiber used to make recycled containerboard comes primarily from used corrugated containers as well as other recovered and reprocessed papers.

  CORRUGATED CONTAINERS

    Converting plants fabricate corrugated sheets and produce corrugated containers. Converting plants may be either corrugator plants or sheet plants. Corrugator plants perform both a combining operation and a boxmaking operation. In the combining operation, corrugated medium is fluted into a wavy sheet and laminated to linerboard to produce corrugated, or combined sheets. In the boxmaking operation, the combined sheet is then printed, cut, folded and joined to create the finished boxes. Sheet plants purchase already combined sheets and form them into finished boxes.

OPERATIONS

    PCA produces kraft linerboard and semi-chemical medium at four mill locations. In 1998, our mills produced 2.1 million tons of containerboard, which accounted for 6% of U.S. capacity.

    PCA also operates 67 converting facilities in 25 states. Of these facilities, 39 are corrugator plants, 26 are sheet plants and two are small, specialty operations. These specialty operations include a collating and distribution packaging center, as well as a machine rebuild facility. Our corrugator plants convert approximately 75% to 80% of the containerboard we produce into finished corrugated containers. As a result, we are considered an integrated producer. By industry standards, integrated producers own their own containerboard mills and use at least 50% of the containerboard production from those mills in their converting operations. In 1998, our converting plants shipped approximately 25 billion square feet of corrugated packaging products. This represented 6% of all corrugated packaging products shipped in the United States.

    PCA owns approximately 800,000 acres of timberland and has the rights to cut the wood from an additional 150,000 acres through long term lease agreements. Over 90% of our wood supply is within 100 miles of our mill sites. This close proximity minimizes handling and transportation costs and ensures us a reliable supply of wood fiber. We are considering the sale of a significant portion of our timberland. The proceeds from any sale would be used to pay down debt. The timberland we are likely to sell is located in geographic areas where we feel we can adequately satisfy our wood requirements by purchasing wood from third parties or by entering into supply agreements with the purchasers of our timberland.

COMPETITIVE STRENGTHS AND BUSINESS STRATEGIES

  LOW-COST PRODUCER

    Because containerboard is a commodity, containerboard producers compete primarily on price. Therefore, having a low manufacturing cost operation is an important competitive advantage. PCA's Counce and Tomahawk mills represent two-thirds of PCA's containerboard production capacity. Based on studies by Jacobs-Sirrine, an industry consulting firm, these two mills were ranked in the lowest quartile for cash manufacturing costs in the industry. One of these studies was a single-client study that we paid Jacobs-Sirrine to perform in February 1998. The other was a multi-client study issued by Jacobs-Sirrine in the fourth quarter of 1998 that was available for purchase by the general public.

  INTEGRATED OPERATIONS

    The high level of integration between our containerboard and converting operations helps to provide a stable and predictable demand for our containerboard mill production. It also helps to dampen earnings fluctuations. According to Pulp & Paper Week, from 1995 to 1998, industry containerboard prices declined by 31% and earnings from our containerboard mills were adversely affected. During the same period, our average corrugated container price fell by only 11%. We were able to maintain relatively stable margins and earnings in our converting operations since the costs for the containerboard purchased by our converting plants were lower, which offset the decline in corrugated container prices.

  DIVERSIFIED CUSTOMER BASE

    PCA's corrugated container customer base is broadly diversified across industries and geographic locations. During the past year, we sold corrugated products to over 9,000 customers, which required us to ship to over 15,000 separate customer locations. This broad customer base reduces our dependence on any single customer or market. No customer represents more than 6% of our total sales and our top 10 customers represent only about 20% of our total sales.

  FOCUS ON VALUE-ADDED PRODUCTS AND SERVICES

    Through acquisitions and capital investments, we have broadened our ability to provide specialized printing and package design, product features and superior customer service. As a result, our corrugated container selling price per thousand square feet has consistently exceeded the industry average since 1995.

                                 EQUITY SPONSOR

    Madison Dearborn Partners, LLC, a private equity investment firm, was the financial sponsor for the transactions by which PCA acquired its current operations. Madison Dearborn, through limited partnerships of which it is the general partner, has approximately $4 billion of assets under management. Madison Dearborn focuses on investments in several specific sectors including natural resources, communications, consumer, health care and industrial. Madison Dearborn's objective is to invest, in partnership with outstanding management teams, in companies which have the potential for significant long-term equity appreciation. Since 1980, Madison Dearborn's principals have invested approximately $2 billion in more than 100 management buyout and private equity transactions in which the firm acted as a leading investor. PCA is Madison Dearborn's largest equity investment to date.

                                THE TRANSACTIONS

    On April 12, 1999, Tenneco Packaging Inc., currently a wholly owned subsidiary of Tenneco Inc., sold its containerboard and corrugated packaging products business to PCA, an entity formed by Madison Dearborn in January 1999, for $2.2 billion, consisting of $246.5 million in cash, the assumption of $1.76 billion of debt incurred by TPI immediately prior to the contribution, and a 45% common equity interest in PCA valued at $193.5 million. PCA Holdings LLC, an entity organized and controlled by Madison Dearborn, acquired the remaining 55% common equity interest in PCA for $236.5 million in cash, which was used to finance in part the transactions.

    The financing of the transactions consisted of (1) borrowings under a new $1.46 billion senior credit facility for which J.P. Morgan Securities Inc. and BT Alex. Brown Incorporated (the predecessor to Deutsche Banc Alex. Brown) were co-lead arrangers, (2) the offering of $550 million of 9 5/8% senior subordinated notes due 2009 and $100 million of 12 3/8% senior exchangeable preferred stock due 2010, (3) a cash equity investment of $236.5 million by PCA Holdings and (4) an equity investment by TPI valued at $193.5 million.

    The senior credit facility was entered into to finance in part the transactions and to pay related fees and expenses and to provide future borrowings to PCA for general corporate purposes, including working capital. The senior credit facility consists of three term loan facilities in an original aggregate principal amount of $1.21 billion and a revolving credit facility with up to $250 million in availability. PCA's total borrowings under the senior credit facility as of June 30, 1999 consisted of $1.135 billion of term loans. No amounts were outstanding under the revolving credit facility as of that date.

    The following sets forth the current common stock ownership of PCA, before giving effect to the sale of common stock in the offerings:

                                    [GRAPH]
- --------------
(1) The other investors in PCA Holdings are Sixty Wall Street Fund, L.P., J.P. Morgan Capital Corporation, BT Capital Investors, L.P. and other investors, none of whom own more than 0.5% of the equity interests of PCA Holdings.
(2) PCA has also issued options to management to purchase common stock, which, if exercised, would result in management owning in the aggregate approximately 9.6% of the common equity of PCA.
(3) On July 15, 1999, Tenneco announced its intention to spin-off TPI to its stockholders in the fall of 1999. Upon completion of the spin-off, TPI will no longer be controlled by Tenneco.
(4) PCA was formed in January 1999 and acquired the containerboard and corrugated packaging products business of The Containerboard Group of TPI in April 1999 as a result of the transactions. The Containerboard Group of TPI is often referred to in this prospectus as the Group.


    After giving effect to the offerings and assuming the exercise in full of the underwriters' over-allotment option from TPI, TPI will not own any shares of common stock of PCA, PCA Holdings will own 49.0% of the outstanding common stock and management will own 3.0% of the outstanding common stock, without giving effect to the exercise of any options issued to management in June 1999, or 8.9% of the outstanding common stock assuming the exercise in full of these options.

                                 THE OFFERINGS



Shares offered in the U.S. offering.........   34,300,000
Shares offered in the international             8,575,000
  offering..................................
                                              -----------
    Total shares offered....................   42,875,000
                                              -----------
                                              -----------
Shares offered by PCA.......................    8,125,000
Shares offered by selling stockholder.......   34,750,000
                                              -----------
    Total shares offered....................   42,875,000
                                              -----------
                                              -----------
Shares outstanding after the offerings......  102,725,000
Proposed New York Stock Exchange symbol.....          PKG
Use of proceeds.............................  PCA will use the net proceeds from the sale of its shares to redeem all of
                                              its outstanding 12 3/8% senior
                                              exchangeable preferred stock due 2010.
                                              PCA will not receive any of the
                                              proceeds from the sale of the shares
                                              being sold by the selling stockholder.



    Except as otherwise indicated, we have presented the information in this prospectus assuming that the underwriters do not exercise their option to purchase additional shares from the selling stockholder in the offerings.


    The number of shares outstanding after the offerings is based on the shares outstanding as of September 1, 1999 and does not take into account the 6,576,460 shares of common stock issuable upon the exercise by management of outstanding options, all of which will become exercisable upon completion of the offerings.


                          PRINCIPAL EXECUTIVE OFFICES
    Our principal executive offices are located at 1900 West Field Court, Lake Forest, Illinois 60045 and our telephone number is (847) 482-2000.

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

    Set forth below are the summary historical and pro forma financial data of PCA and The Containerboard Group of TPI, which we refer to in this prospectus as the Group. The historical financial data as of and for the years ended December 31, 1996, 1997 and 1998 has been derived from the audited combined financial statements of the Group, which was acquired by PCA in the transactions, and the related notes thereto included elsewhere in this prospectus. The historical financial data as of and for the years ended December 31, 1994 and 1995 has been derived from the unaudited financial statements of the Group. The historical financial data for the six months ended June 30, 1998 and the period from January 1, 1999 to April 11, 1999 has been derived from the unaudited condensed combined financial statements of the Group included elsewhere in this prospectus. The historical financial data as of June 30, 1999 and for the period from April 12, 1999 to June 30, 1999 has been derived from the unaudited consolidated financial statements of PCA included elsewhere in this prospectus. The unaudited pro forma financial data as of and for the six months ended June 30, 1999 and for the year ended December 31, 1998 was derived from the unaudited pro forma financial information included elsewhere in this prospectus. The information in the following table should be read in conjunction with "The Transactions," "Unaudited Pro Forma Financial Information," "Selected Financial and Other Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," the historical combined financial statements of the Group and the related notes, and the historical consolidated financial statements of PCA and the related notes contained elsewhere in this prospectus.

                                                               GROUP                                   PCA
                                  ---------------------------------------------------------------  ------------
                                                                                                    PRO FORMA
                                                      YEAR ENDED DECEMBER 31,                       YEAR ENDED
                                  ---------------------------------------------------------------    DEC. 31,
                                     1994         1995         1996         1997         1998          1998
                                  -----------  -----------  -----------  -----------  -----------  ------------
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:
Net sales.......................  $ 1,441,673  $ 1,844,708  $ 1,582,222  $ 1,411,405  $ 1,571,019  $ 1,571,019
Cost of sales...................   (1,202,996)  (1,328,838)  (1,337,410)  (1,242,014)  (1,289,644)  (1,270,184)
                                  -----------  -----------  -----------  -----------  -----------  ------------
  Gross profit..................      238,677      515,870      244,812      169,391      281,375      300,835
Selling and administrative
  expenses......................      (71,312)     (87,644)     (95,283)    (102,891)    (108,944)    (102,568)
Corporate overhead/
  allocation(3).................      (34,678)     (38,597)     (50,461)     (61,338)     (63,114)     (63,114)
Restructuring/ impairment
  charge(4).....................           --           --           --           --      (14,385)     (14,385)
Other income (expense)..........       (4,701)     (16,915)      56,243       44,681       26,818       41,592
                                  -----------  -----------  -----------  -----------  -----------  ------------
  Income (loss) before interest,
    income taxes and
    extraordinary item..........      127,986      372,714      155,311       49,843      121,750      162,360
Interest expense, net...........         (740)      (1,485)      (5,129)      (3,739)      (2,782)    (159,476)
                                  -----------  -----------  -----------  -----------  -----------  ------------
Income (loss) before income
  taxes and extraordinary
  item..........................      127,246      371,229      150,182       46,104      118,968        2,884
Income tax benefit (expense)....      (50,759)    (147,108)     (59,816)     (18,714)     (47,529)        (516)
                                  -----------  -----------  -----------  -----------  -----------  ------------
  Income (loss) before
    extraordinary item..........       76,487      224,121       90,366       27,390       71,439        2,368
Extraordinary item..............           --           --           --           --           --           --
                                  -----------  -----------  -----------  -----------  -----------  ------------
  Net income (loss).............  $    76,487  $   224,121  $    90,366  $    27,390  $    71,439  $     2,368
                                  -----------  -----------  -----------  -----------  -----------  ------------
                                  -----------  -----------  -----------  -----------  -----------  ------------

                                          GROUP                  PCA(2)
                                  ----------------------  ---------------------
                                     SIX       JAN. 1,    APRIL 12,  PRO FORMA
                                   MONTHS       1999        1999     SIX MONTHS
                                    ENDED      THROUGH     THROUGH     ENDED
                                  JUNE 30,    APRIL 11,   JUNE 30,    JUNE 30,
                                    1998        1999        1999        1999
                                  ---------  -----------  ---------  ----------

STATEMENT OF INCOME DATA:
Net sales.......................  $ 777,042  $   433,182  $ 373,035  $ 806,217
Cost of sales...................   (629,281)    (367,483)  (297,055)  (660,410)
                                  ---------  -----------  ---------  ----------
  Gross profit..................    147,761       65,699     75,980    145,807
Selling and administrative
  expenses......................    (52,432)     (30,584)   (25,136)   (54,316)
Corporate overhead/
  allocation(3).................    (32,373)     (14,890)    (5,188)   (20,078)
Restructuring/ impairment
  charge(4).....................         --     (230,112)        --         --
Other income (expense)..........     16,015       (2,207)      (266)      (104)
                                  ---------  -----------  ---------  ----------
  Income (loss) before interest,
    income taxes and
    extraordinary item..........     78,971     (212,094)    45,390     71,309
Interest expense, net...........     (1,681)        (221)   (34,079)   (78,195)
                                  ---------  -----------  ---------  ----------
Income (loss) before income
  taxes and extraordinary
  item..........................     77,290     (212,315)    11,311     (6,886)
Income tax benefit (expense)....    (30,822)      83,716     (4,545)     2,541
                                  ---------  -----------  ---------  ----------
  Income (loss) before
    extraordinary item..........     46,468     (128,599)     6,766     (4,345)
Extraordinary item..............         --       (6,327)        --         --
                                  ---------  -----------  ---------  ----------
  Net income (loss).............  $  46,468  $  (134,926) $   6,766  $  (4,345)
                                  ---------  -----------  ---------  ----------
                                  ---------  -----------  ---------  ----------

                                                               GROUP                                   PCA
                                  ---------------------------------------------------------------  ------------
                                                                                                    PRO FORMA
                                                      YEAR ENDED DECEMBER 31,                       YEAR ENDED
                                  ---------------------------------------------------------------    DEC. 31,
                                     1994         1995         1996         1997         1998          1998
                                  -----------  -----------  -----------  -----------  -----------  ------------
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
Basic earnings per share(7):
  Income (loss) before
    extraordinary item..........  $       .81  $      2.37  $       .96  $       .29  $       .76  $       .02
  Extraordinary item............           --           --           --           --           --           --
                                  -----------  -----------  -----------  -----------  -----------  ------------

  Net income (loss) per common
    share.......................  $       .81  $      2.37  $       .96  $       .29  $       .76  $       .02
                                  -----------  -----------  -----------  -----------  -----------  ------------
                                  -----------  -----------  -----------  -----------  -----------  ------------

Diluted earnings per share(7):
  Income (loss) before
    extraordinary item..........  $       .81  $      2.37  $       .96  $       .29  $       .76  $       .02
  Extraordinary item............           --           --           --           --           --           --
                                  -----------  -----------  -----------  -----------  -----------  ------------
  Net income (loss) per common
    share.......................  $       .81  $      2.37  $       .96  $       .29  $       .76  $       .02
                                  -----------  -----------  -----------  -----------  -----------  ------------
                                  -----------  -----------  -----------  -----------  -----------  ------------

Weighted average common shares
  outstanding...................       94,600       94,600       94,600       94,600       94,600      102,725

OTHER DATA:
EBITDA (1)......................  $   178,148  $   435,620  $   234,041  $   137,595  $   218,700  $   310,901
Rent expense on operating leases
  bought out as part of the
  transactions(1)...............       93,600       94,900       94,700       73,900       72,500           --
Net cash provided by operating
  activities....................      107,642      336,599       55,857      107,213      195,401      170,581
Net cash used for investing
  activities....................     (113,119)    (371,068)     (74,232)    (111,885)    (177,733)     (93,535)
Net cash (used for) provided by
  financing activities..........        6,112       36,454       16,767        3,646      (17,668)     (22,030)
Capital expenditures............  $   110,853  $   252,745  $   168,642  $   110,186  $   103,429  $   103,429

                                          GROUP                  PCA(2)
                                  ----------------------  ---------------------
                                     SIX       JAN. 1,    APRIL 12,  PRO FORMA
                                   MONTHS       1999        1999     SIX MONTHS
                                    ENDED      THROUGH     THROUGH     ENDED
                                  JUNE 30,    APRIL 11,   JUNE 30,    JUNE 30,
                                    1998        1999        1999        1999
                                  ---------  -----------  ---------  ----------

Basic earnings per share(7):
  Income (loss) before
    extraordinary item..........  $     .49  $     (1.36) $     .04  $    (.04)
  Extraordinary item............         --         (.07)        --         --
                                  ---------  -----------  ---------  ----------
  Net income (loss) per common
    share.......................  $     .49  $     (1.43) $     .04  $    (.04)
                                  ---------  -----------  ---------  ----------
                                  ---------  -----------  ---------  ----------
Diluted earnings per share(7):
  Income (loss) before
    extraordinary item..........  $     .49  $     (1.36) $     .04  $    (.04)
  Extraordinary item............         --         (.07)        --         --
                                  ---------  -----------  ---------  ----------
  Net income (loss) per common
    share.......................  $     .49  $     (1.43) $     .04  $    (.04)
                                  ---------  -----------  ---------  ----------
                                  ---------  -----------  ---------  ----------
Weighted average common shares
  outstanding...................     94,600       94,600     93,582    102,725
OTHER DATA:
EBITDA (1)......................  $ 126,356  $  (181,189) $  79,042  $ 149,117
Rent expense on operating leases
  bought out as part of the
  transactions(1)...............     35,946       17,746         --         --
Net cash provided by operating
  activities....................    103,803      153,649    147,630    154,627
Net cash used for investing
  activities....................    (51,841)  (1,121,145)   (26,053)   (45,794)
Net cash (used for) provided by
  financing activities..........    (51,962)     967,496    (74,723)   (83,365)
Capital expenditures............  $  46,557  $ 1,128,255  $  23,419  $  46,141



                                                         JUNE 30, 1999
                                                    -----------------------
                                                      ACTUAL     PRO FORMA
                                                    ----------  -----------

BALANCE SHEET DATA:
Working capital(5)................................  $  152,646  $  155,795
Total assets......................................   2,428,619   2,445,083
Total long-term obligations(6)....................   1,781,968   1,685,468
Total stockholders' equity........................     341,762     457,875

            NOTES TO SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA
                             (DOLLARS IN THOUSANDS)

1) PCA calculates "EBITDA" as income (loss) before interest, income taxes and extraordinary item, as reported, plus depreciation, depletion and amortization as reported in the statement of cash flows, as presented in the following table:

                                                                       PCA                                 PCA(2)
                                                                     --------         GROUP         ---------------------
                                         GROUP                         PRO     -------------------              PRO FORMA
                    ------------------------------------------------  FORMA      SIX      JAN. 1,   APRIL 12,      SIX
                                                                       YEAR     MONTHS     1999       1999       MONTHS
                                YEAR ENDED DECEMBER 31,               ENDED     ENDED     THROUGH    THROUGH      ENDED
                    ------------------------------------------------ DEC. 31,  JUNE 30,  APRIL 11,  JUNE 30,    JUNE 30,
                      1994      1995      1996      1997      1998     1998      1998      1999       1999        1999
                    --------  --------  --------  --------  -------- --------  --------  ---------  ---------   ---------
                                                               (IN THOUSANDS)
Income (loss)
  before interest,
  income taxes and
  extraordinary
  item............  $127,986  $372,714  $155,311  $ 49,843  $121,750 $162,360  $ 78,971  $(212,094) $ 45,390    $ 71,309
Add: Depreciation,
  depletion and
   amortization...    50,162    62,906    78,730    87,752    96,950 148,541     47,385     30,905    33,652      77,808
                    --------  --------  --------  --------  -------- --------  --------  ---------  ---------   ---------
EBITDA............  $178,148  $435,620  $234,041  $137,595  $218,700 $310,901  $126,356  $(181,189) $ 79,042    $149,117
                    --------  --------  --------  --------  -------- --------  --------  ---------  ---------   ---------
                    --------  --------  --------  --------  -------- --------  --------  ---------  ---------   ---------

    For the historical periods, income (loss) before interest, income taxes and extraordinary item, includes charges for rent expense on operating leases bought out as part of the transactions. As a result of the lease buy out, PCA will no longer incur this rent expense, but will record non-cash charges for depreciation and depletion related to these assets, which are now owned rather than leased. This depreciation/depletion expense will be similar, but not identical, to the amount of rent expense. On a pro forma basis for 1998, the incremental depreciation/depletion was $7,200 less than the historical rent expense, resulting in a net increase of $4,284 to pro forma 1998 net income. To better understand historical EBITDA in relation to pro forma EBITDA for the periods presented, we believe it may be useful to add back this rent expense to reported EBITDA for the historical periods.

    PCA's EBITDA is included in this prospectus because it is a financial measure used by PCA's management to assess PCA's operating results and liquidity, and because several of the indebtedness covenants in PCA's senior credit facility and in the notes indenture are based upon a calculation that utilizes EBITDA.

    EBITDA should not be considered in isolation or viewed as a substitute for cash flow from operations, net income or other measures of performance as defined by generally accepted accounting principles, or as a measure of a company's overall profitability or liquidity. In addition, EBITDA does not represent the cash available to investors because capital expenditures, debt service and income taxes are not deducted when calculating EBITDA.

    PCA understands that EBITDA as used herein is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.

    In analyzing 1998 pro forma EBITDA for liquidity purposes, PCA also believes that the following additional adjustments should be considered by investors:

Pro forma EBITDA for 1998..............................................................  $ 310,901
Adjustments:
  Other income(a)......................................................................    (41,592)
  Non-recurring restructuring charge(b)................................................     14,385
  Reduction in corporate overhead(c)...................................................     32,954
  Cost savings from restructuring(d)...................................................     10,800
                                                                                         ---------
Adjusted pro forma EBITDA for 1998.....................................................  $ 327,448
                                                                                         ---------
                                                                                         ---------

    a) Other income for 1998 consists substantially of nonrecurring items, such as gains on the sale of non-strategic woodlands and a recycled paperboard joint venture investment, that PCA believes are not relevant in analyzing recurring EBITDA.

    b) During the fourth quarter of 1998, the Group adopted a restructuring plan to eliminate approximately 100 personnel and close down four facilities associated with the Group's business. As of December 31, 1998, substantially all actions specified in the plan had been completed. A charge of $14,385 was recorded for severance benefits, exit costs and asset impairments, and is reflected in the Group's 1998 operating profit. PCA believes that this non-recurring charge is not relevant in analyzing recurring EBITDA.

    c) As part of Tenneco, the Group was allocated $63,114 of Tenneco corporate and TPI overhead expenses based on a variety of allocation methods. In analyzing the carved-out business on a stand-alone basis, PCA estimates that these costs will be approximately $30,160 for the first year following the closing of the transactions. The determination of that estimate is based on detailed analyses that consider (1) compensation and benefits for TPI and new employees who are employed by PCA in corporate functions such as in information technology, human resources, finance and legal, and (2) non-payroll costs incurred by these departments. Where applicable, the estimates consider the terms of transition service arrangements between PCA and TPI.

    d) The restructuring referred to in Note (b) above will result in reduced cost of sales and selling and administrative expenses. This adjustment represents the Group's estimate of the cost savings that would have been achieved in 1998 if the restructuring had been in effect for all of 1998.

2) There was no activity for PCA from January 25, 1999, its date of inception, through April 11, 1999.

3) The corporate overhead allocation represents the amounts charged by Tenneco and TPI to the Group for its share of Tenneco's and TPI's corporate expenses. On a stand-alone basis, management estimates that PCA's overhead expense will be $30,160 for the first twelve months following the acquisition.

4) This line item consists of non-recurring charges recorded in the fourth quarter of 1998 and the first quarter of 1999 pertaining to a restructuring charge and an impairment charge, respectively. For further information about these charges, refer to Notes 7 and 14 to the Group's audited combined financial statements and Note 7 to PCA's unaudited consolidated financial statements.

5) Working capital represents (a) total current assets excluding cash and cash equivalents less (b) total current liabilities excluding the current maturities of long-term debt.

6) Total long-term obligations includes long-term debt, the current maturities of long-term debt, and redeemable preferred stock.


7) Earnings per share through April 11, 1999 has been calculated using the historical earnings of the Group and the number of common shares resulting from the closing of the acquisition on April 12, 1999 (94,600,000 common shares). For the PCA historical period from April 12, 1999 to June 30, 1999, earnings available to common stockholders includes a reduction for $2,749 of preferred stock dividends. For both pro forma periods, there is no reduction for preferred dividends because the preferred stock redemption to be completed using proceeds from the offerings is treated as if it occurred at the beginning of 1998.



    For all periods presented through April 11, 1999, basic and diluted earnings per share are the same because there are no potentially dilutive other securities. For the PCA historical period from April 12, 1999 to June 30, 1999 and both pro forma periods, diluted earnings per share includes the dilutive effect of the 6,576,460 options granted in June 1999. This dilutive effect is calculated using the treasury stock method and the expected initial public offering price.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS IN ADDITION TO THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS BEFORE DECIDING WHETHER TO MAKE AN INVESTMENT IN THE COMMON STOCK. IF ANY OF THE EVENTS DESCRIBED BELOW ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR OPERATING RESULTS COULD BE ADVERSELY AFFECTED IN A MATERIAL WAY. THIS COULD CAUSE THE TRADING PRICE OF OUR COMMON STOCK TO DECLINE, PERHAPS SIGNIFICANTLY.

INDUSTRY RISKS

INDUSTRY EARNINGS CYCLICALITY--PERIODIC IMBALANCES OF SUPPLY AND DEMAND AFFECT THE PRICE AT WHICH WE CAN SELL CONTAINERBOARD AND OUR EARNINGS.

    The price at which we can sell containerboard could fall if industry oversupply conditions return or economic conditions deteriorate. This could significantly reduce our cash flow and could have a material adverse effect on our results of operations and our financial condition.

    Historically, prices for containerboard have reflected changes in containerboard supply and demand. Changes in containerboard supply result from capacity additions or reductions, as well as changes in inventory levels. Containerboard demand is dependent upon both domestic demand for corrugated packaging products and the demand for linerboard exports, which represent about 20% of total U.S. linerboard shipments, according to the Pulp & Paper 1999 North American Fact Book. Domestic demand for corrugated packaging is the more stable factor. It generally corresponds to changes in the rate of growth in the U.S. economy.

    From 1994 to 1996, capacity additions outpaced both domestic and export demand for containerboard. This excess supply led to lower industry operating rates and declining prices from late-1995 until mid-1997. Although prices generally improved from mid-1997 through mid-1998, the containerboard market was still adversely affected by weaker containerboard exports. This weakness was most apparent in shipments to Asia during the second half of 1998.

    The supply/demand balance has improved in recent months and the average price of linerboard has risen approximately 25% since January 1999. However, industry oversupply conditions could return or economic conditions could deteriorate in the future.

    PCA produced approximately 2.1 million tons of containerboard in 1998. If the price per ton of containerboard sold by PCA decreased by $10 per ton, PCA's operating income would have decreased by about $21 million.

COMPETITION--THE INTENSITY OF COMPETITION IN OUR INDUSTRY COMBINED WITH THE COMMODITY NATURE OF CONTAINERBOARD COULD RESULT IN DOWNWARD PRESSURE ON PRICING, WHICH COULD HAVE AN ADVERSE EFFECT ON OUR OPERATING RESULTS.

    PCA operates in an industry that is highly competitive, with no single containerboard or corrugated packaging producer having a dominant position. PCA's primary competition for sales of containerboard are a number of large, diversified paper companies, including Georgia-Pacific Corporation, International Paper Company, Smurfit-Stone Container Corporation, Temple-Inland Inc., Weyerhaeuser Company and Willamette Industries, Inc. All of the companies other than Willamette are larger than PCA based on 1998 production capacity. On a national level, our primary competitors for corrugated packaging include Four M Corporation, Gaylord Container Corporation, Georgia-Pacific Corporation, International Paper Company, Smurfit-Stone Container Corporation, Temple-Inland Inc., Weyerhaeuser Company and Willamette Industries, Inc. Many of these companies are larger than PCA based on 1998 production capacity. The intensity of competition, together with the commodity nature of containerboard, can lead to lower prices.

    PCA produced approximately 2.1 million tons of containerboard in 1998. If the price per ton of containerboard sold by PCA decreased by $10 per ton, PCA's operating income would have decreased by about $21 million.

    We can not assure you that containerboard and corrugated packaging pricing will not decline in the future.

CLUSTER RULE COMPLIANCE--PCA WILL INCUR INCREASED CAPITAL COSTS TO MEET CLUSTER RULE REQUIREMENTS.

    We currently expect to spend approximately $60 million between 1999 and 2005 to achieve compliance with new Cluster Rule requirements. Our costs to achieve Cluster Rule compliance could be significantly higher than our estimate.

    In April 1998, the United States Environmental Protection Agency finalized the Cluster Rules, which govern all pulp and paper mill operations, including those at our mills. Over the next several years, the Cluster Rules will limit our allowable discharges of air and water pollutants. As a result, we and our competitors are required to incur costs to ensure compliance with these new rules During 1997 and 1998, we spent approximately $3 million on Cluster Rule compliance. We currently estimate that total capital costs for Cluster Rule compliance will be $13 million for 1999 and $18 million for 2000.

COMPANY RISKS

LEVERAGE--OUR BUSINESS MAY BE ADVERSELY IMPACTED AS A RESULT OF OUR SUBSTANTIAL LEVERAGE, WHICH REQUIRES THE USE OF A SUBSTANTIAL PORTION OF OUR EXCESS CASH FLOW AND MAY LIMIT OUR ACCESS TO ADDITIONAL CAPITAL.

    After the offerings, we will continue to have a significant amount of indebtedness, and we have the right to incur additional indebtedness. The following chart shows important credit statistics as of the closing of the transactions on April 12, 1999 and as of June 30, 1999:

                                                                   AT APRIL 12,   AT JUNE 30,
                                                                       1999          1999
                                                                   -------------  -----------
                                                                         (IN MILLIONS)
Total indebtedness...............................................   $   1,769.0    $ 1,685.5
Preferred stock..................................................   $     100.0    $   100.0
Stockholders' equity.............................................   $     325.8    $   341.8

    For the period from January 1, 1999 to April 11, 1999, earnings were insufficient to cover fixed charges by $212.3 million. On a pro forma basis for the six months ended June 30, 1999, earnings were insufficient to cover (1) fixed charges by $6.9 million and (2) fixed charges and preferred stock dividends by $13.1 million.

    Our substantial indebtedness could have important consequences to you. For example, it could:

    - prevent us from satisfying our obligations with respect to our outstanding indebtedness, which could lead to an event of default and an acceleration of that indebtedness;

    - increase our vulnerability to general adverse economic and industry conditions by limiting our flexibility in planning for and reacting to changes in our business and industry;

    - require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes;

    - limit our ability to make strategic acquisitions or take other corporate action;

    - place us at a competitive disadvantage compared to our competitors that have proportionately less debt; and

    - limit our ability to borrow additional funds and increase the cost of funds that we can borrow.

ADDITIONAL BORROWINGS AVAILABLE--WE AND OUR SUBSIDIARIES MAY BE ABLE TO INCUR SUBSTANTIALLY MORE DEBT, WHICH COULD INCREASE THE RISKS CREATED BY OUR SUBSTANTIAL INDEBTEDNESS.

    We and our subsidiaries may be able to incur substantial additional indebtedness in the future. For example, the senior credit facility permits additional borrowings of up to $250.0 million, all of which are currently available for borrowing, and the indenture governing our notes also permits us to incur additional indebtedness. If new debt is added to our or our subsidiaries' current debt levels, the related risks that we and they now face could intensify.

RESTRICTIONS IMPOSED BY THE SENIOR CREDIT FACILITY AND THE INDENTURE GOVERNING OUR NOTES-- OUR OPERATING FLEXIBILITY IS LIMITED IN SIGNIFICANT RESPECTS BY THE RESTRICTIVE COVENANTS IN OUR SENIOR CREDIT FACILITY AND THE INDENTURE GOVERNING OUR NOTES.

    Our senior credit facility and the indenture governing our notes impose restrictions on us that could increase our vulnerability to general adverse economic and industry conditions by limiting our flexibility in planning for and reacting to changes in our business and industry. Specifically, these restrictions limit our ability, among other things, to:

- - incur additional indebtedness;               - enter into transactions with affiliates;

- - pay dividends and make distributions;        - enter into sale and leaseback transactions;

- - issue stock of subsidiaries;                 - make capital expenditures;

- - make investments;                            - merge or consolidate our company; and

- - repurchase stock;                            - transfer and sell assets.

- - create liens;

COST OF RAW MATERIALS--AN UNEXPECTED INCREASE IN THE COST OF WOOD FIBER COULD HAVE AN ADVERSE EFFECT ON OUR BUSINESS.

    We may not have continued access to sufficient quantities of wood fiber at current prices. Wood fiber is the largest component we use in producing containerboard. We presently satisfy about 20% of our fiber needs with wood cut from company-owned or leased timberland. We purchase wood fiber from others to meet about 60% of our fiber requirements. The remaining 20% of our fiber needs are met with recycled fiber. We are more dependent on purchased wood fiber than some of our competitors. As a result, we may be more vulnerable than some competitors to increases in the market price for wood fiber.

    In addition, we are considering the possible sale of a significant portion of our timberland. If we cannot negotiate a wood fiber purchase agreement with the potential buyer or locate other sources of wood fiber at costs comparable to our current levels, our vulnerability to market price increases will increase. PCA spends approximately $150 million annually for purchased wood fiber. If the price of all wood fiber purchased increased by 10%, our annual fiber cost would increase by about $15 million.

DEPENDENCE UPON KEY PERSONNEL--A LOSS OF KEY PERSONNEL COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

    Our success is highly dependent on the skills, experience and efforts of Paul T. Stecko, our Chairman of the Board and Chief Executive Officer, William
J. Sweeney, our Executive Vice President-Corrugated Products and Mark W. Kowlzan, our Vice President-Containerboard/Wood Products. These executives are not bound by employment contracts. The loss of services of one or more of these individuals could have a material adverse effect on our company.

    In addition, as our business develops and expands, we believe that our future success will depend on our continued ability to attract and retain highly skilled and qualified personnel. We cannot assure you that we will be able to continue to employ key personnel or that we will be able to attract and retain qualified personnel in the future. Failure to retain or attract key personnel could have a material adverse effect on our business, financial condition and results of operations.

ENVIRONMENTAL MATTERS--PCA MAY INCUR SIGNIFICANT ENVIRONMENTAL REMEDIATION COSTS WITH RESPECT TO BOTH PAST AND FUTURE OPERATIONS.

    We are subject to, and must comply with, a variety of federal, state and local environmental laws, particularly those relating to air and water quality, waste disposal and the cleanup of contaminated soil and groundwater. Because environmental regulations are constantly evolving, we have incurred, and will continue to incur, costs to maintain compliance with those laws. Although we have established reserves to provide for future environmental liability, these reserves may not be adequate.

    Because liability for remediation costs under environmental laws is strict, meaning that liability is imposed without fault, joint and several, meaning that liability is imposed on each party without regard to contribution, and retroactive, we could receive notifications of cleanup liability in the future and this liability could be material. From January 1994 through June 1999, remediation costs at our mills and converting plants totaled about $2.3 million. As of June 30, 1999, we maintained a reserve of $83,000 for environmental remediation liability as well as a general overall environmental reserve of $3,369,000, which includes funds relating to onsite landfills and surface impoundments as well as on-going and anticipated remedial projects. We currently estimate that total capital costs for environmental matters, including Cluster Rule compliance, will be $16 million for 1999 and $22 million for 2000.

    We could also incur environmental liabilities as a result of claims by third parties for civil damages, including liability for personal injury or property damage, arising from releases of hazardous substances or contamination on properties on which we now conduct or formerly conducted operations.

TECHNOLOGY, FINANCIAL AND ADMINISTRATIVE REQUIREMENTS--WE MAY INCUR INCREASED COSTS TO OBTAIN NECESSARY TECHNOLOGICAL, FINANCIAL AND ADMINISTRATIVE SERVICES AFTER OUR TRANSITION AGREEMENT WITH TPI EXPIRES.

    Before the transactions, the Group operated as a division of TPI, which is a subsidiary of Tenneco. Tenneco provided the Group with treasury, tax and selected administrative, financial reporting and information system services. As part of the sale of the Group, we negotiated a Technology, Financial and Administrative Transition Services Agreement with TPI for TPI and its affiliates to provide these services to PCA for a period of twelve months. PCA has an option to extend this agreement for an additional six months.

    To continue to operate, we will need to extend the agreement with TPI, locate another service provider or develop the capability to provide these services internally. We may not be able to obtain these services at comparable costs after expiration of the existing agreement.

    This agreement covers storage and maintenance services for management and operating data, telecommunications and data communications support services, technical computer assistance for personal and mainframe computer users, and disaster planning and recovery services, payroll and related functions, periodic financial reporting, bank account reconciliation, fixed asset accounting, and treasury and cash management administration. This agreement establishes fixed hourly rates for providing these services. The rates charged reflect TPI's actual costs, including TPI's overhead, for providing these services, but do not reflect any Tenneco corporate overhead. There is a cost cap to ensure that TPI uses its resources efficiently and we have the right to cancel any services with 90-days notification.

    Under the existing agreement, we will pay TPI up to $13.0 million annually. If our cost to obtain these services increases by 10%, our annual costs for these services would increase by $1.3 million.

UNCERTAINTY OF FUTURE BUSINESS WITH TPI AND ITS AFFILIATE, TENNECO AUTOMOTIVE--IF WE ARE UNABLE TO RENEW OUR PURCHASE/SUPPLY AGREEMENTS WITH TPI AND TENNECO AUTOMOTIVE THERE MAY BE AN ADVERSE EFFECT ON OUR EARNINGS.

    We have agreed to supply TPI and Tenneco Automotive, Inc. with their containerboard and corrugated packaging requirements for five years, through April 11, 2004. The agreements cover all containerboard and corrugated products that were purchased by TPI and its affiliates during the 12 months before April 12, 1999. We may not be able to extend these agreements beyond five years, and the loss of TPI and Tenneco Automotive as customers could have an adverse impact on our earnings if we are unable to replace that business at comparable profit levels.

    As a result of these agreements, TPI and its affiliates are our largest customer for all products, which includes both linerboard and corrugated products, and our largest customer for corrugated products only. For the six months ended June 30, 1999, TPI and its affiliates accounted for $43.7 million, or 5.4%, of our sales of all products and $37.8 million, or 5.6%, of our sales of corrugated products.

    Prices under these agreements were established based on prices charged to these customers before the closing of the transactions and will be adjusted if the published market price for containerboard changes. In addition, we may change prices annually for changes in the actual cost of items other than containerboard. We believe that the pricing, terms and conditions for these agreements are competitive by market standards for customers with comparable volume and product specifications.

    If PCA had to replace all of its business with TPI and its affiliates with new business which was only 75% as profitable, PCA's annual operating income would decrease by approximately $2 million.

CONTROLLING STOCKHOLDER; POTENTIAL CONFLICTS--THE INTERESTS OF OUR CONTROLLING STOCKHOLDER COULD CONFLICT WITH THOSE OF THE OTHER HOLDERS OF THE COMMON STOCK.


    After the offerings, PCA Holdings will beneficially own 49.0% of the outstanding common stock of PCA. As a result, PCA Holdings will effectively have the ability to elect all of the members of our board of directors, appoint new management and approve any action requiring the approval of our stockholders. The directors have the authority to make decisions affecting our capital structure, including the issuance of additional indebtedness and the declaration of dividends. The interests of PCA Holdings could conflict with the interests of the other holders of the common stock.

YEAR 2000 ISSUE--OUR FAILURE, OR THE FAILURE OF OUR SUPPLIERS OR CUSTOMERS, TO ADDRESS INFORMATION TECHNOLOGY ISSUES RELATED TO THE YEAR 2000 COULD ADVERSELY AFFECT OUR OPERATIONS.


    PCA has substantially completed an inventory of its information technology and non-information technology systems to identify and assess Year 2000 issues and is in the process of remediating or replacing any non-compliant systems. As of August 31, 1999, 85% of our information technology systems and 100% of our non-information technology systems were Year 2000 compliant. We have sent Year 2000 compliance surveys to our significant suppliers and other vendors to determine whether they will be able to resolve in a timely manner any Year 2000 problems that may affect PCA. We have identified three suppliers, each of which is a supplier to a local corrugated products plant, which did not sufficiently respond to our Year 2000 compliance survey. Although not considered critical, contingency plans have been developed to address possible supply problems with these three suppliers. We have identified alternative sources of supply and alternative manufacturing locations as contingency plans to address any failure of supply associated with these suppliers. We have not attempted to evaluate the Year 2000 compliance of our customers because we do not think it is practicable to do so.


    The potential effect if we or third parties with whom we do business are unable to timely resolve Year 2000 issues is not determinable, but we believe that our most reasonably likely Year 2000 worst case scenario would involve:

    - short-term down time for some of our equipment as a result of process control device malfunctions at our mills and corrugated products plants;

    - temporary disruption of deliveries of supplies and products due to truck shortages;


    - transferring production from the three plants associated with the three suppliers who did not sufficiently respond to our Year 2000 compliance survey; and


    - possible errors and delays, as well as increased labor costs, associated with manually taking orders, scheduling, production reporting and processing billing and shipping information if our customers experience system failures.


    Based on current estimates, we expect to incur costs of approximately $5 million to address Year 2000 issues. As of August 31, 1999, we had paid $4.5 million of those costs.


INVESTMENT RISKS


USE OF PROCEEDS--WE EXPECT TO USE SUBSTANTIALLY ALL OF THE NET PROCEEDS OF THE PRIMARY OFFERINGS TO REDEEM ALL OF OUR OUTSTANDING SENIOR EXCHANGEABLE PREFERRED STOCK AND, AS A RESULT, WE MAY BE UNABLE TO MEET OUR FUTURE CAPITAL AND LIQUIDITY REQUIREMENTS.



    We expect to use substantially all of the net proceeds of the primary offerings of our common stock to redeem all of our outstanding senior exchangeable preferred stock. As a result, little or none of the net proceeds will be available to fund current or future operations. We expect that our principal sources of funds following the offerings will be cash generated from operating activities and, if necessary, borrowings under our senior credit facility. We cannot assure you that these funds will provide us with sufficient liquidity and capital resources for us to meet our current and future financial obligations, or to provide funds for our working capital, capital expenditures and other needs for the foreseeable future. We may require additional equity or debt financing to meet our working capital requirements or to fund our capital expenditures. Additional financing may not be available if and when required or, if available, may not be on terms satisfactory to us.

ABSENCE OF PUBLIC MARKET--THE ABSENCE OF A PUBLIC MARKET FOR OUR COMMON STOCK CREATES UNCERTAINTY IN THE MARKET PRICE.

    Immediately before the offerings, you could not buy or sell our common stock publicly. We and the selling stockholder will negotiate and determine the initial public offering price with the representatives of the underwriters based on several factors including:

    - prevailing market conditions;

    - PCA's historical performance;

    - estimates of the business potential and earnings prospects of PCA;

    - an assessment of PCA's management; and

    - consideration of the above factors in relation to the market valuation of companies in related businesses.

    The negotiated initial public offering price may not accurately reflect the true market value of PCA.

ABSENCE OF PUBLIC MARKET--YOU MAY NOT BE ABLE TO RESELL YOUR COMMON STOCK, OR MAY HAVE TO SELL IT AT A DISCOUNT IF AN ACTIVE TRADING MARKET IS NOT DEVELOPED AND MAINTAINED.

    No public market currently exists for our common stock. Although we intend to list the common stock on the New York Stock Exchange, a liquid market for the common stock may not develop or be maintained. As a result, you may not be able to sell your shares of common stock or may have to sell them at a discount.

PRICE AND VOLUME FLUCTUATIONS--THE TRADING VOLUME AND PRICE OF OUR COMMON STOCK COULD FLUCTUATE SUBSTANTIALLY.

    The market for our shares may be subject to extreme price and volume fluctuations. We believe that a number of factors, both within and outside our control, could cause the trading volume and price of our common stock to fluctuate, perhaps substantially. Important factors that could cause our common stock to fluctuate include:

    - announcements of developments related to our business or our competitors' or customers' businesses;

    - fluctuations in our financial results;

    - general conditions or developments in the containerboard and corrugated packaging products business;

    - potential sales of our common stock into the marketplace by us or our stockholders; and

    - a shortfall in revenue, gross margin, earnings or other financial results or changes in research analysts' expectations.

AVAILABILITY OF SIGNIFICANT AMOUNTS OF COMMON STOCK FOR SALE--THE MARKET PRICE OF OUR COMMON STOCK COULD BE ADVERSELY AFFECTED AS A RESULT OF THE AVAILABILITY OF A SIGNIFICANT AMOUNT OF OUR COMMON STOCK FOR SALE.


    The future sale of a substantial number of shares of common stock in the public market following the offerings, or the perception that future sales could occur, could adversely affect the prevailing market price of our common stock. Approximately 102,725,000 shares of our common stock will be outstanding after completion of the offerings and approximately 6,576,460 additional shares of common stock will be subject to currently exercisable options. All 42,875,000 shares of common stock being offered in the offerings will be eligible for immediate resale in the public market without restriction, except for shares purchased by one of our affiliates.



    Our officers and directors and all of our existing stockholders have agreed with the underwriters not to offer, sell, hedge, or contract to sell, hedge or otherwise dispose of any of their shares of common stock or any other securities of PCA that they own that are substantially similar to the common stock for a period of at least 180 days after the date of the offerings without the prior written approval of Goldman, Sachs & Co. After the 180 day lock-up period expires, these shares will be freely tradeable, subject to limitations imposed by Rule 144 and Rule 701 under the Securities Act and, in some cases, to transfer restrictions contained in management equity agreements.



    Beginning 180 days after the completion of the offerings, PCA Holdings, which currently holds 50,306,960 shares of our common stock, will have the right to require us to register its shares of common stock under the Securities Act at our expense.


CHARTER DOCUMENTS--SOME OF THE PROVISIONS OF OUR CHARTER DOCUMENTS COULD DISCOURAGE POTENTIAL ACQUISITION PROPOSALS AND COULD DELAY, DETER OR PREVENT A CHANGE IN CONTROL.

    PCA's certificate of incorporation and its bylaws may have the effect of making it more difficult for a third party to acquire, or could discourage a third party from attempting to acquire, control of PCA.

    PCA's certificate of incorporation authorizes its board of directors, subject to any limitations prescribed by law, to issue shares of preferred stock in one or more series without stockholder approval. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from acquiring, a majority of PCA's outstanding voting stock.

                           FORWARD-LOOKING STATEMENTS


    This prospectus includes forward-looking statements about us that are subject to risks and uncertainties. Forward-looking statements include information concerning our future financial condition and business strategy. Statements that contain words such as "believes," "expects," "anticipates," "intends," "estimates" or similar expressions are forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. While we believe these expectations and projections are reasonable, forward-looking statements are inherently subject to risks, uncertainties and assumptions about us, including, among other things, those risks identified under the caption "Risk Factors."

                                THE TRANSACTIONS

    In July 1998, Tenneco announced its intent to pursue strategic alternatives which could result in the separation of Tenneco's automotive, specialty packaging and containerboard and corrugated packaging products businesses. Tenneco analyzed various alternatives for the separation of TPI's containerboard and corrugated packaging products business, which we often refer to in this prospectus as the Group, including a sale, merger, spin-off or initial public offering. TPI entered into negotiations with Madison Dearborn for the sale of the Group in January 1999. Madison Dearborn, a private equity investment firm that invests in this sector, believed that the Group represented an attractive investment opportunity.

    On January 25, 1999, TPI entered into a contribution agreement to sell the Group to PCA, an entity formed by Madison Dearborn in January 1999, for $2.2 billion, consisting of $246.5 million in cash, the assumption of $1.76 billion of debt incurred by TPI immediately prior to the contribution, and a 45% common equity interest in PCA valued at $193.5 million. Under the terms of the contribution agreement, PCA Holdings, an entity organized and controlled by Madison Dearborn, acquired the remaining 55% common equity interest in PCA for $236.5 million in cash, which was used to finance in part the transactions.

    The financing of the transactions consisted of (1) borrowings under the senior credit facility, (2) the offering of the senior subordinated notes, (3) the offering of the senior exchangeable preferred stock, (4) a cash equity investment of $236.5 million by PCA Holdings and (5) an equity investment by TPI valued at $193.5 million.

    The senior credit facility was entered into to finance in part the transactions and to pay related fees and expenses and to provide future borrowings to PCA for general corporate purposes, including working capital. The senior credit facility consists of three term loan facilities in an original aggregate principal amount of $1.21 billion and a revolving credit facility with up to $250 million in availability. PCA's total borrowings under the senior credit facility as of June 30, 1999 consisted of $1.135 billion of term loans. No amounts were outstanding under the revolving credit facility as of that date.

    The following table sets forth the sources and uses of funds for the transactions.

DOLLARS IN THOUSANDS
SOURCES OF FUNDS:
  Senior credit facility
    Revolving credit facility (a)..............................  $    9,000
    Term Loan A................................................     460,000
    Term Loan B................................................     375,000
    Term Loan C................................................     375,000
  Notes........................................................     550,000
  Preferred stock..............................................     100,000
  PCA Holdings equity investment...............................     236,500
  TPI equity investment........................................     193,500
                                                                 ----------
    Total......................................................  $2,299,000
                                                                 ----------
                                                                 ----------
USES OF FUNDS:
  Acquisition consideration (b)................................  $2,200,000
  Estimated fees, expenses and working capital (c).............      99,000
                                                                 ----------
    Total......................................................  $2,299,000
                                                                 ----------
                                                                 ----------

- --------------

(a) Immediately after the closing of the transactions, we had $241 million in additional availability under our new revolving credit facility. As of June 30, 1999, we had $250 million in availability and no borrowings outstanding under the revolving credit facility. If we had, the interest rate would have been 7.75% per annum on any amounts borrowed.


(b) The acquisition consideration does not include the impact of a post-closing price adjustment based on changes to the net working capital of the containerboard business from September 30, 1998 through the closing. On August 25, 1999, PCA Holdings and TPI agreed that the acquisition consideration should be reduced as a result of this adjustment by an amount equal to $20 million plus interest through the date of payment by TPI. On September 23, 1999, TPI paid PCA $20.7 million, representing the $20 million adjustment and $0.7 million of interest. PCA recorded $11.9 million of this amount on the June 30, 1999 balance sheet, representing the amount that was previously agreed to, and intends to record the remaining amount in September 1999.


(c) Includes a fee paid to Madison Dearborn at the closing of the transactions of $15 million plus out-of-pocket expenses incurred in connection with the transactions.


    Before the closing of the transactions in April 1999, it was agreed that after the closing, members of PCA's management would have the right to acquire PCA common stock at the same price per share being paid by PCA Holdings in the transactions, and receive options with an exercise price equal to the amount being paid by PCA Holdings for common stock in the transactions. After the closing of the transactions, PCA offered to 125 members of management of PCA shares of common stock of PCA at the same price per share paid by PCA Holdings. These employees included five executive officers, 11 senior managers and 109 facility and key managers. Of these employees, 113 elected to purchase common stock in the offering. PCA sold a total of 3,132,800 shares of common stock in the management offering. The proceeds were used to redeem 1,723,040 shares from PCA Holdings and 1,409,760 shares from TPI. PCA also issued to management options to purchase 6,576,460 shares.


    Before the closing of the transactions, TPI agreed under the terms of the contribution agreement to purchase certain timberland that was leased by TPI for use by the containerboard business and buy-out all remaining mill operating leases (collectively, the "Lease Buy-out"). As a result of the Lease Buy-out, PCA owns approximately 800,000 acres of timberland, has lease or harvest rights to 150,000 acres of timberland and owns all of its mills.

                                USE OF PROCEEDS


    The net proceeds to PCA from the sale of the 8,125,000 shares of common stock being offered by it in the offerings are estimated to be approximately $132,588,000 at an assumed initial public offering price of $17.50 per share, after deducting the estimated underwriting discounts and offering expenses of $9,600,000 payable by PCA.


    PCA will use the net proceeds to redeem all outstanding shares of its 12 3/8% senior exchangeable preferred stock due 2010 (1,058,094 shares as of October 1, 1999) at a redemption price of 112.375% of its liquidation preference, plus accrued and unpaid dividends through the date of redemption. If the redemption occurred on November 1, 1999, the redemption price would be 112.375% of $105,809,375, plus $1,091,159 of accrued and unpaid dividends, or $119,994,444.


    Any net proceeds received by PCA in excess of the amounts required to redeem the outstanding senior exchangeable preferred stock will be used to pay down debt or for general corporate purposes, including working capital. Any proceeds used to pay down debt would be applied ratably to the following term loans oustanding under PCA's senior credit facility:



    - Term Loan A, which matures in quarterly installments from September 1999 through 2005, with an interest rate of 8.0625% and $427,685,950 outstanding as of September 1, 1999;



    - Term Loan B, which matures in quarterly installments from September 1999 through 2007, with an interest rate of 8.5625% and $348,657,025 outstanding as of September 1, 1999; and



    - Term Loan C, which matures in quarterly installments from September 1999 through 2008, with an interest rate of 8.8125% and $348,657,025 outstanding as of September 1, 1999.


    PCA will not receive any of the proceeds from the sale of the shares by the selling stockholder in the offerings.

                                    DILUTION


    The net tangible book value of PCA as of June 30, 1999 was approximately $340.1 million, or $3.60 per share of common stock. Net tangible book value per share represents the amount of our stockholders' equity, less intangible assets, divided by 94,600,000 shares of common stock outstanding as of June 30, 1999.



    After giving effect to the sale of the 8,125,000 shares of common stock being offered by PCA at an assumed initial public offering price of $17.50 per share, after deducting estimated underwriting discounts and commissions and offering expenses payable by PCA, and after using most of the net proceeds to redeem the senior exchangeable preferred stock, the pro forma net tangible book value of PCA as of June 30, 1999 would have been approximately $456.2 million, or $4.44 per share of common stock. This represents an immediate increase in pro forma net tangible book value of $.84 per share to existing stockholders and an immediate dilution of $13.06 per share to new investors. The following table illustrates this per share dilution:



Assumed initial public offering price per share....              $    17.50
  Net tangible book value per share at June 30,
    1999...........................................  $     3.60
  Increase per share attributable to new
    investors......................................         .84
                                                     ----------
Pro forma net tangible book value per share after
  the offerings....................................                    4.44
                                                                 ----------
Net tangible book value dilution per share to new
  investors........................................              $    13.06
                                                                 ----------
                                                                 ----------



    The following table summarizes on a pro forma basis, as of June 30, 1999, the differences between the existing stockholders and new investors with respect to the number of shares of common stock purchased from PCA, the aggregate consideration paid and the average price per share paid, before deducting estimated underwriting discounts and commissions and offering expenses payable by PCA:



                                                                    TOTAL
                                          SHARES PURCHASED      CONSIDERATION
                                          -----------------   ------------------   AVERAGE PRICE
                                          NUMBER   PERCENT     AMOUNT   PERCENT      PER SHARE
                                          -------  --------   --------  --------   -------------
Existing stockholders...................  94,600,000     92.1% $337,745,000     70.4%   $   3.57
New investors...........................  8,125,000      7.9  142,188,000     29.6      17.50
                                          -------  --------   --------  --------   -------------
  Total.................................  102,725,000    100.0% $479,933,000    100.0%
                                          -------  --------   --------  --------
                                          -------  --------   --------  --------



    The foregoing discussion and tables assume no exercise of any stock options outstanding as of June 30, 1999. As of June 30, 1999, there were options outstanding to purchase a total of 6,576,460 shares of common stock with a weighted average exercise price of approximately $4.55 per share. To the extent that any of these options are exercised, there will be further dilution to new investors.

                                DIVIDEND POLICY

    We intend to retain all earnings for the foreseeable future for use in the operation and expansion of our business and to repay existing indebtedness. Accordingly, we currently have no plans to pay dividends on our common stock. The payment of any future dividends will be determined by PCA's board of directors in light of conditions then existing, including PCA's earnings, financial condition and capital requirements, restrictions in financing agreements, business conditions and other factors. Under the terms of the agreements governing our outstanding indebtedness, we are prohibited or restricted from paying dividends on our common stock. In addition, under Delaware law, we are prohibited from paying any dividends unless we have "capital surplus" or "net profits" available for this purpose, as these terms are defined under Delaware law.

                                 CAPITALIZATION


    The following table sets forth the capitalization of PCA as of June 30, 1999 on an actual basis, and as adjusted to reflect the sale of the 8,125,000 shares of common stock offered by PCA in the offerings at an assumed initial public offering price of $17.50 per share, after deducting the estimated underwriting discounts and offering expenses payable by us, the application of the net proceeds therefrom as described in "Use of Proceeds." The information in this table should be read in conjunction with "Unaudited Pro Forma Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations," the audited combined financial statements of the Group and the related notes and the audited financial statements of PCA and the related note, which appear elsewhere in this prospectus.



                                                                                             JUNE 30, 1999
                                                                                      ----------------------------
                                                                                         ACTUAL       AS ADJUSTED
                                                                                      -------------  -------------
                                                                                             (IN THOUSANDS)

Cash................................................................................  $      46,855  $      64,319
                                                                                      -------------  -------------
                                                                                      -------------  -------------
Debt:
  Senior credit facility
    Revolving credit facility (a)...................................................             --             --
    Term Loan A.....................................................................        431,488        431,488
    Term Loan B.....................................................................        351,756        351,756
    Term Loan C.....................................................................        351,756        351,756
  Notes.............................................................................        550,000        550,000
  Other.............................................................................            468            468
                                                                                      -------------  -------------
    Total debt......................................................................      1,685,468      1,685,468

Senior exchangeable preferred stock, liquidation preference $100 per share;
  3,000,000 shares authorized, 1,000,000 shares issued and outstanding, actual; no
  shares issued and outstanding, as adjusted........................................         96,500             --

Stockholders' equity:
  Preferred stock, par value $.01 per share, 7,000,000 shares authorized, no shares
    issued and outstanding..........................................................             --             --
  Common stock, par value $.01 per share, 300,000,000 shares authorized; 94,600,000 shares issued and outstanding, actual; 102,725,000 shares issued and
    outstanding, as adjusted (b)....................................................            946          1,027
  Additional paid-in capital (b)....................................................        336,799        469,306
  Retained earnings.................................................................          4,017        (12,458)
                                                                                      -------------  -------------
  Total stockholders' equity........................................................        341,762        457,875
                                                                                      -------------  -------------
    Total capitalization............................................................  $   2,123,730  $   2,143,343
                                                                                      -------------  -------------
                                                                                      -------------  -------------


- --------------


(a) As of June 30, 1999, we had $250 million in availability and no borrowings outstanding under our revolving credit facility. If we had, the interest rate would have been 7.75% per annum on any amounts borrowed.



(b) The as adjusted amount does not include the 6,576,460 shares of common stock issuable upon exercise of stock options issued under PCA management equity agreements at an exercise price of approximately $4.55 per share. All of these options will become exercisable upon completion of the offerings.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

    The following unaudited pro forma financial information has been derived by the application of pro forma adjustments, which give effect to the April 12, 1999 transactions, to the historical combined financial statements of the Group, which was acquired by PCA in the transactions, and the historical consolidated financial statements of PCA, both of which are included elsewhere in this prospectus. The transactions include the following related events:

    - borrowings under the senior credit facility;

    - the Lease Buy-out;

    - TPI's contribution of the containerboard and corrugated packaging products business to PCA in exchange for TPI's equity investment and cash;

    - issuance of PCA common stock to PCA Holdings in exchange for cash;

    - PCA's issuance of the notes and preferred stock; and

    - PCA's grant of options to management.


    The unaudited pro forma statements of income for the year ended December 31, 1998 and the six months ended June 30, 1999 give effect to the transactions as if the transactions had been consummated on January 1, 1998. The pro forma adjustments exclude the impacts, if any, resulting from the potential effect of interest rate hedges on the senior credit facility.


    See "The Transactions" for more information about the sale of equity to PCA management. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Market Risk and Risk Management Policies" for more information about the interest rate hedges on the senior credit facility.

    The transactions represented a series of related transactions that fall within the scope of EITF Issue No. 88-16, BASIS IN LEVERAGED BUY-OUT TRANSACTIONS. However, in accordance with the guidance in EITF 88-16, because a change in control was deemed not to have occurred due to the existence of certain participating veto rights held by PCA directors designated by TPI, the transactions are considered a recapitalization-restructuring for which a change in accounting basis is not appropriate. Accordingly, PCA has recorded the Group net assets contributed by TPI at their historical values.


    The pro forma financial information also reflects the issuance by PCA of 8,125,000 shares of common stock in the offerings and the application of the net proceeds therefrom as described in "Use of Proceeds."


    The unaudited pro forma financial information is for comparative purposes only and does not purport to represent what PCA's results of operations would actually have been had the transactions in fact occurred on the assumed dates or to project PCA's results of operations for any future period. The unaudited pro forma financial information should be read in conjunction with the Group's historical combined financial statements and related notes, PCA's historical consolidated financial statements and related notes, "Management's Discussion and Analysis of Financial Condition and Results of Operations," and other financial information included elsewhere in this prospectus.

    The pro forma and other adjustments, as described in the accompanying notes to the unaudited pro forma balance sheet and statements of income, are based on available information and assumptions that management believes are reasonable.

                        PACKAGING CORPORATION OF AMERICA
                       UNAUDITED PRO FORMA BALANCE SHEET


                                                                             PCA         PRO FORMA        PCA
                                                                        JUNE 30, 1999   ADJUSTMENTS    PRO FORMA
                                                                        --------------  ------------  -----------
                                                                                     (IN THOUSANDS)
ASSETS
Current assets:
  Cash and cash equivalents...........................................   $     46,855   $  17,464(a)   $  64,319
  Accounts receivable, net............................................        197,631                    197,631
  Receivables from affiliated companies...............................             --                         --
  Notes receivable....................................................            701                        701
  Inventories.........................................................        152,815                    152,815
  Prepaid expenses and other current assets...........................         15,334                     15,334
                                                                        --------------  ------------  -----------
    TOTAL CURRENT ASSETS..............................................        413,336      17,464        430,800

Property, plant and equipment, at cost:
  Land, timber, timberlands and buildings.............................        708,367                    708,367
  Machinery and equipment.............................................      1,868,973                  1,868,973
  Other, including construction in progress...........................        129,306                    129,306
  Less: Accumulated depreciation and depletion........................       (790,128)                  (790,128)
                                                                        --------------  ------------  -----------
    PROPERTY, PLANT AND EQUIPMENT, NET................................      1,916,518                  1,916,518

  Intangible assets...................................................          1,649                      1,649
  Other long-term assets..............................................         96,122      (1,000)(c)     95,122
  Investments.........................................................            994                        994
                                                                        --------------  ------------  -----------
    TOTAL ASSETS......................................................   $  2,428,619   $  16,464      $2,445,083
                                                                        --------------  ------------  -----------
                                                                        --------------  ------------  -----------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt...................................   $      7,703   $              $   7,703
  Accounts payable....................................................        117,935                    117,935
  Payables to Tenneco affiliates......................................             --                         --
  Accrued interest....................................................         30,682                     30,682
                                                                                             (400)(c)
  Accrued liabilities.................................................         65,218      (2,749)(a)     62,069
                                                                        --------------  ------------  -----------
    TOTAL CURRENT LIABILITIES.........................................        221,538      (3,149)       218,389

Long-term liabilities:
  Long-term debt......................................................      1,677,765                  1,677,765
  Deferred taxes......................................................         84,107                     84,107
  Other liabilities...................................................          6,947                      6,947
                                                                        --------------  ------------  -----------
    TOTAL LONG-TERM LIABILITIES.......................................      1,768,819                  1,768,819

  Mandatorily redeemable preferred stock, liquidation preference $100 per share, 3,000,000 shares authorized, 1,000,000 shares issued and outstanding, actual; no shares issued and outstanding, as
    adjusted..........................................................         96,500     (96,500)(a)         --

  Stockholders' equity:
  Preferred stock, par value $.01 per share, no shares authorized, actual; 7,000,000 shares authorized, pro forma; no shares issued
    and outstanding, actual and pro forma.............................             --                         --
  Junior preferred stock, liquidation preference $1.00 per share, 100
    shares authorized, issued and outstanding.........................             --                         --
  Common stock, par value $.01 per share, 300,000,000 shares authorized; 94,600,000 shares issued and outstanding, actual;
    102,725,000 shares issued and outstanding, pro forma (b)..........            946          81(a)       1,027
  Additional paid in capital (b)......................................        336,799     132,507(a)     469,306
                                                                                             (600)(c)
  Retained earnings...................................................          4,017     (15,875)(a)    (12,458)
                                                                        --------------  ------------  -----------
    TOTAL STOCKHOLDERS' EQUITY........................................        341,762     116,113        457,875
                                                                        --------------  ------------  -----------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY........................   $  2,428,619   $  16,464      $2,445,083
                                                                        --------------  ------------  -----------
                                                                        --------------  ------------  -----------

                        PACKAGING CORPORATION OF AMERICA
                   NOTES TO UNAUDITED PRO FORMA BALANCE SHEET
                             (DOLLARS IN THOUSANDS)


(a) Assumes the net proceeds from the sale of 8,125,000 new shares of common stock will be mainly used to redeem all of the outstanding shares of PCA's 12 3/8% senior exchangeable preferred stock due 2010 (1,000,000 shares as of June 30, 1999) at a redemption price of 112.375% of its liquidation preference, plus accrued and unpaid dividends, as follows:



                                                 ISSUANCE OF     REDEMPTION OF       NET
                                                COMMON STOCK    PREFERRED STOCK  ADJUSTMENT
                                               ---------------  ---------------  -----------
Cash.........................................   $     132,588    $    (115,124)   $  17,464
Accrued dividends............................              --           (2,749)      (2,749)
Preferred stock..............................              --          (96,500)     (96,500)
Common stock.................................              81               --           81
Additional paid-in capital...................         132,507               --      132,507
                                                           --           (3,500)          --
Retained earnings............................              --          (12,375)     (15,875)



(b) Common stock and additional paid-in capital as of June 30, 1999 have been adjusted for the 220-for-one stock split.



(c) Represents the accelerated vesting of the bonus paid to PCA's CEO as a result of the completion of the offerings of PCA's common stock. As this charge is non-recurring, it has not been reflected as an adjustment to the unaudited pro forma statement of income.

                        PACKAGING CORPORATION OF AMERICA
                    UNAUDITED PRO FORMA STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1998


                                                                       PRO FORMA ADJUSTMENTS
                                                                   ------------------------------
                                                       GROUP       APRIL 12, 1999       STOCK         PCA PRO
                                                     HISTORICAL      TRANSACTION      OFFERINGS       FORMA(L)
                                                   --------------  ---------------  -------------  --------------
                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales........................................  $    1,571,019  $         --     $       --     $    1,571,019
                                                                          7,200(a)          --
Cost of sales....................................      (1,289,644)       12,260(b)          --         (1,270,184)
                                                   --------------  ---------------  -------------  --------------
  Gross profit...................................         281,375        19,460             --            300,835
                                                                          1,449(b)
                                                                         (1,973)(c)
                                                                          2,500(d)
Selling and administrative expenses..............        (108,944)        4,400(e)          --           (102,568)
Corporate overhead allocation....................         (63,114)           --             --            (63,114)
Non-recurring restructuring charge...............         (14,385)           --             --            (14,385)
Other income.....................................          26,818        14,774(g)          --             41,592
                                                   --------------  ---------------  -------------  --------------
  Income before interest and income taxes........         121,750        40,610             --            162,360
Interest expense, net............................          (2,782)     (156,694)(h)         --           (159,476)
                                                   --------------  ---------------  -------------  --------------
  Income before income taxes.....................         118,968      (116,084)            --              2,884
Income tax (expense) benefit.....................         (47,529)       47,013(i)          --               (516)
                                                   --------------  ---------------  -------------  --------------
Net income.......................................          71,439       (69,071)            --              2,368
Preferred dividends and accretion of preferred
  stock issuance costs...........................              --       (12,693)(k)     12,693(n)              --
                                                   --------------  ---------------  -------------  --------------
Net income available to common stockholders......  $       71,439  $    (81,764)    $   12,693     $        2,368
                                                   --------------  ---------------  -------------  --------------
                                                   --------------  ---------------  -------------  --------------
Basic net income per common share (o)............                                                  $          .02
                                                                                                   --------------
                                                                                                   --------------
Diluted net income per common share (o)..........                                                  $          .02
                                                                                                   --------------
                                                                                                   --------------

                        PACKAGING CORPORATION OF AMERICA

                    UNAUDITED PRO FORMA STATEMENT OF INCOME

                         SIX MONTHS ENDED JUNE 30, 1999


                                                GROUP                            PRO FORMA ADJUSTMENTS
                                              JANUARY 1,           PCA          -----------------------
                                                 1999         APRIL 12, 1999     APRIL 12,
                                               THROUGH           THROUGH           1999         STOCK     PCA PRO
                                            APRIL 11, 1999   JUNE 30, 1999(M)   TRANSACTION   OFFERINGS    FORMA
                                            --------------   ----------------   -----------   ---------  ---------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales.................................    $ 433,182         $ 373,035        $     --     $      --  $ 806,217
                                                                                      688(a)
Cost of sales.............................     (367,483)         (297,055)          3,440(b)         --   (660,410)
                                            --------------   ----------------   -----------   ---------  ---------
  Gross profit............................       65,699            75,980           4,128     $      --    145,807

                                                                                      367(b)
                                                                                     (493)(c)
                                                                                      701(d)
Selling and administrative expenses.......      (30,584)          (25,136)            829(e)         --    (54,316)
Corporate overhead allocation.............      (14,890)           (5,188)             --            --    (20,078)
Non-recurring impairment charge...........     (230,112)               --         230,112(f)         --         --
Other income (expense), net...............       (2,207)             (266)          2,369(g)         --       (104)
                                            --------------   ----------------   -----------   ---------  ---------
  Income (loss) before interest, income
    taxes and extraordinary item..........     (212,094)           45,390         238,013            --     71,309
Interest expense, net.....................         (221)          (34,079)        (43,895)(h)        --    (78,195)
                                            --------------   ----------------   -----------   ---------  ---------
  Income (loss) before income taxes and
    extraordinary item....................     (212,315)           11,311         194,118            --     (6,886)
Income tax benefit (expense)..............       83,716            (4,545)        (76,630)(i)        --      2,541
                                            --------------   ----------------   -----------   ---------  ---------
Income (loss) before extraordinary item...     (128,599)            6,766         117,488            --     (4,345)
                                            --------------   ----------------   -----------   ---------  ---------
Extraordinary item........................       (6,327)               --           6,327(j)         --         --
                                            --------------   ----------------   -----------   ---------  ---------
Net income (loss).........................     (134,926)            6,766         123,815            --     (4,345)
Preferred dividends and accretion of
  preferred stock issuance costs..........           --            (2,749)         (3,598)(k)     6,347(n)        --
                                            --------------   ----------------   -----------   ---------  ---------
Net income (loss) available to common
  stockholders............................    $(134,926)        $   4,017        $120,217     $   6,347  $  (4,345)
                                            --------------   ----------------   -----------   ---------  ---------
                                            --------------   ----------------   -----------   ---------  ---------
Basic net income (loss) per common
  share(o)................................                                                               $    (.04)
                                                                                                         ---------
                                                                                                         ---------
Diluted net income (loss) per common
  share(o)................................                                                               $    (.04)
                                                                                                         ---------
                                                                                                         ---------

                        PACKAGING CORPORATION OF AMERICA

                NOTES TO UNAUDITED PRO FORMA STATEMENT OF INCOME

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

 (a) To record the estimated depletion/depreciation on the timber and mill assets acquired in the Lease Buy-out, and to remove the operating lease expense related to those leases, resulting in a net decrease to cost of sales as follows:

                                                                              JANUARY 1, 1999
                                                             YEAR ENDED           THROUGH
                                                          DECEMBER 31, 1998    APRIL 11, 1999
                                                         -------------------  ----------------
New depreciation/depletion.............................      $    65,300        $     17,058
Eliminate lease expense................................          (72,500)            (17,746)
                                                                --------            --------
                                                             $    (7,200)       $       (688)
                                                                --------            --------
                                                                --------            --------

 (b) Because the contributed net assets have a carrying value greater than their fair value, as determined by the value of the acquisition consideration, an asset impairment was recorded by TPI in connection with the transactions relating to the Group's fixed and intangible assets. The pre-tax impairment charge was reflected in the Group's separate financial statements in the first quarter of 1999 and consisted of the following components:

Write-off remaining goodwill.....................................  $  46,206
Reduction in property, plant and equipment.......................    183,906
                                                                   ---------
                                                                   $ 230,112
                                                                   ---------
                                                                   ---------

    The following adjustment reflects reduced depreciation and amortization resulting from this impairment charge:

                                                                               JANUARY 1, 1999
                                                              YEAR ENDED           THROUGH
                                                           DECEMBER 31, 1998    APRIL 11, 1999
                                                          -------------------  ----------------
Goodwill amortization...................................      $     1,449         $      367
Property, plant and equipment depreciation..............           12,260              3,440
                                                                 --------            -------
                                                              $    13,709         $    3,807
                                                                 --------            -------
                                                                 --------            -------

 (c) To eliminate the deferred gain amortization related to the Meridian lease that is part of the Lease Buy-out.

 (d) To reduce OPEB expense relating to the portion of the Group post-retirement health care benefit obligations being retained by TPI as part of the transactions and not assumed by PCA.

 (e) To eliminate specialty rebates provided by the Group on boxes sold to Tenneco affiliates. As part of the transactions, TPI has agreed that PCA will no longer provide these rebates.

 (f) The impairment charge recorded by the Group in the six months ended June 30, 1999 is eliminated with a pro forma adjustment because it is directly related to the transactions and is non-recurring.

 (g) To eliminate the discount expense recognized on the sale of factored receivables because the receivables were acquired by PCA in connection with the transactions.

                        PACKAGING CORPORATION OF AMERICA

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

 (h) To record interest expense and amortization of deferred financing costs on the debt incurred to finance the transactions, calculated as follows:

                                                                               JANUARY 1, 1999
                                                              YEAR ENDED           THROUGH
                                                           DECEMBER 31, 1998    APRIL 11, 1999
                                                          -------------------  ----------------
Revolving Credit Facility
  ($9,000 @7.75%).......................................      $       698         $      195
Term Loan A
  ($460,000 @ 7.75%)....................................           35,185              9,399
Term Loan B
  ($375,000 @ 8.25%)....................................           30,879              8,599
Term Loan C
  ($375,000 @ 8.50%)....................................           31,815              8,860
Senior Subordinated Notes
  ($550,000 @ 9.625%)...................................           52,938             14,829
                                                               ----------           --------
                                                                  151,515             41,882
                                                               ----------           --------
Eliminate interest on debt not assumed..................           (2,782)              (221)
Amortization of deferred financing costs................            7,125              1,999
Amortization of settlement payment on interest rate
  protection agreement related to the notes.............              836                235
                                                               ----------           --------
    Pro forma interest adjustment.......................      $   156,694         $   43,895
                                                               ----------           --------
                                                               ----------           --------

        The above interest amounts on the Revolving Credit Facility and Term Loans assume a Eurodollar rate, equivalent to LIBOR, of 5% and give effect to the principal payments required on the Term Loans during the first 18 months. The effect on interest expense pertaining to the variable rate Revolving Credit Facility and Term Loans of a 1/8(th) of one percent variance in interest rates would be $1,515 and $726 for the year ended December 31, 1998 and the six months ended June 30, 1999, respectively.

 (i) To record the income tax effect on all pro forma adjustments, at an effective tax rate of 40.5% for December 31, 1998, and 39.5% for June 30, 1999. The tax rate is higher than the federal statutory rate of 35% due to state income taxes.

 (j) To eliminate the extraordinary loss, net of taxes, on the early extinguishment of debt as part of the transactions.

 (k) To record dividends on the preferred stock and accretion of the preferred stock issuance costs as follows:

                                                                               JANUARY 1, 1999
                                                              YEAR ENDED           THROUGH
                                                           DECEMBER 31, 1998    APRIL 11, 1999
                                                          -------------------  ----------------
Preferred stock dividend................................      $    12,375         $    3,439
Accretion of preferred stock issuance costs.............              318                159
                                                                 --------            -------
                                                              $    12,693         $    3,598
                                                                 --------            -------
                                                                 --------            -------

                        PACKAGING CORPORATION OF AMERICA

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

 (l) There are no historical financial statements for PCA for 1998 because PCA was not incorporated until January 25, 1999.

(m) There was no activity for PCA from January 25, 1999, its date of inception, through April 11, 1999.

 (n) The pro forma financial information also reflects the redemption of the preferred stock using proceeds from the offerings. As a result, dividends on the preferred stock and accretion of the preferred stock issuance costs are eliminated.


 (o) All share and per share data have been adjusted to reflect a 220-for-one
     split of PCA's common stock which became effective on              , 1999.
     The following table sets forth the computation of basic and diluted income per share:



                                                                                  SIX MONTHS
                                                              YEAR ENDED            ENDED
                                                           DECEMBER 31, 1998    JUNE 30, 1999
                                                          -------------------  ----------------
Numerator:
  Net income (loss).....................................      $     2,368        $     (4,345)
                                                               ----------      ----------------
                                                               ----------      ----------------
Denominator:
  Basic common shares outstanding.......................          102,725             102,725
Effect of dilutive securities:
  Stock options.........................................            2,921                 N/A
                                                               ----------      ----------------

Diluted common shares outstanding.......................          105,646             102,725

Basic income (loss) per common share....................      $       .02        $       (.04)
Diluted income (loss) per common share..................      $       .02        $       (.04)


    The effect of options for the six months ended June 30, 1999 has not been included as it would be anti-dilutive.

                       SELECTED FINANCIAL AND OTHER DATA

    The following table sets forth the selected historical financial and other data of PCA and the Group, and pro forma financial and other data of PCA. The selected historical financial and other data as of and for the years ended December 31, 1996, 1997 and 1998 was derived from the audited combined financial statements of the Group and the related notes thereto included elsewhere in this prospectus. The selected historical financial and other data as of and for the years ended December 31, 1994 and 1995 was derived from the unaudited combined financial statements of the Group. The historical financial data for the six months ended June 30, 1998 and for the period from January 1, 1999 to April 11, 1999 has been derived from the unaudited condensed combined financial statements of the Group included elsewhere in this prospectus. The historical financial data as of June 30, 1999 and for the period from April 12, 1999 to June 30, 1999 has been derived from the unaudited consolidated financial statements of PCA included elsewhere in this prospectus. The unaudited pro forma financial and other data as of and for the six months ended June 30, 1999 and for the year ended December 31, 1998 was derived from the unaudited pro forma financial information of PCA included elsewhere in this prospectus. The pro forma financial data does not purport to represent what PCA's financial position or results of operations would actually have been had the transactions in fact occurred on the assumed dates or to project PCA's financial position or results of operations for any future date or period. The information contained in the following table also should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Financial Information," the historical combined financial statements of the Group including the notes thereto and the historical consolidated financial statements of PCA including the notes thereto, contained elsewhere in this prospectus.

                                                                                                                  GROUP
                                                        GROUP                                   PCA       ----------------------
                           ---------------------------------------------------------------  ------------               JAN. 1,
                                                                                             PRO FORMA                   1999
                                               YEAR ENDED DECEMBER 31,                       YEAR ENDED   SIX MONTHS   THROUGH
                           ---------------------------------------------------------------    DEC. 31,    ENDED JUNE  APRIL 11,
                              1994         1995         1996         1997         1998          1998       30, 1998      1999
                           -----------  -----------  -----------  -----------  -----------  ------------  ----------  ----------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:
Net sales................  $ 1,441,673  $ 1,844,708  $ 1,582,222  $ 1,411,405  $ 1,571,019   $1,571,019   $  777,042  $  433,182
Cost of sales............   (1,202,996)  (1,328,838)  (1,337,410)  (1,242,014)  (1,289,644)  (1,270,184)    (629,281)   (367,483)
                           -----------  -----------  -----------  -----------  -----------  ------------  ----------  ----------
  Gross profit...........      238,677      515,870      244,812      169,391      281,375      300,835      147,761      65,699
Selling and
  administrative
  expenses...............      (71,312)     (87,644)     (95,283)    (102,891)    (108,944)    (102,568)     (52,432)    (30,584)
Corporate overhead/
  allocation(3)..........      (34,678)     (38,597)     (50,461)     (61,338)     (63,114)     (63,114)     (32,373)    (14,890)
Restructuring/ impairment
  charge(4)..............           --           --           --           --      (14,385)     (14,385)          --    (230,112)
Other income
  (expense)(5)...........       (4,701)     (16,915)      56,243       44,681       26,818       41,592       16,015      (2,207)
                           -----------  -----------  -----------  -----------  -----------  ------------  ----------  ----------
  Income (loss) before
    interest, income
    taxes and
    extraordinary item...      127,986      372,714      155,311       49,843      121,750      162,360       78,971    (212,094)
Interest expense, net....         (740)      (1,485)      (5,129)      (3,739)      (2,782)    (159,476)      (1,681)       (221)
                           -----------  -----------  -----------  -----------  -----------  ------------  ----------  ----------
  Income (loss) before
    income taxes and
    extraordinary item...      127,246      371,229      150,182       46,104      118,968        2,884       77,290    (212,315)
Income tax benefit
  (expense)..............      (50,759)    (147,108)     (59,816)     (18,714)     (47,529)        (516)     (30,822)     83,716
                           -----------  -----------  -----------  -----------  -----------  ------------  ----------  ----------
  Income (loss) before
    extraordinary item...       76,487      224,121       90,366       27,390       71,439        2,368       46,468    (128,599)
  Extraordinary item.....           --           --           --           --           --           --           --      (6,327)
                           -----------  -----------  -----------  -----------  -----------  ------------  ----------  ----------
  Net income (loss)......  $    76,487  $   224,121  $    90,366  $    27,390  $    71,439   $    2,368   $   46,468  $ (134,926)
                           -----------  -----------  -----------  -----------  -----------  ------------  ----------  ----------
                           -----------  -----------  -----------  -----------  -----------  ------------  ----------  ----------

                                   PCA(2)
                           -----------------------
                           APRIL 12,    PRO FORMA
                              1999     SIX MONTHS
                            THROUGH       ENDED
                            JUNE 30,    JUNE 30,
                              1999        1999
                           ----------  -----------

STATEMENT OF INCOME DATA:
Net sales................  $  373,035  $  806,217
Cost of sales............    (297,055)   (660,410)
                           ----------  -----------
  Gross profit...........      75,980     145,807
Selling and
  administrative
  expenses...............     (25,136)    (54,316)
Corporate overhead/
  allocation(3)..........      (5,188)    (20,078)
Restructuring/ impairment
  charge(4)..............          --          --
Other income
  (expense)(5)...........        (266)       (104)
                           ----------  -----------
  Income (loss) before
    interest, income
    taxes and
    extraordinary item...      45,390      71,309
Interest expense, net....     (34,079)    (78,195)
                           ----------  -----------
  Income (loss) before
    income taxes and
    extraordinary item...      11,311      (6,886)
Income tax benefit
  (expense)..............      (4,545)      2,541
                           ----------  -----------
  Income (loss) before
    extraordinary item...       6,766      (4,345)
  Extraordinary item.....          --          --
                           ----------  -----------
  Net income (loss)......  $    6,766  $   (4,345)
                           ----------  -----------
                           ----------  -----------

                                                                                                                  GROUP
                                                        GROUP                                   PCA       ----------------------
                           ---------------------------------------------------------------  ------------               JAN. 1,
                                                                                             PRO FORMA                   1999
                                               YEAR ENDED DECEMBER 31,                       YEAR ENDED   SIX MONTHS   THROUGH
                           ---------------------------------------------------------------    DEC. 31,    ENDED JUNE  APRIL 11,
                              1994         1995         1996         1997         1998          1998       30, 1998      1999
                           -----------  -----------  -----------  -----------  -----------  ------------  ----------  ----------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
Basic earnings per
  share(9):
  Income (loss) before
    extraordinary item...  $       .81  $      2.37  $       .96  $       .29  $       .76   $      .02   $      .49  $    (1.36)
  Extraordinary item.....           --           --           --           --           --           --           --        (.07)
                           -----------  -----------  -----------  -----------  -----------  ------------  ----------  ----------
  Net income (loss) per
    common share.........  $       .81  $      2.37  $       .96  $       .29  $       .76   $      .02   $      .49  $    (1.43)
                           -----------  -----------  -----------  -----------  -----------  ------------  ----------  ----------
                           -----------  -----------  -----------  -----------  -----------  ------------  ----------  ----------
Diluted earnings per
  share(9):
  Income (loss) before
    extraordinary item...  $       .81  $      2.37  $       .96  $       .29  $       .76   $      .02   $      .49  $    (1.36)
  Extraordinary item.....           --           --           --           --           --           --           --        (.07)
                           -----------  -----------  -----------  -----------  -----------  ------------  ----------  ----------
  Net income (loss) per
    common share.........  $       .81  $      2.37  $       .96  $       .29  $       .76   $      .02   $      .49  $    (1.43)
                           -----------  -----------  -----------  -----------  -----------  ------------  ----------  ----------
                           -----------  -----------  -----------  -----------  -----------  ------------  ----------  ----------
Weighted average common
  shares outstanding.....       94,600       94,600       94,600       94,600       94,600      102,725       94,600      94,600
OTHER DATA:
EBITDA(1)................  $   178,148  $   435,620  $   234,041  $   137,595  $   218,700   $  310,901   $  126,356  $ (181,189)
Rent expense on operating
  leases bought out as
  part of the
  transactions(1)........       93,600       94,900       94,700       73,900       72,500           --       35,946      17,746
Net cash provided by
  operating activities...      107,642      336,599       55,857      107,213      195,401      170,581      103,803     153,649
Net cash used for
  investing activities...     (113,119)    (371,068)     (74,232)    (111,885)    (177,733)     (93,535)     (51,841) (1,121,145)
Net cash (used for)
  provided by financing
  activities.............        6,112       36,454       16,767        3,646      (17,668)     (22,030)     (51,962)    967,496
Depreciation, depletion,
  amortization...........       50,162       62,906       78,730       87,752       96,950      148,541       47,385      30,905
Capital expenditures.....      110,853      252,745      168,642      110,186      103,429      103,429       46,557   1,128,255
BALANCE SHEET DATA:
Working capital
  (deficit)(6)...........  $  (101,281) $  (150,429) $  (102,278) $    34,314  $    80,027                $   64,887
Total assets.............      863,568    1,202,536    1,261,051    1,317,263    1,367,403                 1,341,300
Total long-term
  obligations (7)........       20,267       21,739       20,316       27,864       17,552                    16,621
Total stockholders'
  equity (8).............      389,981      640,483      784,422      854,060      908,392                   851,487

                                   PCA(2)
                           -----------------------
                           APRIL 12,    PRO FORMA
                              1999     SIX MONTHS
                            THROUGH       ENDED
                            JUNE 30,    JUNE 30,
                              1999        1999
                           ----------  -----------

Basic earnings per
  share(9):
  Income (loss) before
    extraordinary item...  $      .04  $     (.04)
  Extraordinary item.....          --          --
                           ----------  -----------
  Net income (loss) per
    common share.........  $      .04  $     (.04)
                           ----------  -----------
                           ----------  -----------
Diluted earnings per
  share(9):
  Income (loss) before
    extraordinary item...  $      .04  $     (.04)
  Extraordinary item.....          --          --
                           ----------  -----------
  Net income (loss) per
    common share.........  $      .04  $     (.04)
                           ----------  -----------
                           ----------  -----------
Weighted average common
  shares outstanding.....      93,582     102,725
OTHER DATA:
EBITDA(1)................  $   79,042  $  149,117
Rent expense on operating
  leases bought out as
  part of the
  transactions(1)........          --          --
Net cash provided by
  operating activities...     147,630     154,627
Net cash used for
  investing activities...     (26,053)    (45,794)
Net cash (used for)
  provided by financing
  activities.............     (74,723)    (83,365)
Depreciation, depletion,
  amortization...........      33,652      77,808
Capital expenditures.....      23,419      46,141
BALANCE SHEET DATA:
Working capital
  (deficit)(6)...........  $  152,646  $  155,795
Total assets.............   2,428,619   2,445,083
Total long-term
  obligations (7)........   1,781,968   1,685,468
Total stockholders'
  equity (8).............     341,762     457,875

                   NOTES TO SELECTED FINANCIAL AND OTHER DATA

                             (DOLLARS IN THOUSANDS)

    1) PCA calculates "EBITDA" as income (loss) before interest, income taxes and extraordinary item, as reported, plus depreciation, depletion and amortization as reported in the statement of cash flows, as presented in the following table:

                                                                                                         GROUP
                                                    GROUP                              PCA      ------------------------
                            -----------------------------------------------------  -----------                 JAN. 1,
                                                                                    PRO FORMA                   1999
                                           YEAR ENDED DECEMBER 31,                 YEAR ENDED   SIX MONTHS     THROUGH
                            -----------------------------------------------------   DEC. 31,    ENDED JUNE    APRIL 11,
                              1994       1995       1996       1997       1998        1998       30, 1998       1999
                            ---------  ---------  ---------  ---------  ---------  -----------  -----------  -----------
Income (loss) before
  interest, income taxes
  and extraordinary
  item....................  $ 127,986  $ 372,714  $ 155,311  $  49,843  $ 121,750   $ 162,360    $  78,971    $(212,094)
Add: Depreciation,
  depletion and
  amortization............     50,162     62,906     78,730     87,752     96,950     148,541       47,385       30,905
                            ---------  ---------  ---------  ---------  ---------  -----------  -----------  -----------
EBITDA....................  $ 178,148  $ 435,620  $ 234,041  $ 137,595  $ 218,700   $ 310,901    $ 126,356    $(181,189)
                            ---------  ---------  ---------  ---------  ---------  -----------  -----------  -----------
                            ---------  ---------  ---------  ---------  ---------  -----------  -----------  -----------

                                     PCA(2)
                            ------------------------
                             APRIL 12,    PRO FORMA
                               1999      SIX MONTHS
                              THROUGH       ENDED
                             JUNE 30,     JUNE 30,
                               1999         1999
                            -----------  -----------
Income (loss) before
  interest, income taxes
  and extraordinary
  item....................   $  45,390    $  71,309
Add: Depreciation,
  depletion and
  amortization............      33,652       77,808
                            -----------  -----------
EBITDA....................   $  79,042    $ 149,117
                            -----------  -----------
                            -----------  -----------

    For the historical periods, income (loss) before interest, income taxes and extraordinary item includes charges for rent expense on operating leases bought out as part of the transactions. As a result of the Lease Buy-out, PCA will no longer incur this rent expense, but will record non-cash charges for depreciation and depletion related to these assets, which are now owned rather than leased. This depreciation/depletion expense will be similar, but not identical, to the amount of rent expense. On a pro forma basis for 1998, the incremental depreciation/depletion was $7,200 less than the historical rent expense, resulting in a net increase of $4,284 to pro forma 1998 net income. To better understand historical EBITDA in relation to pro forma EBITDA for the periods presented, we believe it may be useful to add back this rent expense to reported EBITDA for the historical periods.

    PCA's EBITDA is included in this prospectus because it is a financial measure used by PCA's management to assess the company's operating results and liquidity, and because several of the indebtedness covenants in PCA's senior credit facility and in the notes indenture are based upon a calculation that utilizes EBITDA.

    EBITDA should not be considered in isolation or viewed as a substitute for cash flow from operations, net income or other measures of performance as defined by generally accepted accounting principles, or as a measure of a company's overall profitability or liquidity. In addition, EBITDA does not represent the cash available to investors because capital expenditures, debt service and income taxes are not deducted when calculating EBITDA.

    PCA understands that EBITDA as used herein is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.

    In analyzing 1998 pro forma EBITDA for liquidity purposes, PCA also believes that the following additional adjustments should be considered by investors:

Pro forma EBITDA for 1998......................................................  $ 310,901
Adjustments:
  Other income(a)..............................................................    (41,592)
  Non-recurring restructuring charge(b)........................................     14,385
  Reduction in corporate overhead(c)...........................................     32,954
  Cost savings from restructuring(d)...........................................     10,800
                                                                                 ---------
Adjusted pro forma EBITDA for 1998.............................................  $ 327,448
                                                                                 ---------
                                                                                 ---------

                             (DOLLARS IN THOUSANDS)

       (a) Other income for 1998 consists substantially of nonrecurring items, such as gains on the sale of non-strategic woodlands and a recycled paperboard joint venture investment, that PCA believes are not relevant in analyzing recurring EBITDA.

       (b) During 1998, TPI adopted a restructuring plan to eliminate approximately 100 personnel and close down four facilities associated with the Group's business. As of December 31, 1998, substantially all actions specified in the plan had been completed. A charge of $14,385 was recorded for severance benefits, exit costs and asset impairments, and is reflected in the Group's 1998 operating profit. PCA believes that this non-recurring charge is not relevant in analyzing recurring EBITDA.

       (c) As part of Tenneco, the Group was allocated $63,114 of Tenneco corporate and TPI overhead expenses based on a variety of allocation methods. In analyzing the carved-out business on a stand-alone basis, PCA estimates that these costs will be approximately $30,160 for the first year following the closing of the transactions. The determination of that estimate is based on detailed analyses that consider (1) compensation and benefits for TPI and new employees who are employed by PCA in corporate functions such as in information technology, human resources, finance and legal, and (2) non-payroll costs incurred by these departments. Where applicable, the estimates consider the terms of transition service arrangements between PCA and TPI.

       (d) The restructuring referred to in Note (b) above will result in reduced cost of sales and selling and administrative expenses. This adjustment represents the Group's estimate of the cost savings that would have been achieved in 1998 if the restructuring had been in effect for all of 1998.

     2) There was no activity for PCA from January 25, 1999, its date of inception, through April 11, 1999.

     3) The corporate overhead allocation represents the amounts charged by Tenneco and TPI to the Group for its share of Tenneco's and TPI's corporate expenses. On a stand-alone basis, management estimates that PCA's overhead expense will be $30,160 for the first twelve months following the acquisition.

     4) This line item consists of non-recurring charges recorded in the fourth quarter of 1998 and first quarter of 1999 pertaining to a restructuring charge and an impairment charge, respectively. For further information about these charges, refer to Notes 7 and 14 to the Group's audited combined financial statements and Note 7 to PCA's unaudited consolidated financial statements.

     5) Other income, net consists of nonrecurring items, the largest components of which are as follows:

  Fiscal year 1994  No individually significant items that are considered non-recurring.
  Fiscal year 1995  No individually significant items that are considered non-recurring.
  Fiscal year 1996  A $50,000 gain on the sale of recycled paperboard mills.
  Fiscal year 1997  A $37,730 gain on the refinancing of operating leases.

                             (DOLLARS IN THOUSANDS)

  Fiscal year 1998  A $16,944 gain on the sale of non-strategic woodlands and a $15,060 gain on the sale of the Caraustar recycled paperboard joint venture interest.
  Six months ended  $15,060 gain on the sale of the Caraustar recycled
     June 30, 1998  paperboard joint venture interest.
  Six months ended No individually significant items that are June 30, 1999 considered non-recurring.

     6) Working capital represents (a) total current assets excluding cash and cash equivalents less (b) total current liabilities excluding the current maturities of long-term debt.

     7) Total long-term obligations include long-term debt, the current maturities of long-term debt and redeemable preferred stock. The amount excludes amounts due to TPI or other Tenneco affiliates as part of the Group's interdivision account or other financing arrangement.

     8) Represents the Group's interdivision account with TPI for the historical period through April 11, 1999.


     9) Earnings per share through April 11, 1999 has been calculated using the historical earnings of the Group and the number of common shares resulting from the closing of the acquisition on April 12, 1999 (94,600,000 common shares). For the PCA historical period from April 12, 1999 to June 30, 1999, earnings available to common stockholders includes a reduction for $2,749 of preferred stock dividends. For both pro forma periods, there is no reduction for preferred dividends because the preferred stock redemption to be completed using proceeds from the offerings is treated as if it occurred at the beginning of 1998.



       For all periods presented through April 11, 1999, basic and diluted earnings per share are the same because there are no potentially dilutive other securities. For the PCA historical period from April 12, 1999 to June 30, 1999 and both pro forma periods, diluted earnings per share includes the dilutive effect of the 6,576,460 options granted in June 1999. This dilutive effect is calculated using the treasury stock method and the expected initial public offering price.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

    The following discussion of historical results of operations and financial condition should be read in conjunction with the audited financial statements and the notes thereto which appear elsewhere in this prospectus.

OVERVIEW

    In connection with the transactions, PCA acquired The Containerboard Group of TPI, which consisted of its containerboard and corrugated packaging products business and which we refer to in this prospectus as the Group. Since its formation in January 1999 and through the closing of the acquisition on April 12, 1999, PCA did not have any significant operations. Accordingly, the historical financial results described below are those of the Group.

    The Group has historically operated as a division of TPI, and has not historically operated as a separate, stand-alone entity. As a result, the historical financial information included in this prospectus does not necessarily reflect what the Group's financial position and results of operations would have been had the Group been operated as a separate, stand-alone entity during the periods presented.

    As a division of TPI, the Group was allocated corporate overhead expenses in the amounts of $50.5 million, $61.3 million and $63.1 million for the years ended December 31, 1996, 1997 and 1998, respectively. These expenses were allocated to the Group based upon the relative level of effort and time spent on Group activities by the Tenneco affiliates. This was generally measured using a formula based upon the Group's percentage of Tenneco's total fixed assets, revenues and payroll. PCA estimates that these expenses will be approximately $30.2 million on a stand-alone basis for the first twelve months following the acquisition, based on detailed analyses of compensation benefits for employees who are now employed by PCA as a result of the acquisition and related non-payroll costs incurred after the acquisition. In addition, future operating results are expected to be affected by changes in depreciation and amortization expense related to impaired assets, elimination of certain lease financing costs and intercompany transactions with affiliates of Tenneco, and other items resulting from the acquisition. See "Unaudited Pro Forma Financial Information" included elsewhere in this prospectus. We cannot assure you that we will be able to realize all of the benefits we expect as a stand-alone entity.

    The acquisition was accounted for using historical values for the contributed assets. Purchase accounting was not applied because, under the applicable accounting guidance, a change of control was deemed not to have occurred as a result of the participating veto rights held by TPI after the closing of the transactions under the terms of the stockholders agreement.

GENERAL

    The market for containerboard is highly cyclical. Historically, prices for containerboard have reflected changes in containerboard supply that result from capacity additions and reductions, as well as changes in inventory levels.

    Containerboard demand is dependent upon both domestic demand for corrugated packaging products and linerboard export activity. Domestic demand for corrugated packaging products is the more stable factor. It generally corresponds to changes in the rate of growth in the U.S. economy. Exports represent about 20% of total linerboard shipments.

    From 1994 to 1996, capacity additions outpaced both domestic and export demand for containerboard. This excess supply led to lower industry operating rates and declining prices from late-1995 until mid-1997. Although prices generally improved from mid-1997 through mid-1998, the containerboard market was adversely affected by weaker containerboard exports. This weakness was most apparent in shipments to Asia in the second half of 1998, which resulted in lower prices.

    While export shipments for the first six months of 1999 continued to be lower than the first six months of 1998, the supply/demand balance has improved in recent months, and the average price of linerboard has risen approximately 25% since January 1999. However, industry oversupply conditions could return or economic conditions could deteriorate in the future.

    In recent months, several major containerboard manufacturers have announced production curtailments and mill shutdowns, and only minimal capacity additions have been publicly announced through 2001 according to the American Forest & Paper Association.

    Pulp & Paper Week, an industry publication, reported in its July 1999 update that major containerboard producers had implemented average price increases for kraft linerboard and corrugating medium of $38 and $50 per ton, respectively. According to Pulp & Paper Week, after giving effect to the price increases, average prices in July 1999 for linerboard and corrugating medium were 13% and 25% higher, respectively, than July 1998 prices. Pulp & Paper Week also reported in its July 1999 update that almost all integrated and independent box converters have announced price increases for corrugated products of 10% to 13% beginning in August 1999.

RESULTS OF OPERATIONS

    The historical results of operations of the Group and PCA are set forth below:

                                                         GROUP                                               PCA
                          -------------------------------------------------------------------  --------------------------------
                                                                                 FOR THE           FOR THE          FOR THE
                                FOR THE YEAR ENDED             FOR THE         PERIOD FROM       PERIOD FROM       PRO FORMA
                                   DECEMBER 31,              SIX MONTHS      JANUARY 1, 1999   APRIL 12, 1999     SIX MONTHS
                          -------------------------------       ENDED            THROUGH           THROUGH           ENDED
                            1996       1997       1998      JUNE 30, 1998    APRIL 11, 1999     JUNE 30, 1999    JUNE 30, 1999
                          ---------  ---------  ---------  ---------------  -----------------  ---------------  ---------------
                                                                      (IN MILLIONS)
Net Sales...............  $ 1,582.2  $ 1,411.4  $ 1,571.0     $   777.0         $   433.2         $   373.0        $   806.2
                          ---------  ---------  ---------       -------           -------           -------          -------
                          ---------  ---------  ---------       -------           -------           -------          -------
Operating Income
  (Loss)................  $   155.3  $    49.8  $   121.7     $    79.0         $  (212.1)        $    45.4        $    71.3
Interest Expense........       (5.1)      (3.7)      (2.8)         (1.7)             (0.2)            (34.1)           (78.2)
Income (Loss) Before
  Taxes and
  Extraordinary Item....      150.2       46.1      118.9          77.3            (212.3)             11.3             (6.9)
Provision for Income
  Taxes.................      (59.8)     (18.7)     (47.5)        (30.8)             83.7              (4.5)             2.5
                          ---------  ---------  ---------       -------           -------           -------          -------
Income (Loss) Before
  Extraordinary Item....  $    90.4  $    27.4  $    71.4     $    46.5         $  (128.6)        $     6.8        $    (4.3)
                          ---------  ---------  ---------       -------           -------           -------          -------
Extraordinary Item......         --         --         --            --              (6.3)               --               --
                          ---------  ---------  ---------       -------           -------           -------          -------
Net Income (Loss).......  $    90.4  $    27.4  $    71.4     $    46.5         $  (134.9)        $     6.8        $    (4.3)
                          ---------  ---------  ---------       -------           -------           -------          -------
                          ---------  ---------  ---------       -------           -------           -------          -------

    Operating income included several significant unusual or non-recurring items for each of the periods presented. Excluding these items, operating income would have been as follows:

                                                           GROUP                                        PCA
                            -------------------------------------------------------------------  -----------------
                                                                                   FOR THE            FOR THE
                                  FOR THE YEAR ENDED             FOR THE         PERIOD FROM        PERIOD FROM
                                     DECEMBER 31,              SIX MONTHS      JANUARY 1, 1999    APRIL 12, 1999
                            -------------------------------       ENDED            THROUGH            THROUGH
                              1996       1997       1998      JUNE 30, 1998    APRIL 11, 1999      JUNE 30, 1999
                            ---------  ---------  ---------  ---------------  -----------------  -----------------
                                                                (IN MILLIONS)
Operating Income (Loss) as
  Reported................  $   155.3  $    49.8  $   121.7     $    79.0         $  (212.1)         $    45.4
Recycled Paperboard Mills
  Divestiture
  Divestiture Gain (1)....      (50.0)        --      (15.1)        (15.1)               --                 --
  Earnings................       (4.0)        --         --            --                --                 --
  Joint Venture Income
    (1)...................       (0.6)      (1.7)      (0.3)         (0.3)               --                 --

Non-Strategic Woodlands
  Divestitures (1)........         --       (4.4)     (16.9)           --                --                 --
Mill Lease Refinancing
  (1).....................         --      (37.7)        --            --                --                 --
Restructuring Charge......         --         --       14.4            --                --                 --
Impairment Charge.........         --         --         --            --             230.1                 --
                            ---------  ---------  ---------        ------           -------              -----
Adjusted Operating
  Income..................  $   100.7  $     6.0  $   103.8     $    63.6         $    18.0          $    45.4
                            ---------  ---------  ---------        ------           -------              -----
                            ---------  ---------  ---------        ------           -------              -----


                                 FOR THE
                                PRO FORMA
                               SIX MONTHS
                                  ENDED
                              JUNE 30, 1999
                            -----------------

Operating Income (Loss) as
  Reported................      $    71.3
Recycled Paperboard Mills
  Divestiture
  Divestiture Gain (1)....             --
  Earnings................             --
  Joint Venture Income
    (1)...................             --
Non-Strategic Woodlands
  Divestitures (1)........             --
Mill Lease Refinancing
  (1).....................             --
Restructuring Charge......             --
Impairment Charge.........             --
                                    -----
Adjusted Operating
  Income..................      $    71.3
                                    -----
                                    -----

- ------------------

(1) Included in other income as part of the audited financial statements.

  RECYCLED PAPERBOARD MILLS DIVESTITURE

    In 1996, the Group sold two recycled paperboard mills, located in Rittman, Ohio and Tama, Iowa, and a recycling center and brokerage operation to a joint venture with Caraustar Industries. The Group received cash and a 20 percent interest in the joint venture and recognized a gain of $50.0 million in the second quarter as a result of the transaction.

    Operating income for the recycled paperboard business reported in 1996 before the formation of the joint venture was approximately $4.0 million.

    In 1998, the Group divested its 20 percent interest in the joint venture with Caraustar and recognized a $15.1 million gain in the second quarter on the divestiture.

    The Group's share of operating income from the joint venture was $0.6 million, $1.7 million and $0.3 million, respectively, for the years ended December 31, 1996, 1997 and 1998.

  NON-STRATEGIC WOODLANDS DIVESTITURES

    In the third quarter of 1998, the Group recognized a $16.9 million gain on the sale of approximately 18,500 acres of woodlands used as a fiber source for the Counce mill. These woodlands were not considered a strategic fiber source for the Counce operation.

    In the third quarter of 1997, the Group recognized a $4.4 million gain on the sale of non-strategic woodlands known as the Willow Flowage property located near the Tomahawk mill.

  MILL LEASE REFINANCING

    On January 31, 1997, TPI entered into an operating lease agreement with Credit Suisse Leasing 92A, L.P., as lessor, and a group of financial institutions led by Citibank, N.A., as agent. The agreement refinanced previous operating leases between General Electric Credit Corporation and

TPI, which were entered into at the same time as General Electric Credit's purchase of certain assets from Georgia-Pacific Corporation in January 1991. Through this refinancing, several capital lease obligations were extinguished as the assets were incorporated into the new operating lease. In connection with this refinancing, certain fixed assets and deferred credits were eliminated, resulting in a net gain recognized in the first quarter of 1997 of approximately $37.7 million.

  RESTRUCTURING CHARGE

    In the fourth quarter of 1998, the Group recorded a pre-tax restructuring charge of $14.4 million. This charge was recorded following the approval by Tenneco's board of directors of a comprehensive restructuring plan for all of Tenneco's operations, including those of the Group. In connection with this restructuring plan, the Group has or will eliminate a total of 109 positions, including the closing of four converting facilities. The following table reflects the components of this charge:

                                                                                                                       APRIL
                                                               JANUARY 1,                                               12,
                                      FOURTH                     1999--                                                1999--
                                      QUARTER   DECEMBER 31,   APRIL 11,    APRIL 11,     TPI                         JUNE 30,
                      RESTRUCTURING    1998         1998          1999        1999      BALANCE                         1999
                         CHARGE       ACTIVITY    BALANCE       ACTIVITY     BALANCE    RETAINED   RECLASSIFICATION   ACTIVITY
                      -------------   -------   ------------   ----------   ---------   --------   ----------------   --------
                                                                   (IN MILLIONS)
Cash Charges:
  Severance.........      $ 5.2        $(0.9)       $4.3         $(1.3)       $3.0       $(1.9)         $  --          $(0.7)
  Facility Exit
    Costs and
    Other...........        3.8         (0.4)        3.4          (0.7)        2.7          --           (0.7)            --
                          -----       -------        ---         -----         ---      --------        -----         --------
  Total Cash
    Charges.........        9.0         (1.3)        7.7          (2.0)        5.7        (1.9)          (0.7)          (0.7)

Non-cash Charges:
  Asset
    Impairments.....        5.4         (3.8)        1.6          (1.5)        0.1          --            0.7           (0.1)
                          -----       -------        ---         -----         ---      --------        -----         --------
                          $14.4        $(5.1)       $9.3         $(3.5)       $5.8       $(1.9)         $  --          $(0.8)
                          -----       -------        ---         -----         ---      --------        -----         --------
                          -----       -------        ---         -----         ---      --------        -----         --------


                      JUNE 30,
                        1999
                      BALANCE
                      --------

Cash Charges:
  Severance.........    $0.4
  Facility Exit
    Costs and
    Other...........     2.0
                         ---
  Total Cash
    Charges.........     2.4
Non-cash Charges:
  Asset
    Impairments.....     0.7
                         ---
                        $3.1
                         ---
                         ---


- --------------------

(1) Includes activity for both the Group (January 1, 1999 through April 11,
    1999) and PCA (April 12, 1999 through June 30, 1999).

    The fixed assets at the closed facilities were written down to their estimated fair value. No significant cash proceeds are expected from the ultimate disposal of these assets. Of the $2.4 million remaining cash charges at June 30, 1999, approximately $1.4 million is expected to be spent in the second half of 1999.

  IMPAIRMENT CHARGE

    As a result of the transactions, the Group recorded a non-cash impairment charge of $230.1 million in the first quarter of 1999, which is described in
Note 14 of the Group's audited combined financial statements and Note 7 of PCA's unaudited consolidated financial statements.

  EXTRAORDINARY LOSS

    During the first quarter of 1999, the Group extinguished $16.6 million of debt incurred to finance a boiler at the Counce mill. In connection with that extinguishment, an extraordinary loss of $10.5 million was recorded, which was $6.3 million net of the related tax effect.

PRO FORMA SIX MONTHS ENDED JUNE 30, 1999 COMPARED TO REPORTED SIX MONTHS ENDED JUNE 30, 1998

  NET SALES

    Net sales increased by $29.2 million, or 3.8%, for the pro forma six months ended June 30, 1999 from the comparable period in 1998. The increase was the result of increased sales volume of both corrugated products and containerboard, partially offset by lower prices for both corrugated products and containerboard.

    Average prices for corrugated products decreased by 3.6% for the pro forma six months ended June 30, 1999 from the comparable period in 1998, while corrugated products volume increased by 9.6%, from 12.1 billion square feet in 1998 to 13.3 billion square feet in 1999.

    Average containerboard prices for third party sales decreased by 6.7% for the pro forma six months ended June 30, 1999 from the comparable period in 1998, while volume to external domestic and export customers increased 7.5%, to 264,030 tons in 1999 from 245,657 tons in 1998.

    According to Pulp & Paper Week, an industry publication, average linerboard and semi-chemical medium prices for 42 lb. Liner-East and 26 lb. Medium-East, which are representative benchmark grades, were $378 and $322, respectively, per ton in the first six months of 1999. This compares to $388 and $337, respectively, per ton in the first six months of 1998. According to the Fibre Box Association, average sales prices for corrugated products decreased by 3.2% in the first six months of 1999 from the first six months of 1998.

  INCOME BEFORE INTEREST EXPENSE AND INCOME TAXES AND EXTRAORDINARY ITEM
    (OPERATING INCOME)

    Adjusted operating income increased by $7.7 million, or 12.1%, for the pro forma six months ended June 30, 1999 from the comparable period in 1998.

    Gross profit decreased $2.0 million, or 1.3%, for the pro forma six months ended June 30, 1999 from the comparable period in 1998. Gross profit as a percentage of sales declined from 19.0% of sales in the first six months of 1998 to 18.1% of sales in the pro forma first six months of 1999, primarily due to the price decreases for corrugated products and containerboard described above.

    Selling and administrative expenses increased by $1.9 million, or 3.6%, for the pro forma six months ended June 30, 1999 from the comparable period in 1998, primarily as a result of increased sales commissions and Year 2000 remediation expenses.

    Corporate overhead for the pro forma six months ended June 30, 1999 decreased by $12.3 million, or 38.0%, primarily reflecting a full six months of TPI overhead allocations in 1998 compared to approximately three and one-half months of TPI overhead allocations in 1999.

  INTEREST EXPENSE AND INCOME TAXES

    Interest expense increased by $76.5 million, or 4,551.7%, for the pro forma six months ended June 30, 1999 from the comparable period in 1998, primarily due to interest expense related to the senior credit facility term loans and senior subordinated notes utilized to finance the transactions.

    The Group's effective tax rate was 36.9% for the pro forma six months ended June 30, 1999 and 39.9% for the comparable period in 1998. The tax rate was higher than the federal statutory rate of 35% due to state income taxes.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

  NET SALES

    Net sales increased by $159.6 million, or 11.3%, from 1997 to 1998. The increase was primarily the result of increases in prices for both corrugated products and containerboard and, to a lesser extent, increases in shipments of corrugated products.

    Average prices for corrugated products increased by 7.0% in 1998 from 1997, while corrugated volume increased by 4.6% in 1998, from 23.9 billion square feet in 1997 to 25.0 billion square feet in 1998.

    Average containerboard prices for external third party sales increased by 11.7% in 1998 from 1997, while volume to external domestic and export customers decreased 8.4%, to 527,000 tons in 1998 from 575,000 tons in 1997.

    According to Pulp & Paper Week, an industry publication, average linerboard and semi-chemical medium prices for 42 lb. Liner-East and 26 lb. Medium-East, which are representative benchmark grades, were $373 and $315, respectively, per ton in 1998. This compares to $333 and $268, respectively, per ton in 1997. According to the Fibre Box Association, average sale prices for corrugated products increased by 4.0% in 1998 from 1997.

  INCOME BEFORE INTEREST EXPENSE AND INCOME TAXES (OPERATING INCOME)

    Adjusted operating income increased by $97.8 million, or 1,630.0%, from 1997 to 1998 as a result of both higher sales prices and sales volumes, which primarily contributed to the gross margin improvement of $112.0 million, or 66.1%.

    Gross margins improved from 12.0% of sales in 1997 to 17.9% of sales in 1998, primarily due to the price increases described above. These price increases were partially offset by a higher level of depreciation attributable to the Group's capital expenditure program and to higher costs incurred as a result of changes in product mix.

    Selling and administrative expenses increased by $6.1 million, or 5.9%, from 1997 to 1998, primarily as a result of costs incurred to support the increased focus on graphics design and other value added product services in corrugated products.

    Corporate allocations increased by $1.8 million, or 2.9%, primarily as a result of the Group's increased use of the Tenneco shared services center located in The Woodlands, Texas.

  INTEREST EXPENSE AND INCOME TAXES

    The Group's interest expense for 1998 and 1997 primarily related to the cost of debt incurred to finance a boiler at the Counce mill. The interest expense declined by approximately $1.0 million, or 25.6%, in 1998, as a portion of this debt was retired during the year.

    The Group's effective tax rate was 40.0% in 1998 and 40.6% in 1997. The tax rate is higher than the federal statutory rate of 35% due to state income taxes.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

  NET SALES

    Net sales decreased by $170.8 million, or 10.8%, from 1996 to 1997. Approximately $48.3 million of the decrease was the result of the divestiture in June 1996 of two recycled paperboard mills. The balance of the decrease was primarily the result of decreases in prices for both corrugated products and containerboard, partially offset by increases in shipments of corrugated products and containerboard to external third parties.

    Average prices for corrugated products decreased by 7.8% in 1997 from 1996, while corrugated volume increased by 1.3% in 1997 from 23.6 billion square feet in 1996 to 23.9 billion square feet in 1997.

    Average containerboard prices for external third party sales decreased by 10.2% in 1997 from 1996, while volume to external domestic and export customers increased 30.4%, to 575,000 tons in 1997 from 441,000 tons in 1996.

    According to Pulp & Paper Week, average linerboard and semi-chemical medium prices for 42 lb. Liner-East and 26 lb. Medium-East, which are representative benchmark grades, were $333 and $268, respectively, per ton in 1997. This compares to $382 and $315, respectively, per ton in 1996. According to the Fibre Box Association, average sale prices for corrugated products decreased by 10.3% in 1997 from 1996.

  INCOME BEFORE INTEREST EXPENSE AND INCOME TAXES (OPERATING INCOME)

    Excluding a one-time $50.0 million gain and $4.6 million of income from recycled paperboard mill operations in 1996, adjusted operating income declined $94.7 million, or 94.0% from 1996 to 1997. This decline was primarily the result of the lower pricing described above, partially offset by variable cost reductions at the mills resulting in a net decline in gross profit of $75.4 million, or 30.8%.

    These factors, combined with the impact of the 1996 divestiture of the recycled paperboard mills, contributed to a decline in gross margins from 15.5% in 1996 to 12.0% in 1997.

    Selling and administrative expenses increased by $7.6 million, or 8.0%, from 1996 to 1997. This increase was primarily the result of greater expenses incurred to increase the number of sales and design personnel for the corrugated products business.

    Corporate allocations increased by $10.9 million, or 21.6%, from 1996 to 1997. The increase was the result of an overall increase in TPI's overhead, and consequently higher allocations to the Group.

  INTEREST EXPENSE AND INCOME TAXES

    The Group's interest expense declined by $1.4 million, or 27.1%, from 1996 to 1997, primarily as a result of the termination of capital leases that were extinguished when the new mill operating lease agreement was entered into in January 1997.

    The Group's effective tax was 40.6% in 1997 and 39.8% in 1996. The tax rate was higher than the federal statutory rate of 35% due to state income taxes.

LIQUIDITY AND CAPITAL RESOURCES

  HISTORICAL

    As a division of TPI, the Group did not maintain separate cash accounts other than for petty cash. The Group's disbursements for payroll, capital projects, operating supplies and expenses were processed and funded by TPI through centrally managed accounts. In addition, cash receipts from the collection of accounts receivable and the sales of assets were remitted directly to bank accounts controlled by TPI.

    Because of TPI's centrally managed cash system, in which the cash receipts and disbursements of TPI's various divisions were commingled, it was not feasible to segregate cash received from TPI, such as financing for the business, from cash transmitted to TPI, such as a distribution. Accordingly, the net effect of these cash transactions with TPI is represented as a single line item within the financing section of the statement of cash flows. Similarly, the activity of the interdivision account presents the net transfer of funds and charges between TPI and the Group as a single line item.

    Effective April 12, 1999, PCA maintains its own cash accounts.

    The following table sets forth the Group's cash flows for the periods shown:

                                                            GROUP                                               PCA
                              ------------------------------------------------------------------  --------------------------------
                                                                                                                       FOR THE
                                    FOR THE YEAR ENDED             FOR THE       FOR THE PERIOD   FOR THE PERIOD      PRO FORMA
                                       DECEMBER 31,              SIX MONTHS     JANUARY 1, 1999   APRIL 12, 1999     SIX MONTHS
                              -------------------------------       ENDED           THROUGH           THROUGH           ENDED
                                1996       1997       1998      JUNE 30, 1998    APRIL 11, 1999    JUNE 30, 1999    JUNE 30, 1999
                              ---------  ---------  ---------  ---------------  ----------------  ---------------  ---------------
                                                                         (IN MILLIONS)
CASH PROVIDED (USED) BY:
  Operating Activities......  $    55.8  $   107.2  $   195.4     $   103.8       $      153.6       $   147.6        $   154.6
  Investing Activities......      (74.2)    (111.9)    (177.7)        (51.8)          (1,121.1)          (26.0)           (45.8)
  Financing Activities......       16.8        3.7      (17.7)        (52.0)             967.5           (74.7)           (83.4)
                              ---------  ---------  ---------       -------     ----------------       -------          -------
  Net Cash Change...........  $    (1.6) $    (1.0) $      --     $      --       $         --       $    46.9        $    25.4
                              ---------  ---------  ---------       -------     ----------------       -------          -------
                              ---------  ---------  ---------       -------     ----------------       -------          -------

  OPERATING ACTIVITIES

    Cash flow provided by operating activities increased $50.8 million, or 48.9%, for the six months ended June 30, 1999 from the comparable period in 1998. The increase was primarily due to increases in depreciation, depletion and amortization and reduced working capital.

    Cash flow provided by operating activities increased by $88.2 million, or 82.3%, from 1997 to 1998. The increase was due primarily to higher net income of $44.0 million, collection of a higher level of receivables and increased non-cash charges for restructuring and depreciation.

    Cash provided by operating activities increased by $51.4 million, or 91.9%, from 1996 to 1997. The lower net income of $63.0 million resulting from lower pricing was more than offset by a deferred tax increase of $76.8 million resulting from accelerated depreciation on tax owned assets and higher depreciation, depletion and amortization.

  INVESTING ACTIVITIES

    Net cash used for investing activities decreased $6.0 million, or 11.7%, for the pro forma six months ended June 30, 1999 from the comparable period in 1998, primarily as a result of lower capital expenditures.

    Cash used for investing activities increased by $65.8 million, or 58.9%, from 1997 to 1998. The increase was primarily attributable to a prepaid lease payment made in late-December 1998 of $84.2 million to acquire timberland as part of the Lease Buy-out. Proceeds from assets sales were $15.8 million higher in 1998, due to the 1998 timberland sale transaction previously described. During 1997 and 1998, additions to property, plant and equipment totaled $110.2 million and $103.4 million, respectively.

    Net cash used for investing activities increased by $37.7 million, or 50.7%, from 1996 to 1997. During 1996 and 1997, additions to property, plant and equipment totaled $168.6 million and $110.2 million, respectively. The higher level of capital expenditures in 1996 was attributable to the rebuild of a machine at the Counce mill, for which a total of $78.4 million in capital expenditures was spent, with the majority of the spending occurring in 1996. Included in the 1996 investing activities are $122.7 million of proceeds from disposals compared to $10.5 million in 1997. The proceeds from disposals were primarily related to the sale of the 80% interest in the recycled paperboard assets to Caraustar Industries. Cash expended for other long-term assets decreased $16.5 million, primarily due to lower cash funding of pension assets.

    As of June 30, 1999, PCA had commitments for capital expenditures of $62.4 million. PCA believes operating cash flow from continuing operations will be sufficient to fund these commitments.

  FINANCING ACTIVITIES

    Cash used for financing activities increased $31.4 million, or 60.4%, for the pro forma six months ended June 30, 1999 from the comparable period in 1998. The increase was primarily attributable to the transactions.

    Cash provided by financing activities decreased by $21.4 million, or 584.6%, from 1997 to 1998, primarily reflecting the change in the net transfer of funds between the Group and TPI. The Group also retired $10.3 million of debt during 1998, which related to the financing of a boiler at the Counce mill.

    Cash provided by financing activities decreased by $13.1 million, or 78.3%, from 1996 to 1997, primarily due to changes in the net transfer of funds between the Group and TPI.

  AFTER THE TRANSACTIONS

    Following the transactions, PCA's primary sources of liquidity are cash flow from operations and borrowings under PCA's new revolving credit facility. PCA's primary uses of cash are for debt service and capital expenditures. PCA expects to be able to fund its debt service and capital expenditures from these sources.

    PCA incurred substantial indebtedness in connection with the transactions. On April 12, 1999, PCA had approximately $1.769 billion of indebtedness outstanding as compared to historical indebtedness outstanding of approximately $0.5 million. PCA's significant debt service obligations following the transactions could have material consequences to PCA's securityholders, including holders of common stock. See "Risk Factors."


    Concurrently with the transactions, PCA issued the notes and preferred stock and entered into the senior credit facility. The senior credit facility provides for three term loans in an aggregate amount of $1.21 billion and a revolving credit facility with up to $250.0 million in availability. Upon the closing of the acquisition, PCA borrowed the full amount available under the term loans and $9.0 million under the revolving credit facility. The following table provides the interest rate as of September 1, 1999 for each of the term loans and the revolving credit facility:



BORROWING ARRANGEMENT                                           INTEREST RATE
- -------------------------------------------------------------  ---------------
Term Loan A..................................................        8.0625%
Term Loan B..................................................        8.5625%
Term Loan C..................................................        8.8125%
Revolver
  Revolver--Eurodollar.......................................        8.0625%
  Revolver--Base Rate........................................          9.75%


    The borrowings under the revolving credit facility are available to fund PCA's working capital requirements, capital expenditures and other general corporate purposes. The Term Loan A must be repaid in quarterly installments from September 1999 through 2005. The Term Loan B must be repaid in quarterly installments from September 1999 through 2007. The Term Loan C must be repaid in quarterly installments from September 1999 through 2008. The revolving credit facility will terminate in 2005. See "Description of Certain Indebtedness--Description of Senior Credit Facility."



    PCA made voluntary prepayments using excess cash to permanently reduce its borrowings under the term loans on the following dates in the following amounts:



    - May 18, 1999--$75.0 million;



    - July 15, 1999--$10.0 million;



    - September 16, 1999--$1.3 million; and



    - September 29, 1999--$13.7 million.



    In addition, PCA repaid the $9.0 million drawn on the revolver using excess cash.


    The instruments governing PCA's indebtedness and the preferred stock, including the senior credit facility, the indenture governing the notes and the certificate of designation governing the preferred stock, contain financial and other covenants that restrict, among other things, the ability of PCA and its subsidiaries to:

    - incur additional indebtedness,

    - pay dividends or make certain other restricted payments,

    - consummate certain asset sales,

    - incur liens,

    - enter into certain transactions with affiliates, or

    - merge or consolidate with any other person or sell or otherwise dispose of all or substantially all of the assets of PCA.

    These limitations, together with the highly leveraged nature of PCA, could limit corporate and operating activities. See "Risk Factors--Company Risks--Leverage."

    PCA intends to use the net proceeds received by it from the offerings to redeem all of the outstanding shares of preferred stock at an aggregate redemption price of approximately $120 million, assuming that the preferred stock is redeemed on or about November 1, 1999.

    PCA estimates that it will make approximately $118 million in capital expenditures in 1999. These expenditures will be used primarily for cost reduction, business growth, maintenance and environmental and other regulatory compliance.


    As previously announced, PCA plans to sell a significant portion of its 800,000 acres of owned timberland. In August 1999, PCA signed purchase and sales agreements with various buyers to sell approximately 400,000 acres of timberland. PCA expects to close these transactions by the end of October 1999. The net proceeds of these sales would be used to reduce borrowings under the senior credit facility.



    In addition, PCA is permitted under the terms of the senior credit facility and the indenture governing the notes to use net proceeds in excess of $500.0 million, if any, to redeem up to $100.0 million of the notes, or to pay a dividend on or repurchase its equity interests. Under the terms of the notes indenture, PCA may use the net proceeds of a timberland sale to redeem not more than 35% of the aggregate principal amount of notes issued and outstanding under the notes indenture, excluding notes held by PCA and its subsidiaries. PCA must make the redemption within 60 days of the timberland sale and must pay a redemption price equal to 109.625% of the principal amount of notes to be redeemed plus accrued and unpaid interest and liquidated damages, if any, to the date of redemption.

    PCA may only use the net proceeds of a timberland sale to pay a dividend or repurchase its equity interests if PCA's debt to cash flow ratio at the time of payment or repurchase, after giving effect to the payment or repurchase, the application of the proceeds of the timberland sale, and any increase in fiber, stumpage or similar costs as a result of the timberland sale, would be no greater than 4.5 to 1 and PCA's debt and preferred stock to cash flow ratio no greater than 5.0 to 1. The senior credit facility imposes similar restrictions on the ability of PCA to use the net proceeds of a timberland sale to make these payments or repurchases.

    PCA believes that cash generated from operations will be adequate to meet its anticipated debt service requirements, capital expenditures and working capital needs for the next 12 months, and that cash generated from operations and amounts available under the revolving credit facility will be adequate to meet its anticipated debt service requirements, capital expenditures and working capital needs for the foreseeable future. There can be no assurance, however, that PCA's business will generate sufficient cash flow from operations or that future borrowings will be available under the senior credit facility or otherwise to enable it to service its indebtedness, including the senior credit facility and the notes, to retire or redeem the notes when required or to make anticipated capital expenditures. PCA's future operating performance and its ability to service or refinance the notes and to service, extend or refinance the senior credit facility will be subject to future economic conditions and to financial, business and other factors, many of which are beyond PCA's control. See "Risk Factors."

ENVIRONMENTAL MATTERS

    We are subject to, and must comply with, a variety of federal, state and local environmental laws, particularly those relating to air and water quality, waste disposal and the cleanup of contaminated soil and groundwater. Because environmental regulations are constantly evolving, we have incurred, and will continue to incur, costs to maintain compliance with those laws. In particular, the United States Environmental Protection Agency recently finalized the Cluster Rules which govern pulp and paper mill operations, including those at the Counce, Filer City, Valdosta and Tomahawk mills. Over the next several years, the Cluster Rules will affect our allowable discharges of air and water pollutants, and require us to spend money to ensure compliance with those new rules.


    As is the case with any industrial operation, we have, in the past, incurred costs associated with the remediation of soil or groundwater contamination, as required by the federal Comprehensive Environmental Response, Compensation and Liability Act, commonly known as the federal "Superfund" law, and analogous state laws. Cleanup requirements arise with respect to properties we currently own or operate, former facilities and off-site facilities where we have disposed of hazardous substances. Because liability under these laws is strict, meaning that liability is imposed without fault, joint and several, meaning that liability is imposed on each party without regard to contribution, and retroactive, we could receive notifications of cleanup liability in the future and this liability could be material. Under the terms of the contribution agreement, TPI has agreed to retain all liability for all former facilities and all sites associated with pre-closing off-site waste disposal. TPI has also retained environmentally impaired real property in Filer City, Michigan unrelated to current mill operations.


YEAR 2000 ISSUE

    YEAR 2000 ISSUE. Year 2000 issues address the ability of electronic processing equipment to process date sensitive information and recognize the last two digits of a date as occurring in or after the year 2000. Many of our computer software and hardware systems, and some of our non-information technology infrastructure and manufacturing equipment, that utilize date-sensitive data, were structured to use a two-digit data field. As a result, these IT and non-IT systems will not be able to properly recognize dates in or after the Year 2000. If we are unable to complete the remediation or replacement of critical IT and non-IT systems in a timely manner, or if those with whom we conduct business are unsuccessful in implementing timely solutions, Year 2000 issues could have a material adverse effect on our results of operations.

    YEAR 2000 PROGRAM. Our predecessor, TPI, created a Year 2000 management team in June of 1998 to address the Year 2000 issue. The Year 2000 program, started by TPI and continued by PCA, involves three primary phases:

    - identifying and testing all information technology systems and all non-information technology infrastructure and equipment that have a potential Year 2000 issue;

    - remediating or replacing all non-compliant systems and equipment; and

    - testing all remediated or replaced systems and equipment.

    In addition, our Year 2000 efforts have involved assessing and monitoring the Year 2000 readiness of our major suppliers and vendors, responding to customer inquiries regarding our state of readiness, tracking Year 2000 related expenditures and developing contingency or continuity plans.


    STATE OF READINESS. PCA has completed the initial phase of identifying non-compliant systems and has substantially completed the final two phases of its program, namely the remediation or replacement of non-compliant systems and the testing of those systems. As of August 31, 1999:



    - we had completed 98% of programming, remediation, replacement and testing of non-compliant IT systems;


    - all of our corrugated products and mill manufacturing equipment process control systems had been upgraded, if necessary, and were Year 2000 compliant; and

    - all of our corrugated products and mill non-IT infrastructure components, such as elevators, telephones, security systems, and heating, ventilation and air conditioning had been remediated, where necessary, and were Year 2000 compliant.


    We expect to conclude the programming, remediation, replacement and testing of the remaining 2% of non-compliant IT systems by the end of 1999.


    In addition, we have developed and are testing a standard purchasing, accounts payable and maintenance tracking system for our mills. We have installed this system in two mills and expect to have it installed in all remaining mills. It is anticipated that all mills will be Year 2000 compliant by the end of 1999. In conjunction with our Year 2000 project we have also implemented new order entry, corrugator scheduling, converting scheduling, shop floor manufacturing, shipping, inventory management and invoicing systems as part of an overall modernization project for our corrugated products plants.


    We hired an external consultant to validate the results of our assessment of our Year 2000 readiness. As of August 31, 1999, the consultant had conducted a Year 2000 compliance audit of all of our mills and all of our corrugated packaging plants. The consultant did not identify any Year 2000 non-compliance issues.



    In August 1998, we began identifying and surveying all of our major suppliers. We completed an evaluation of these major suppliers in August 1999 and identified three suppliers, each of which is a supplier to a local corrugated products plant, which did not sufficiently respond to our Year 2000 compliance survey. Although not considered critical, contingency plans have been developed to address possible supply problems with these three suppliers. We have not attempted to evaluate the Year 2000 compliance of our customers because we do not think it is practical to do so.



    YEAR 2000 COSTS. Based on current estimates, we expect to incur costs of approximately $5.3 million to address Year 2000 issues, of which $4.5 million had been paid as of August 31, 1999. Approximately 20% to 30% of the remaining costs will be reimbursed by TPI under a transition services agreement. We are expensing these costs as they are incurred, except in instances where we determine that replacing existing computer systems or equipment is more effective and efficient, particularly where additional functionality is available.


    YEAR 2000 RISKS. At this time, we believe we will be able to resolve our own Year 2000 issues. However, it is possible that there will be unanticipated problems with systems that we have renovated and tested. Further, although we are monitoring the Year 2000 readiness of our major suppliers we cannot control the outcome of their compliance efforts. The potential effect if we or third parties with whom we do business are unable to timely resolve Year 2000 issues is not determinable but we believe that our most reasonably likely Year 2000 worst case scenario would involve:

    - short-term down time for some of our equipment as a result of process control device malfunctions at our mills and corrugated products plants;

    - temporary disruption of deliveries of supplies and products due to truck shortages;


    - transferring production from the three plants associated with the three suppliers who did not sufficiently respond to our Year 2000 compliance survey; and


    - possible errors and delays, as well as increased labor costs, associated with manually taking orders, scheduling, production reporting and processing billing and shipping information if our customers experience system failures.

    CONTINGENCY PLANNING. We have developed contingency plans to minimize the impact of any Year 2000 problems. Each of our mills and corrugated packaging plants has developed its own business continuity plan. Where practicable, we have identified alternative methods to perform mission critical functions such as order processing, shipping finished goods, production scheduling and ship floor data control. We have also identified alternative suppliers and alternative manufacturing sites to address potential supply problems. We are creating an event management team, made up of individuals with various areas of technological expertise. This team will be dedicated to identifying and resolving any Year 2000 issues that arise between mid-December 1999 and mid-January 2000.

IMPACT OF INFLATION

    PCA does not believe that inflation has had a material impact on its financial position or results of operations during the past three years.

MARKET RISK AND RISK MANAGEMENT POLICIES

    Historically, PCA has not had any material market risk due to the fact that its debt financing and risk management activities were conducted by TPI or Tenneco. As a result of the transactions, PCA is exposed to the impact of interest rate changes and changes in the market value of its financial instruments. PCA periodically enters into derivatives in order to minimize these risks, but not for trading purposes.

    On March 5, 1999, PCA entered into an interest rate protection agreement with J.P. Morgan Securities Inc. to lock in then current interest rates on 10-year U.S. Treasury notes. PCA entered into this agreement to protect it against increases in the 10-year U.S. Treasury note rate, which served as a reference in determining the interest rate applicable to the notes, which have a comparable term. The agreement has a notional amount of $450.0 million and a 10-year U.S. Treasury note reference rate of 5.41%. As a result of a decrease in the interest rate on 10-year U.S. Treasury notes, PCA was obligated to make a single payment of approximately $8.4 million to J.P. Morgan Securities Inc. upon settlement of the agreement which was made on the date of the closing of the notes offering.

    Under the terms of the senior credit facility, PCA is required to maintain for at least two years after the closing of the transactions interest rate protection agreements establishing a fixed maximum interest rate with respect to at least 50% of the outstanding term loans under the senior credit facility.

    As a result, PCA has entered into three interest rate collar agreements which protect against rising interest rates and simultaneously guarantee a minimum interest rate. The notional amount of these collars is $720 million. The weighted average floor of the interest rate collar agreements is 4.97% and the weighted average ceiling of the interest rate collar agreements is 6.75%. The interest rate on approximately 60% of PCA's term loan obligations at June 30, 1999 are capped. PCA receives payments under the collar agreements if the LIBOR rate exceeds the ceiling. Correspondingly, PCA makes payments under the collar agreements if the LIBOR rate goes below the floor. In both cases, the amount received or paid is based on the notional amount and the difference between the actual LIBOR rate and the ceiling or floor rate. The weighted average duration of the interest rate collar agreements is approximately four years.


    PCA's earnings are affected by changes in short-term interest rates as a result of borrowings under the term loans. If LIBOR interest rates for these borrowings increase one percent, PCA's interest expense would increase, and income before income taxes would decrease, by approximately $11.4 million annually until the LIBOR rate exceeds the ceiling rate. At that point, only 40% of the debt would result in additional interest rate expense. As of June 30, 1999, the interest rate on the term loans was based on a LIBOR rate of 5.0%, which was adjusted to 5.3% on July 12, 1999. The effect of the interest rate change to the fair market value of the outstanding debt is insignificant. This analysis does not consider any other impacts on fair value that could exist in such an interest rate environment. In the event of a change in interest rates, management could take actions to further mitigate its exposure to the change. However, due to the uncertainty of the specific actions that would be taken and their possible effects, the sensitivity analysis assumes no changes in PCA's financial structure.


NEW ACCOUNTING STANDARDS

    For a description of changes in accounting principles affecting PCA, see
Note 2 to the Group's audited combined financial statements included elsewhere in this prospectus. None of the new accounting standards required to be adopted on January 1, 1999 had any material impact on the Group's or PCA's results of operations. In addition, management does not expect that new accounting standards currently pending will materially impact PCA's operating results.

                                    BUSINESS

GENERAL

    PCA is the sixth largest producer of containerboard and corrugated products in the United States, based on production capacity as reported in the Pulp & Paper 1999 North American Fact Book. With 1998 net sales of $1.6 billion, PCA produced 2.1 million tons of containerboard and shipped about 25 billion square feet of corrugated products.

    In 1998, we produced over 1.3 million tons of kraft linerboard at our mills located in Counce, TN and Valdosta, GA. We also produced 800,000 tons of semi-chemical medium at our mills located in Tomahawk, WI and Filer City, MI. About 20% of our total fiber requirements were met with wood from our 950,000 acres of owned or leased timberland, which are generally located within 100 miles of our mills.

    Our converting operations produce a wide variety of corrugated packaging products, including conventional shipping containers used to protect and transport manufactured goods. We also produce multi-color boxes and displays with strong visual appeal that help to merchandise the packaged product in retail locations. Finally, we are a large producer of meat boxes and wax-coated boxes for the agricultural industry.

INDUSTRY OVERVIEW

  CORRUGATED CONTAINERS

    According to the Fibre Box Association, the value of industry shipments of corrugated containers was over $20 billion in 1998. According to this source, corrugated container volume has grown at a compound annual rate of 3.1% since 1975. Demand for corrugated containers has increased in all but four years during this 23-year period. At no time during this period did demand for corrugated containers decrease in consecutive years.

    Most converting plants are either corrugator plants or sheet plants. There are approximately 612 corrugator plants in the United States. Corrugater plants have equipment on-site that flutes the medium and combines it with linerboard to create corrugated sheets. These sheets are then converted into corrugated containers on-site.

    There are approximately 860 sheet plants in the United States. Sheet plants purchase corrugated sheets from corrugator plants and convert these sheets into finished corrugated containers. According to the Fibre Box Association, corrugator plants account for 84% of the industry's corrugated container shipments, while sheet plants contribute the remaining 16%.

    The primary end-use markets for corrugated containers are shown below:

Food, beverages and agricultural products............................       39.2%
Paper and fiber products.............................................       22.6%
Petroleum, plastic, synthetic and rubber products....................       10.3%
Glass, pottery, fabricated metal and metal containers................        6.8%
Electrical and electronic machinery and appliances...................        3.7%

    High-volume, national account customers typically seek suppliers with multiple plant locations that can provide broad geographic coverage, an array of manufacturing capabilities and flexibility to provide products in critical situations. Local accounts tend to place a greater emphasis on local sales and customer service support, quick order turnaround and specialized services. All types of customers value price, quality and dependability.

    Corrugated containers are generally delivered by truck. Compared to many other products, the amount of corrugated containers that can fit into a truckload weighs much less. This, coupled with the relatively low price per ton of corrugated containers, make shipping costs account for a relatively high portion of total costs. As a result, converting plants tend to be located in close proximity to customers to minimize freight costs. Most converters serve markets within a 150-mile radius of their plants and employ a locally based sales force to solicit accounts in that market area.

    The corrugated products industry is highly fragmented, with an estimated 715 companies in the United States. The top five U.S. integrated corrugated manufacturers produce approximately 60% of total U.S. industry production. Integrated producers accounted for approximately three-quarters of total corrugated container shipments.

  CONTAINERBOARD

    Containerboard, which includes both linerboard and corrugating medium, is the principal raw material used to manufacture corrugated containers. Linerboard is used as the inner and outer facings, or liners, of a corrugated container. Corrugating medium is fluted and laminated to linerboard in corrugator plants to produce corrugated sheets. The sheets are subsequently printed, cut, folded and glued in corrugator plants or sheet plants to produce corrugated containers.

    Containerboard may be manufactured from both softwood and hardwood fibers, as well as from recycled fibers from used corrugated containers and waste clippings from corrugated converting operations. Kraft linerboard is made predominantly from softwoods like pine. Semi-chemical medium is made from hardwoods such as oak. Wood may be brought to the mill as logs to be chipped, or as already-chipped wood. The chips are chemically treated and cooked to form virgin fiber, also known as wood pulp. This pulp can be processed alone or blended with some percentage of recycled fiber on paper machines. The pulp is mixed with water and flows onto a moving wire screen, which allows the water to drain and concentrates the fibers. What remains is a paper mat that is compressed by a series of presses and then dried. The paper is wound into large rolls, which are slit to size as required by converters, and shipped to them.

    Linerboard is made in a range of grades or basis weights. 42 lb. linerboard is the most common weight, but linerboard is produced in weights that vary from under 26 lb. to over 90 lb. The number represents the weight in pounds per thousand square feet of that linerboard. Producers also market linerboard by performance characteristics, appearance and color. The following table describes different product weight, performance and color characteristics:

CATEGORY                           PRODUCTS            DESCRIPTION
- ---------------------------------  ------------------  --------------------------------------
Weights (lb./1,000 sq. ft.)......  26 - 38 lb.         Lightweights
                                   41 - 56             Middleweights
                                   61 - 90             Heavyweights
                                   >90                 Super heavyweights

Performance......................  High ring crush     stacking or compression strength
                                   Tare weight         minimal variations in basis weight
                                   Wet strength        strength while wet

Color............................  Mottled white       bleached pulp applied to unbleached
                                                       sheet; mottled appearance
                                   White top           even, white surface appearance
                                   Full bleached       solid white throughout

    The market demand for high performance grades, lightweights and white linerboard continue to grow at a faster rate because customers are seeking better strength characteristics at a lower cost as well as improved appearance.

    Recycled linerboard production has also grown rapidly in recent years due to favorable economics, customer demand for recycled packaging, and improved quality and performance characteristics. Recycled linerboard accounted for approximately 18% of total U.S. linerboard production in 1998. A recycled linerboard mill is typically smaller and less capital-intensive than kraft linerboard mills. These mills are likely to be located near a major urban area where the supply of recycled material is abundant and converter operations are more geographically concentrated.

    U.S. linerboard producers export nearly 20% of their production. The top three markets are Europe, Asia and Latin America, which together consumed about 90% of the U.S. linerboard exports during 1998. Linerboard exports have grown at an average rate of 6% a year during the last 15 years, reaching a record 4.6 million tons in 1997. Due to the strong U.S. dollar and weak Asian markets, exports of linerboard were significantly lower in 1998 at 3.7 million tons. The market for exported medium is considerably smaller than for linerboard. About 2.5% of the corrugating medium produced in the United States is exported.

    Despite recent consolidation activity, the containerboard industry remains relatively fragmented, with the top five producers accounting for 53% of production capacity and the top ten accounting for 72%.

    Containerboard is a commodity-like product whose price tends to be highly cyclical. Historically, pricing for containerboard has reflected changes in containerboard supply that resulted from capacity additions and reductions, as well as changes in inventory levels and demand. The supply/demand balance has improved in recent months and the average price of linerboard has risen about 25% since January. In 1999, several major containerboard manufacturers announced production curtailments and mill shutdowns. These reductions represent nearly 2 million tons or 5% of North American capacity. Only minimal capacity additions have been publicly announced through 2001 according to the American Forest & Paper Association.

BUSINESS STRATEGY

    Our on-going operating strategy focuses on three elements:

    - Building upon our low cost mill status and continuing to reduce manufacturing costs in our containerboard mills;

    - Focusing our sales and marketing efforts for corrugated containers on value-added, higher margin products and customers; and

    - Emphasizing investment and growth in our corrugated container operations to further increase our level of integration.

COMPETITIVE STRENGTHS

    - LOW-COST PRODUCER. Based on two studies performed in 1998 by Jacobs-Sirrine, an industry consulting firm, PCA's two largest containerboard mills were ranked in the lowest quartile for cash manufacturing costs in the industry. One of these studies was a single-client study that we paid Jacobs-Sirrine to perform in February 1998. The other was a multi-client study issued by Jacobs-Sirrine in the fourth quarter of 1998 that was available for purchase by the general public. The Counce and Tomahawk mills represent two-thirds of PCA's production capacity. Counce produces linerboard and Tomahawk makes semi-chemical medium. The industry uses cash manufacturing cost per ton as a measure of operating cost effectiveness for containerboard mill production. Cash manufacturing costs are the out-of-pocket costs associated with producing containerboard, which include costs for fiber, chemicals, energy, other materials and consumables, hourly labor and salaried supervision.

    Valdosta, our second kraft linerboard mill, uses only virgin fiber. In February 1998, Jacobs-Sirrine also ranked it as a low cost, or first quartile, mill. In the fourth quarter 1998 study, Valdosta's ranking fell to below average cost, or third quartile. This was due primarily to a decline in recycled fiber prices. This decline improved the relative cost position of recycled mills. Recycled fiber costs have increased recently to nearly the same level as in February 1998. This recycled fiber cost increase has improved Valdosta's cost position, returning it to the lowest cost quartile.

    Filer City, our smallest mill, produces semi-chemical medium. Filer City ranks as an average cost mill in both of the Jacobs-Sirrine studies.

    Fiber represents the single largest cost element in manufacturing containerboard. Our mills are located near abundant supplies of wood fiber. Additionally, our ability to vary the percentage of softwood, hardwood and recycled fiber enables us to react to changes in fiber prices and minimize fiber costs. Overall, our fiber costs are among the lowest in the industry.

    In recent years, we have also made significant productivity and efficiency gains. These include labor savings, higher machine speeds, reduced waste and lower chemical and energy costs.

    - INTEGRATED OPERATIONS. Our level of containerboard integration with our converting facilities is approximately 75% to 80%. This high level of integration provides a stable and predictable demand for our containerboard mill production. The remaining 20% to 25% of production is sold externally, with about two-thirds going to domestic corrugated converters and one-third to the export market. According to Pulp & Paper Week, during the period of 1995 to 1998, industry containerboard prices declined by 31% while our average corrugated box price fell by only 11%. The relative earnings stability of our converting plants acts to somewhat offset the more cyclical earnings of our mills. Containerboard pricing behaves much as a commodity and is highly dependent on the relative balance of containerboard supply and demand. Corrugated container demand has been fairly stable over the past 20 years and tracks general economic growth as measured by Gross Domestic Product and industrial production.

    - DIVERSIFIED CUSTOMER BASE. Our broad customer base enables us to minimize our dependence on any one industry, geography or individual customer. We have focused our sales efforts on smaller, local accounts, which usually demand more customized products and services than higher volume national accounts. Approximately 75% of our current revenues are derived from local accounts.

    - FOCUS ON VALUE-ADDED PRODUCTS AND SERVICES. We have pursued a strategy of providing our customers with value-added products, enhanced graphics and superior customer service. Since 1995, we have acquired nine converting facilities. Four of these acquisitions significantly increased our graphics capabilities, while five sheet plant acquisitions improved our ability to provide shorter production runs and faster turnaround times in those markets. We have also established five geographically dispersed graphics design centers that use sophisticated computer design software to create visually appealing customized boxes. Our close proximity to our customers, our broad geographic coverage and our ability to provide value-added products and services has consistently resulted in a higher selling price than the industry average.

OPERATIONS AND PRODUCTS

  MILLS

    Our two linerboard mills can manufacture a broad range of linerboard grades ranging from 26 lb. to 96 lb. Our two semi-chemical medium mills can manufacture grades ranging in weight from 21 lb. to 47 lb. All four of our mills have completed an extensive independent review process to become ISO 9002 certified. ISO 9002 is an international quality certification that verifies a facility maintains and follows stringent procedures for manufacturing, sales and customer service.

    COUNCE. Our Counce, Tennessee mill is one of the five largest linerboard mills in the United States out of approximately 70 linerboard mills. Its production capacity is approximately 937,000 tons per year. In 1998, we produced 880,600 tons of kraft linerboard on two paper machines at Counce. We produced a broad range of basis weights from 31 lb. to 96 lb. Our Counce mill machines also produce a variety of performance and specialty grades of linerboard including high-ring crush and wet strength. In 1998 we developed the capability to produce linerboard grades with a mottled white printing surface. Mottled white has a marble-like coloration and is typically priced from $130 to $175 per ton higher than kraft linerboard, but is more expensive to produce.

    VALDOSTA. Our Valdosta, Georgia mill is a kraft linerboard mill and has a production capacity of approximately 450,000 tons per year. In 1998, our single paper machine at Valdosta produced approximately 424,500 tons of linerboard. Valdosta primarily produces middleweight linerboard ranging from 42 lb. to 56 lb., and heavyweight/super heavyweight linerboard ranging from 61 lb. to 96 lb.

    TOMAHAWK. Our Tomahawk, Wisconsin mill is the second largest medium mill in the United States out of 69 medium mills. Its production capacity is 533,000 tons per year. In 1998, we produced approximately 503,900 tons of semi-chemical medium at Tomahawk using three paper machines, one of which is the third largest corrugated medium machine in the United States. These machines produce a broad range of basis weights from 23 lb. to 47 lb. Our Tomahawk mill also produces a variety of performance and specialty grades of semi-chemical medium. This includes high ring crush, wet strength, tare weight and super heavyweight.

    FILER CITY. Our Filer City, Michigan mill is a semi-chemical medium operation. In 1998, Filer City produced approximately 295,500 tons of medium on three paper machines. In July 1998, we shut down one machine at Filer City. Mill production capacity at Filer City is now 280,000 tons a year. Filer City produces a range of medium grades in basis weights from 21 lb. to 40 lb.

  CORRUGATED PRODUCTS

    We operate 39 corrugator plants, 28 sheet/specialty plants and five graphic design centers. The 39 corrugator plants have a corrugator on site and manufacture both combined sheets and finished boxes. Twenty-six sheet plants purchase combined sheets and create finished boxes. Two other small specialty facilities include a collating and distribution packaging center, as well as a machine rebuild facility. The five graphic design centers are located in Westmont, Illinois; Cincinnati, Ohio; Dallas, Texas; North Brunswick, New Jersey; and Southgate, California.

    These graphic design centers were established in response to customers' increasing need for sophisticated, high impact graphics on their corrugated boxes. Customers are increasingly using special in-store corrugated displays to market their products and are requiring more intricate packaging designs. In response, our graphic design centers offer state-of-the-art computers and equipment that are capable of 24-hour design turnaround and reduced product delivery times.

    Our converting locations are spread throughout the United States. Each corrugator plant serves a market radius that typically averages 150 miles. Our sheet plants are generally located in close proximity to our larger corrugating facilities which enables us to offer additional services and converting capabilities such as small volume, quick turnaround items.

    We produce a wide variety of products ranging from basic corrugated shipping containers to specialized packaging such as wax-coated boxes for the agriculture industry. We also have multi-color printing capabilities to make high-impact graphics boxes and displays that offer customers more attractive packaging.

  TIMBERLAND

    We own, lease, manage or have cutting rights to approximately 950,000 acres of timberland located near our Counce, Valdosta and Tomahawk mills. The acreage we control includes 800,000 acres of owned land and another 150,000 acres of long term leases. Virtually all of these leases have terms over 20 years.

    Over 90% of our timberland is located within 100 miles of our mills which results in lower wood transportation costs and a secure source of wood fiber. In 1998, 20% of our total fiber requirements were supplied by wood from timberland owned or leased by us. This timberland contains approximately 54% softwood, which is primarily pine. The other 46% is hardwood such as oak.

    In addition to the timberland we manage ourselves, we have initiated a Forest Management Assistance Program. Through this program we provide professional forestry assistance to private timberland owners to improve harvest yields and to optimize their harvest schedule. We have managed the regeneration of over 97,000 acres by supplying pine seedlings. In exchange for our expertise, we are given the right of first refusal over timber sales from those lands. These private lands include over 200,000 acres of timberland. We expect to harvest over 150,000 cords of wood from these forests annually.

    We also participate in the Sustainable Forestry Initiative, which is organized by the American Forest and Paper Association. This initiative is aimed at ensuring the long-term health and conservation of America's forestry resources. Activities include limiting tree harvest sizes, replanting harvest acreage, and participating in flora and fauna research and protecting water streams.

    We believe that the wood supplies near our Valdosta, Filer City and Tomahawk mills are very good and will remain so for the foreseeable future. As a result, we are considering the sale of a large percentage of our timberland in these regions. We currently believe that we will be able to purchase our wood requirements at competitive prices. At Counce, where pine is in shorter supply, we would consider selling a significant portion of our timberland if we could obtain a competitively priced, long-term supply agreement from the buyer.

  SOLID WOOD AND RECYCLING FACILITIES

    We own three sawmills located in Ackerman, Mississippi; Selmer, Tennessee; and Fulton, Mississippi. These three sawmills produce approximately 150 million board feet annually of lumber used to make furniture and building products. We also have an air-dry yard operation in Burnsville, Mississippi that holds newly cut lumber while it dries. Finally, we have a 50% interest in a wood chipping joint venture in Fulton, Mississippi that provides us with wood chips for use at our Counce Mill. The solid wood products group enables us to maximize the value of our timber through lumber sales, when appropriate, and also provides us with a supply of wood chips.

    We also operate three paper recycling centers, one in Jackson, Tennessee and two in Nashville, Tennessee. These recycling centers collect old corrugated containers, newspapers and other paper and provide a source of recycled fiber to our nearby Counce mill.

  PERSONNEL

    An on-site mill manager oversees each of our mills. The mill manager's operating staff includes personnel who support mill operations and woodlands, as well as support groups for scheduling and shipping, technical services and process control, maintenance and reliability, and engineering and technology. Our administrative support groups include accounting, information systems, payroll and human resources. All of the groups mentioned above report to each respective mill manager. Headquarters corporate support, located in Lake Forest, Illinois includes the containerboard sales group and the production scheduling group, which processes customer orders. We also maintain a 14-member corporate mill engineering staff that provides engineering, procurement, construction and start-up services for the four mills.

    Each of our converting plants is managed by a team, which usually includes a general manager, a sales manager, a production manager, a controller and a customer service manager. We also have a centralized technical support group comprised of 14 packaging engineers and technicians. This group provides services to our 67 converting facilities that include testing, engineering, manufacturing and technical support. Our technical support group also works with our customers on location to assure that our customers' quality and performance standards are consistently met. Our converting plants are grouped into seven geographic areas. Plants in each area report to an area general manager.

SALES AND MARKETING

    Our containerboard sales group is responsible for the sale of linerboard and corrugating medium to our own corrugating plants, to other domestic customers and to the export market. This group handles order processing for all shipments of containerboard from our own mills to our own converting plants. These personnel also coordinate and execute all containerboard trade agreements with other containerboard manufacturers.

    Our corrugated products are sold through a direct sales and marketing organization of approximately 350 sales personnel. Sales representatives and a sales manager at each manufacturing facility serve local and regional accounts. Corporate account managers serve large national accounts at multiple customer locations. Additionally, our graphic design centers maintain an on-site dedicated graphics sales force. General marketing support is located at our corporate headquarters.

    In addition to the 350 direct sales and marketing personnel, we have almost 100 support personnel that are new product development engineers and product graphics and design specialists. These individuals are located at both the corrugating facilities as well as the graphic design centers.

DISTRIBUTION

    Finished goods produced in our mills are shipped by rail or truck. Our individual mills do not own or maintain outside warehousing facilities. We do use several third-party warehouses for short-term storage.

    Our corrugated containers are usually delivered by truck due to our large number of customers and their demand for timely service. Shipping costs represent a relatively high percentage of our total costs due to the high bulk and relatively low value of corrugated containers. As a result, our converting plants typically service customers within a 150 miles radius.

CUSTOMERS

    CONTAINERBOARD. Our converting plants, either directly or through exchange agreements, consume more than three-quarters of our mills' containerboard production. These exchanges, or trades, allow us to swap containerboard produced in our mills for containerboard manufactured at other companies' locations. Trades, which are common in the industry, reduce the distance the rolls of containerboard have to be shipped, and, in turn, overall freight costs. Trades also encourage more efficient production for the industry, since companies can trade for containerboard grades they cannot manufacture as efficiently on their own equipment.

    The containerboard that we do not consume directly or through trades is sold to independent domestic converters and export customers. We also sell containerboard to manufacturers of fiber drums, air bags, protective packaging and other specialty products.

    CORRUGATED PACKAGING. About three-quarters of our corrugated packaging customers are regional and local accounts, and they are broadly diversified across industries and geographic locations. Based on an internal customer survey conducted in 1998, we estimate that nearly 40% of our customers have purchased from us for over five years. Our top ten corrugated products customers accounted for about 20% of our 1998 gross revenues and no single customer represented over 6% of our gross revenues.

RAW MATERIALS

    FIBER SUPPLY. Fiber is the single largest cost in the manufacture of containerboard. To reduce our fiber costs we have invested in processes and equipment to ensure a high degree of fiber flexibility. Our mills have the capability to shift a portion of their fiber consumption between softwood, hardwood and recycled sources. With the exception of our Valdosta mill, all of our mills can utilize some recycled fiber in their containerboard production. Our ability to use various types of virgin and recycled fiber helps mitigate the impact of changes in the prices of various fibers.

    ENERGY SUPPLY. Energy at the mills is obtained through purchased electricity or through various fuels which are then converted to steam or electricity on-site. Fuel sources include coal, natural gas, oil, bark and byproducts of the containerboard manufacturing and pulping process. These fuels are burned in boilers to produce steam. Steam turbine generators are used to produce electricity.

    Our two kraft linerboard mills at Counce and Valdosta generate approximately 60% to 70% of their energy requirements from their own byproducts. Presently, 50% of our electricity consumption for the four mills is generated on-site.

COMPETITION

    CONTAINERBOARD. Containerboard is generally considered a commodity-type product and can be purchased from numerous suppliers. While the containerboard industry has been consolidating over the last two decades, it is still relatively fragmented compared with other basic manufacturing industries such as steel, automotive, commodity chemicals and petroleum. Approximately 59 companies currently produce containerboard and the top five represent 53% of total industry shipments. As a result, no single company has a dominant position in the industry. PCA's primary competition for our external sales of containerboard are a number of large, diversified paper companies, including Georgia-Pacific Corporation, International Paper Company, Smurfit-Stone Container Corporation, Temple-Inland Inc., Weyerhaeuser Company and Willamette Industries, Inc., as well as other regional manufacturers.

    CORRUGATED CONTAINERS. Corrugated containers are produced by more than 715 U.S. companies operating nearly 1,500 plants. While the capability to make corrugated containers are offered by these hundreds of companies, very few boxes are produced as standard, or stock, items. Most corrugated containers are custom manufactured to the customer's specifications for that container. Finished containers are shipped to the customer flat, to be assembled for filling at the customer's operation. Corrugated producers generally sell within a 150-mile radius of their plants and compete with other corrugated facilities in their local market. In fact, the Fibre Box Association tracks industry data by 47 distinct market regions.

    The larger, multi-plant integrated companies may also solicit larger, multi-plant users of boxes who purchase for all their user facilities on a consolidated basis. These customers are often referred to as national or corporate accounts. Typically, prices charged to national accounts reflect the benefit to the corrugated manufacturer of the volume and scale economies these large accounts bring.

    Corrugated container businesses seek to differentiate themselves through pricing, quality, service, design and product innovation. We compete for both local and national account business and we compete against producers of other types of packaging products. On a national level, our competitors include Four M Corporation, Gaylord Container Corporation, Georgia-Pacific Corporation, International Paper Company, Smurfit-Stone Container Corporation, Temple-Inland Inc., Weyerhaeuser Company and Willamette Industries, Inc. However, with our strategic focus on local and regional accounts, we believe we compete as much with the smaller, independent converters as with the larger, integrated producers.

EMPLOYEES

    As of June 30, 1999, we had approximately 7,700 employees. Approximately 2,100 of these employees were salaried and approximately 5,600 were hourly. Approximately 75% of our hourly employees are represented by unions. Our unionized employees are represented primarily by the Paper, Allied Industrial, Chemical, Energy Workers International Union, the Graphic Communications International Union and the United Steel Workers of America.


    Contracts for our unionized mill employees expire between October 2000 and September 2003. Contracts for unionized converting plant employees expire between November 1999 and August 2005. We are currently in negotiations to renew or extend any union contracts expiring in the near future.


    There have been no instances of significant work stoppages in the past 15 years. We believe we have satisfactory relations with our employees.

ENVIRONMENTAL MATTERS

    Compliance with environmental requirements is a significant factor in our business operations. We commit substantial resources to maintaining environmental compliance and managing environmental risk. We are subject to, and must comply with, a variety of federal, state and local environmental laws, particularly those relating to air and water quality, waste disposal and the cleanup of contaminated soil and groundwater. We believe that we are currently in material compliance with all applicable environmental rules and regulations. Because environmental regulations are constantly evolving, we have incurred, and will continue to incur, costs to maintain compliance with those laws. We work diligently to anticipate and budget for the impact of applicable environmental regulations and do not currently expect that future environmental compliance obligations will materially affect our business or financial condition.

    In April 1998, the United States Environmental Protection Agency finalized the Cluster Rules, which govern all pulp and paper mill operations, including those at our mills. Over the next several years, the Cluster Rules will affect our allowable discharges of air and water pollutants. As a result, PCA and its competitors are required to incur costs to ensure compliance with these new rules. Our current spending projections to complete Cluster Rule compliance implementation at our four mills is about $60 million from 1999 to 2005. During 1997 and 1998, we spent approximately $3 million on Cluster Rule compliance. We currently estimate total capital costs for environmental matters, including Cluster Rule compliance, at $16 million for 1999 and $22 million for 2000.

    As is the case with any industrial operation, we have in the past incurred costs associated with the remediation of soil or groundwater contamination. From January 1994 through June 1999, remediation costs at our mills and converting plants totaled about $2.3 million. We do not believe that any on-going remedial projects are material in nature. As of June 30, 1999, we maintained a reserve of $83,000 for environmental remediation liability as well as a general overall environmental reserve of $3,369,000, which includes funds relating to onsite landfill and surface impoundments as well as on-going and anticipated remedial projects. We believe these reserves are adequate.

    We could also incur environmental liabilities as a result of claims by third parties for civil damages, including liability for personal injury or property damage, arising from releases of hazardous substances or contamination. We are not aware of any claims of this type currently pending against us.

    In the transactions, TPI agreed to retain all liability for all former facilities and all sites associated with pre-closing waste disposal. TPI also retained environmental liability for a closed landfill located near the Filer City mill.

PROPERTIES

    MILLS. The table below provides a summary of our containerboard mills, the principal products produced, each mill's capacity and their capacity utilization.

LOCATION                                         FUNCTION        CAPACITY     UTILIZATION (%)*
- -------------------------------------------  -----------------  -----------  -------------------
Counce, TN.................................  Kraft Linerboard       937,000              94%
                                             mill

Filer City, MI.............................  Semi-chemical          280,000              93%
                                             Medium mill

Tomahawk, WI...............................  Semi-chemical          533,000              95%
                                             Medium mill

Valdosta, GA...............................  Kraft Linerboard       450,000              95%
                                             mill
                                                                -----------

    Total..................................                       2,200,000
                                                                -----------
                                                                -----------

- --------------

    *UTILIZATION IS DEFINED AS 1998 TONS PRODUCED DIVIDED BY ANNUAL CAPACITY.

    Each of the mills is currently subject to a mortgage held by Morgan Guaranty Trust Company of New York on behalf of the lenders under the senior credit facility.

    OTHER FACILITIES. In addition to our mills, we own 37 corrugator plants and seven specialty plants. We also own three sawmills, an air-drying yard, one recycling facility, one warehouse and miscellaneous other property, which includes sales offices and woodlands forest management offices. These sales offices and woodlands forest management offices generally have one to four employees and serve as administrative offices. We lease two corrugator plants, 21 sheet specialty plants, five regional design centers, two recycling facilities and numerous other distribution centers, warehouses and facilities. PCA has no owned or leased properties outside of the continental United States. All of our owned real property is subject to a first priority mortgage held by Morgan Guaranty Trust Company of New York on behalf of the lenders under the senior credit facility.

    TIMBERLAND. We own or lease approximately 950,000 acres of timberland as shown below:

                                                    OWN       LEASE      TOTAL
                                                 ---------  ---------  ---------
Counce, TN.....................................    348,000     56,000    404,000
Tomahawk, WI...................................    163,000         --    163,000
Valdosta, GA...................................    289,000     94,000    383,000
                                                 ---------  ---------  ---------
  Total Acres..................................    800,000    150,000    950,000
                                                 ---------  ---------  ---------
                                                 ---------  ---------  ---------

    All of our owned timberland is subject to a mortgage held by Morgan Guaranty Trust Company of New York on behalf of the lenders under the senior credit facility. Lease agreements are generally for 35 to 66 years and offer fiber harvest rights on the leased properties.

    HEADQUARTERS. We currently lease and will continue to lease our executive and administrative offices in Lake Forest, Illinois from Tenneco Packaging, Inc. for up to four years.

    We currently believe that our facilities and properties are sufficient to meet our operating requirements for the foreseeable future.

LEGAL PROCEEDINGS


    In May 1999, we were served with a complaint filed in the United States District Court for the Eastern District of Pennsylvania (WINOFF INDUSTRIES, INC.
V. STONE CONTAINER CORPORATION, ET AL.) alleging civil violations of Section 1 of the Sherman Act in connection with the pricing and production of linerboard from October 1, 1993 through November 30, 1995. Plaintiffs purport to represent a nationwide class of purchasers of corrugated containers, and the complaint names ten major linerboard manufacturers as defendants. The complaint seeks treble damages for allegedly unlawful corrugated container price increases, plus attorneys' fees. We believe the allegations have no merit, are vigorously defending ourselves, and believe the outcome of this litigation should not have a material adverse effect on our financial position, results of operations, or cash flow.



    We are also party to various legal actions arising in the ordinary course of our business. These legal actions cover a broad variety of claims spanning our entire business. We believe that the resolution of these legal actions will not, individually or in the aggregate, have a material adverse effect on our financial condition or results of operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The names, ages and positions of the persons who are the directors and executive officers of PCA are provided below:


NAME                                       AGE     POSITION
- --------------------------------------  ---------  -------------------------------------------------------------------
Paul T. Stecko........................     54      Chairman of the Board and Chief Executive Officer
William J. Sweeney....................     58      Executive Vice President--Corrugated Products
Richard B. West.......................     47      Chief Financial Officer, Vice President and Secretary
Mark W. Kowlzan.......................     44      Vice President--Containerboard/Wood Products
Andrea L. Davey.......................     43      Vice President--Human Resources
Dana G. Mead..........................     63      Director
Theodore R. Tetzlaff..................     55      Director
Samuel M. Mencoff.....................     43      Director and Vice President
Justin S. Huscher.....................     45      Director and Assistant Secretary
Thomas S. Souleles....................     31      Director and Assistant Secretary


    PAUL T. STECKO has served as Chief Executive Officer of PCA since January 1999 and as Chairman of the Board of PCA since March 1999. From November 1998 to April 1999, Mr. Stecko served as President and Chief Operating Officer of Tenneco. From January 1997 to that time, Mr. Stecko served as Chief Operating Officer of Tenneco. From December 1993 through January 1997, Mr. Stecko served as President and Chief Executive Officer of TPI. Prior to joining Tenneco, Mr. Stecko spent 16 years with International Paper Company. Mr. Stecko is a member of the board of directors of Tenneco, American Forest and Paper Association and State Farm Mutual Insurance Company.

    WILLIAM J. SWEENEY has served as Executive Vice President--Corrugated Products of PCA since April 1999. From May 1997 to April 1999, Mr. Sweeney served as Executive Vice President-- Paperboard Packaging of TPI. From May 1990 to May 1997, Mr. Sweeney served as Senior Vice President and General Manager--Containerboard Products of TPI. From 1983 to that time, Mr. Sweeney served as General Manager and Vice President of Stone Container Corporation. From 1978 to 1983, Mr. Sweeney served as Sales Manager, Operations Manager and Division Vice President at Continental Group and from 1967 to that time, as Sales Manager and General Manager of Boise Cascade Corporation.


    RICHARD B. WEST has served as Chief Financial Officer of PCA since March 1999, as Secretary since April 1999 and also as Vice President since July 1999. From March 1999 to June 1999, Mr. West also served as Treasurer of PCA. Mr. West served as Vice President of Finance-- Paperboard Packaging of TPI from 1995 to April 1999. Prior to joining Tenneco, Mr. West spent 20 years with International Paper Company where he served as an Internal Auditor, Internal Audit Manager and Manufacturing Controller for the Printing Papers Group and Director/Business Process Redesign.


    MARK W. KOWLZAN has served as Vice President--Containerboard/Wood Products of PCA since April 1999. From 1998 to April 1999, Tenneco employed Mr. Kowlzan as Vice President and General Manager--Containerboard/Wood Products and from May 1996 to 1998, as Operations Manager and Mill Manager of the Counce mill. Prior to joining Tenneco, Mr. Kowlzan spent 15 years at International Paper Company, where he held a series of operational positions within its mill organization.


    ANDREA L. DAVEY has served as Vice President--Human Resources of PCA since April 1999. From 1994 to April 1999 Ms. Davey was employed principally by Tenneco where she held the positions of Director of Field Employee Relations, Director of Training and Development, Director of Compensation and Benefits, and Project Manager of HRIS project and also served in the capacity of Vice President--Human Resources, Paperboard Packaging from May 1997 to April 1999. From 1992 to joining Tenneco in 1994, Ms. Davey served as Director of Human Resources for the Bakery division of Sara Lee Corporation. From 1989 to that time, she served as Human Resource Manager for the Converting Group of International Paper Company. Prior to that time, Ms. Davey spent five years with ITT Corporation, where she served as Human Resources Manager.

    DANA G. MEAD has served as a director of PCA since March 1999. Mr. Mead is also Chairman and Chief Executive Officer of Tenneco and has served as a director and an executive officer of Tenneco since April 1992, when he joined Tenneco as Chief Operating Officer. Prior to joining Tenneco, Mr. Mead served as an Executive Vice President of International Paper Company, a manufacturer of paper, pulp and wood products, from 1988, and served as Senior Vice President of that company from 1981. He is also a director of Textron, Inc., Zurich Allied AG and Pfizer Inc.

    THEODORE R. TETZLAFF has served as a director of PCA since March 1999. Mr. Tetzlaff has been a Partner in the law firm of Jenner & Block, Chicago, since 1976 and Chairman of its Executive Committee and Operations & Finance Committee since July 1997. Mr. Tetzlaff is also General Counsel of Tenneco, serving in that capacity since June 1992. Mr. Tetzlaff has served as a director of Case Corp. since 1994. He was formerly Vice President, Legal and External Affairs, of Cummins Engine Company, Inc. from 1980 to 1982. Mr. Tetzlaff is also a director of Continental Materials Corp. and a Commissioner of the Public Building Commission of Chicago.

    SAMUEL M. MENCOFF has served as a director and Vice President of PCA since January 1999. Mr. Mencoff has been employed principally by Madison Dearborn Partners, Inc. since 1993 and currently serves as a Managing Director. From 1987 until 1993, Mr. Mencoff served as Vice President of First Chicago Venture Capital. Mr. Mencoff is a member of the operating committee of the general partner of Golden Oak Mining Company, L.P. and a member of the board of directors of Bay State Paper Holding Company, Buckeye Technologies, Inc. and Riverwood Holding, Inc.

    JUSTIN S. HUSCHER has served as a director of PCA since March 1999 and also as an Assistant Secretary of PCA since April 1999. Mr. Huscher has been employed principally by Madison Dearborn Partners, Inc. since 1993 and currently serves as a Managing Director. From 1990 until 1993, Mr. Huscher served as Senior Investment Manager of First Chicago Venture Capital. Mr. Huscher is a member of the operating committee of the general partner of Golden Oak Mining Company, L.P. and a member of the board of directors of Bay State Paper Holding Company.

    THOMAS S. SOULELES has served as a director of PCA since March 1999 and also as an Assistant Secretary of PCA since April 1999. From January 1999 to April 1999, Mr. Souleles served as a Vice President and Secretary of PCA. Mr. Souleles has been employed principally by Madison Dearborn Partners, Inc. since 1995 and currently serves as a Director. Prior to joining Madison Dearborn Partners, Inc., Mr. Souleles attended Harvard Law School and Harvard Graduate School of Business Administration where he received a J.D. and an M.B.A. Mr. Souleles is a member of the board of directors of Bay State Paper Holding Company.

    Each director of PCA listed above was elected under the terms of a stockholders agreement among TPI, PCA and PCA Holdings that was entered into in connection with the transactions. Upon consummation of the offerings, the voting provisions of the stockholders agreement will terminate. See "Certain Relationships and Related Transactions--Stockholders Agreement." PCA anticipates that Dana G. Mead and Theodore R. Tetzlaff will resign upon consummation of the offerings and that two directors not otherwise affiliated with PCA or any of its stockholders will be elected by the board of directors following completion of the offerings.

COMPENSATION OF EXECUTIVE OFFICERS


    None of the executive officers of PCA received compensation from PCA prior to the closing of the transactions on April 12, 1999. Before the closing of the transactions, PCA's chief executive officer and its four other most highly compensated executive officers, Mr. Stecko, Mr. Sweeney, Mr. West, Mr. Kowlzan and Ms. Davey, were employed by, and received compensation from, Tenneco Inc. or its affiliates. Each of these named executive officers is currently receiving substantially the same base salary and annual perquisite allowance, and is entitled to the same annual cash bonus target from PCA, as they were receiving from Tenneco or its affiliates prior to the closing of the transactions. For fiscal year 1999, the annual base salaries of Mr. Sweeney, Mr. West, Mr. Kowlzan and Ms. Davey are $355,380, $198,018, $194,800 and $150,496, respectively; the corresponding annual bonus targets are $175,000, $115,000, $115,000 and $65,000, respectively, and the annual perquisite allowances are $30,000, $12,000, $20,000, and $12,000, respectively.


    Under the terms of letter agreements entered into with Mr. Stecko on January 25, 1999 and May 19, 1999, PCA pays Mr. Stecko a base salary of $600,000 per annum, subject to increases approved by the Board, and has agreed to pay Mr. Stecko an annual bonus of not less than $500,000 with respect to each of the fiscal years 1999, 2000 and 2001, and an annual perquisite allowance of not less than $60,000 payable in cash. In addition, upon commencement of Mr. Stecko's employment with us, we paid Mr. Stecko a signing bonus payment of $1 million, the net proceeds of which, under the terms of the letter agreements, will be invested in common stock of PCA. If PCA terminates Mr. Stecko without cause, he is entitled to receive an amount equal to three times the sum of his base salary plus the amount of the highest annual bonus paid to him during the previous three year period.

    Under the terms of a memorandum from PCA to Mr. Sweeney, dated April 16, 1999, PCA agreed to pay Mr. Sweeney a bonus in the amount of $500,000 if either PCA terminates Mr. Sweeney before April 12, 2002 for any reason other than for cause or he is still employed by PCA on April 12, 2002. If Mr. Sweeney dies before April 12, 2002, the bonus will be paid to his beneficiaries on a pro rata basis. Mr. Sweeney agreed to use the after-tax proceeds of this bonus to pay off the outstanding balance, if any, of the loan he received from PCA to purchase equity of PCA during the June 1999 management equity issuance.

COMPENSATION OF DIRECTORS

    PCA does not currently compensate directors for serving as a director or on committees of the board of directors or pay directors any fees for attendance at meetings of the board, although PCA may elect to compensate directors in the future using cash or equity. All directors will be reimbursed for reasonable out-of-pocket expenses incurred in connection with their attendance at board and committee meetings.

MANAGEMENT EQUITY AGREEMENTS


    PCA entered into management equity agreements in June 1999 with 125 of its management-level employees, including the named executive officers. Under these agreements, PCA sold 3,132,800 shares of common stock to 113 of these employees at approximately $4.55 per share, the same price per share at which PCA Holdings purchased equity in the transactions. PCA guaranteed bank financing in the amount of $5,200,000 in the aggregate to enable some of these members of PCA's management to purchase equity under their respective management equity agreements. The amount of bank financing guaranteed by PCA with respect to any employee did not exceed 50% of the purchase price paid by the employee under his or her management equity agreement. The capital stock purchased under the management equity agreements is subject to vesting and is subject to repurchase upon a termination of employment by PCA.

    The management equity agreements also provide for the grant of options to purchase up to an aggregate of 6,576,460 shares of PCA's common stock at the same price per share at which PCA Holdings purchased common stock in the transactions. These options will become exercisable upon completion of the offerings. The option shares are subject to contractual restrictions on transfer for a period of up to 18 months following completion of the offering. Mr. Stecko, Mr. Sweeney, Mr. West, Mr. Kowlzan and Ms. Davey were issued options to acquire 1,386,000, 587,400, 215,600, 350,900 and 140,580 shares of common stock, respectively, under the management equity agreements.



LONG-TERM EQUITY INCENTIVE PLAN



    Prior to the closing of the offerings, PCA will adopt the Packaging Corporation of America 1999 Long-Term Equity Incentive Plan. The equity incentive plan provides for grants of stock options, stock appreciation rights, or SARs, restricted stock and performance awards. Directors, officers and employees of PCA and its subsidiaries, as well as others who engage in services for PCA, are eligible for grants under the plan. The purpose of the equity incentive plan is to provide these individuals with incentives to maximize stockholder value and otherwise contribute to the success of PCA and to enable PCA to attract, retain and reward the best available persons for positions of responsibility.



    A total of 4,400,000 shares of our common stock, representing approximately 4% of our currently outstanding common stock on a fully-diluted basis, will be available for issuance under the equity incentive plan, subject to adjustment in the event of a reorganization, stock split, merger or similar change in the corporate structure of PCA or the outstanding shares of common stock. These shares may be, in whole or in part, authorized and unissued or held as treasury shares.



    The compensation committee of our board of directors will administer the equity incentive plan. Our board also has the authority to administer the plan and to take all actions that the compensation committee is otherwise authorized to take under the plan. Grants will be awarded under the equity incentive plan entirely in the discretion of the compensation committee. As a result, we are unable to determine at this time the recipients, amounts and values of future benefits to be received under the plan. We anticipate that in connection with the offerings, we will grant options to purchase an aggregate of approximately 500,000 shares of our common stock to approximately 200 employees. All of these options will have an exercise price equal to the initial public offering price of the common stock in the offerings and will be subject to annual vesting over a four-year period.



    The following is a summary of the material terms of the equity incentive plan, but does not include all of the provisions of the plan. For further information about the plan, we refer you to the equity incentive plan, which we have filed as an exhibit to the registration statement of which this prospectus is a part.



TERMS OF THE EQUITY INCENTIVE PLAN



    ELIGIBILITY. Directors, officers and employees of PCA and its subsidiaries, as well as other individuals performing significant services for us, or to whom we have extended an offer of employment, will be eligible to receive grants under the equity incentive plan. However, only employees may receive grants of incentive stock options. In each case, the compensation committee will select the actual grantees. As of September 1, 1999, there were approximately 350 employees expected to be eligible to participate in the equity incentive plan.



    STOCK OPTIONS. Under the equity incentive plan, the compensation committee may award grants of incentive stock options conforming to the provisions of
Section 422 of the Internal Revenue Code and other, non-qualified stock options. The compensation committee may not, however, award to any one person in any calendar year options to purchase common stock equal to more than 20% of the total number of shares authorized under the plan. The compensation committee also may not grant incentive stock options first exercisable in any calendar year for shares of common stock with a fair market value greater than $100,000, determined at the time of grant.



    The compensation committee will determine the exercise price of any option in its discretion. However, the exercise price of an incentive option may not be less than 100% of the fair market value of a share of common stock on the date of grant, and the exercise price of an incentive option awarded to a person who owns stock constituting more than 10% of PCA's voting power may not be less than 110% of the fair market value on the date of grant.



    Unless the compensation committee determines otherwise, the exercise price of any option may be paid in any of the following ways:



    - in cash,



    - by delivery of shares of common stock with a fair market value equal to the exercise price,



    - by simultaneous sale through a broker of shares of common stock acquired upon exercise, and/or



    - by having PCA withhold shares of common stock otherwise issuable upon exercise.



    If a participant elects to deliver or withhold shares of common stock in payment of any part of an option's exercise price, the compensation committee may in its discretion grant the participant a "reload option." The reload option entitles its holder to purchase a number of shares of common stock equal to the number so delivered or withheld. The reload option may also include, if the compensation committee chooses, the right to purchase a number of shares of common stock equal to the number delivered or withheld in satisfaction of any of PCA's tax withholding requirements in connection with the exercise of the original option. The terms of each reload option will be the same as those of the original exercised option, except that the grant date will be the date of exercise of the original option, and the exercise price will generally be the fair market value of the common stock on the date of grant of the reload option.



    The compensation committee will determine the term of each option in its discretion. However, no term may exceed ten years from the date of grant or, in the case of an incentive stock option granted to a person who owns stock constituting more than 10% of the voting power of PCA, five years from the date of grant. In addition, all options under the equity incentive plan, whether or not then exercisable, generally cease vesting when a grantee ceases to be a director, officer or employee of, or to otherwise perform services for, PCA or its subsidiaries. Options generally expire 90 days after the date of cessation of service, provided that the grantee does not compete with PCA during this 90-day period.



    There are, however, exceptions depending upon the circumstances of cessation. In the case of a grantee's death or disability, all options will become fully vested and exercisable and remain so for up to 180 days after the date of death or disability. In the event of retirement, a grantee's vested options will remain exercisable for up to 90 days after the date of retirement, while his or her unvested options may become fully vested and exercisable in the discretion of the compensation committee. Upon termination for cause, all options will terminate immediately. If there is a change in control of PCA and a grantee is terminated from service with PCA and its subsidiaries within one year thereafter, all options will become fully vested and exercisable and remain so for up to one year after the date of termination. In addition, the compensation committee has the authority to grant options that will become fully vested and exercisable automatically upon a change in control of PCA, whether or not the grantee is subsequently terminated.

    SARS. The compensation committee may grant SARs under the equity incentive plan alone or in tandem with stock options. SARs will be subject to the terms and conditions determined by the compensation committee in its discretion. SARs granted in tandem with options become exercisable only when, to the extent and on the conditions that the related options are exercisable, and they expire at the same time the related options expire. The exercise of an option results in the immediate forfeiture of any related SAR to the extent the option is exercised, and the exercise of an SAR results in the immediate forfeiture of any related option to the extent the SAR is exercised.



    Upon exercise of an SAR, the grantee will receive an amount in cash and/or shares of common stock or other PCA securities equal to the difference between the fair market value of a share of common stock on the date of exercise and the exercise price of the SAR or, in the case of an SAR granted in tandem with options, of the option to which the SAR relates, multiplied by the number of shares as to which the SAR is exercised.



    RESTRICTED STOCK. Under the equity incentive plan, the compensation committee may award restricted stock to eligible participants. Restricted Stock will be subject to the conditions and restrictions determined by the compensation committee in its discretion, and will be restricted for the duration determined by the committee, which will generally be at least six months. A grantee will be required to pay PCA at least the aggregate par value of any shares of restricted stock within ten days of the date of grant, unless the shares are treasury shares. Unless the compensation committee determines otherwise, all restrictions on a grantee's restricted stock will lapse when the grantee ceases to be a director, officer or employee of, or to otherwise perform services for, PCA and its subsidiaries, if the cessation occurs due to a termination within one year after a change in control of PCA or due to death, disability or, in the discretion of the compensation committee, retirement. If termination of employment or service occurs for any other reason, all of a grantee's restricted stock as to which the applicable restrictions have not lapsed will be forfeited immediately.



    PERFORMANCE AWARDS. Under the equity incentive plan, the compensation committee may grant performance awards contingent upon achievement by the grantee, PCA and/or its subsidiaries or divisions of set goals and objectives regarding specified performance criteria, such as return on equity, over a specified performance cycle, as designated by the compensation committee. Performance awards may include:



    - specific dollar-value target awards;



    - performance units, the value of which is established by the compensation committee at the time of grant; and/or



    - performance shares, the value of which is equal to the fair market value of a share of common stock on the date of grant. The value of a performance award may be fixed or fluctuate on the basis of specified performance criteria. A performance award may be paid out in cash and/or shares of common stock or other PCA securities.



    Unless the compensation committee determines otherwise, if a grantee ceases to be a director, officer or employee of, or to otherwise perform services for, PCA and its subsidiaries prior to completion of a performance cycle, and the reason for that cessation is because of termination within one year after a change in control of PCA or due to death, disability or retirement, the grantee will receive the portion of the performance award payable to him or her based on achievement of the applicable performance criteria over the elapsed portion of the performance cycle. If termination of employment or service occurs for any other reason prior to completion of a performance cycle, the grantee will become ineligible to receive any portion of a performance award.



    VESTING, WITHHOLDING TAXES AND TRANSFERABILITY OF ALL AWARDS. The terms and conditions of each award made under the equity incentive plan, including vesting requirements, will be set forth consistent with the plan in a written notice to the grantee. Except in limited circumstances, no award under the equity incentive plan may vest and become exercisable within six months of the date of grant, unless the compensation committee determines otherwise.



    Unless the compensation committee determines otherwise, a participant may elect to deliver shares of common stock, or to have PCA withhold shares of common stock otherwise issuable upon exercise of an option or SAR or upon grant or vesting of restricted stock, in order to satisfy PCA's required withholding obligations in connection with any such exercise, grant or vesting.



    Unless the compensation committee determines otherwise, no award made under the equity incentive plan will be transferable other than by will or the laws of descent and distribution or to a grantee's family member by gift, and each award may be exercised only by the grantee, his or her qualified family member transferee, or any of their respective executors, administrators, guardians or legal representatives.



    AMENDMENT AND TERMINATION OF THE EQUITY INCENTIVE PLAN. The board may amend or terminate the equity incentive plan in its discretion, except that no amendment will become effective without prior approval of PCA's stockholders if such approval is necessary for continued compliance with any stock exchange listing requirements. Furthermore, any termination may not materially and adversely affect any outstanding rights or obligations under the equity incentive plan without the affected participant's consent. If not previously terminated by the Board, the equity incentive plan will terminate on the tenth anniversary of its adoption.



ONE MILLION DOLLAR COMPENSATION LIMIT



    The Revenue Reconciliation Act of 1993 limits the annual deduction a publicly held company may take for compensation paid to its chief executive officer or any of its four other highest compensated officers in excess of $1,000,000 per year, excluding for this purpose compensation that is "performance-based" within the meaning of Code Section 162(m).



    Compensation paid under the equity incentive plan will not qualify as performance-based except to the extent paid pursuant to grants made under the plan following approval of the plan by PCA's stockholders in accordance with Code Section 162(m)(4)(c) and the related Treasury Regulations, and except to the extent certain other requirements are satisfied. However, based on a special rule contained in regulations issued under Section 162(m), the $1 million deduction limitation described above should not apply to any options, SARs or restricted stock granted, or cash-based compensation paid, prior to PCA's annual meeting of stockholders in 2003, to the extent such grants or payments are made under the equity incentive plan.


BOARD COMMITTEES

    Upon completion of the offerings, PCA will have two standing committees--an audit committee and a compensation committee. Upon completion of the offerings, each of these committees will consist of a majority of nonmanagment directors.


    The audit committee will review and recommend to the board internal accounting and financial controls for PCA and accounting principles and auditing practices and procedures to be used in the preparation of PCA's financial statements. The audit committee will also make recommendations to the board concerning the engagement of independent public accountants and the scope of their audits. The members of the audit committee have yet to be determined.



    The compensation committee will administer PCA's benefit plans and make recommendations concerning the compensation of employees. The compensation committee will consist of Samuel M. Mencoff, chairman, Thomas S. Souleles and a third director to be named.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CONTRIBUTION AGREEMENT

    TPI, PCA Holdings and PCA entered into a contribution agreement governing the sale of the containerboard and corrugated packaging products business to PCA. PCA Holdings owns approximately 53% of the outstanding common stock of PCA and TPI owns approximately 44% of the outstanding common stock of PCA. Under the terms of the contribution agreement, the following occurred:

    - PCA paid to Madison Dearborn, the entity that controls PCA Holdings, a transaction fee of $15.0 million and reimbursed Madison Dearborn for out-of-pocket expenses.

    - PCA paid $2.0 million of the legal and accounting fees and expenses of TPI incurred in connection with the transactions.

    - TPI agreed to indemnify PCA, PCA Holdings and their affiliates for any breaches of representations, warranties and covenants it made in the contribution agreement relating to the condition of the business as of the closing of the transactions and liabilities of the containerboard and corrugated packaging products business which it agreed to retain. TPI's indemnification obligation in respect of breaches of its representations and warranties generally survives for 18 months from the closing and is subject to a $12.5 million deductible and a $150.0 million cap.

    - PCA agreed to indemnify TPI and its affiliates against those liabilities it agreed to assume. PCA generally agreed to assume all liabilities relating to the business. PCA did not generally assume, however, liabilities relating to tax and employee benefit matters arising before the closing or with respect to assets not conveyed to PCA. These liabilities were retained by TPI. TPI also retained all environmental liability for all former facilities, sites associated with pre-closing waste disposal and a closed landfill located near the Filer City mill.

    - TPI agreed that, for a period of five years from the closing, it would not engage in the business conducted by PCA as of the closing anywhere in the U.S. or induce any customer of PCA to terminate its relationship with PCA.

STOCKHOLDERS AGREEMENT

    PCA, PCA Holdings and TPI entered into a stockholders agreement under which they agreed to limit their ability to sell or transfer their common stock and to provide for preemptive rights upon future issuances of common stock by PCA. Under the terms of the stockholders agreement, PCA's board of directors consists of six individuals--three directors designated by PCA Holdings (Messrs. Mencoff, Huscher and Souleles), two directors designated by TPI (Messrs. Mead and Tetzlaff) and the Chief Executive Officer of PCA (Mr. Stecko). TPI and PCA Holdings agreed to vote their shares in future elections to maintain this board composition. The stockholders agreement also identifies company actions which TPI and PCA Holdings have agreed shall be subject to the approval of at least four of the five directors designated by TPI and PCA Holdings as described above, including:

    (1) the approval of the adoption of, or any material change to, PCA's annual business plan,

    (2) the purchase or sale of assets having a fair market value in excess of $32.5 million, other than in the ordinary course of business or in connection with a sale of timberland,

    (3) the acquisition of another business or participation in any joint venture involving consideration in excess of $32.5 million, and

    (4) the taking of actions that would have a disproportionate impact on TPI or would otherwise be outside of the ordinary course of business.

    The stockholders agreement will terminate as a result of the offerings.

REGISTRATION RIGHTS AGREEMENT

    PCA, PCA Holdings and TPI entered into a registration rights agreement under which TPI, PCA Holdings and their affiliates and transferees have "demand" registration rights, which entitle them to cause PCA to register their securities of PCA under the Securities Act. In addition, TPI, PCA Holdings and their affiliates and transferees have "piggyback" registration rights, which entitle them to cause PCA to include their securities in a registration in which PCA proposes to register any of its securities under the Securities Act. TPI and its affiliates, on the one hand, and PCA Holdings and its affiliates, on the other hand, are each entitled to demand:

    (1) three "long form" registrations on Form S-1, or a similar long form, in which PCA will pay the registration expenses, other than underwriting discounts and commissions,

    (2) an unlimited number of "short form" registrations on Form S-2 or S-3, or a similar short form, in which PCA will pay the registration expenses, other than underwriting discounts and commissions, and

    (3) an unlimited number of "long form" registrations on Form S-1, or a similar long form, in which the requesting holders will pay the registration expenses.

    TPI and PCA Holdings also agreed in the registration rights agreement that TPI and its affiliates will have first priority to participate in any registration of PCA's securities during the 14-month period following the closing of the transactions. After that time, PCA Holdings, TPI and their affiliates will have equal priority, before any other holders of PCA's securities, to participate in the registrations. TPI exercised one of its "demand" registration rights under this agreement in order to effect the registration of its shares of common stock for sale in the offerings.


MANAGEMENT EQUITY AGREEMENTS



    Each of PCA's executive officers entered into management equity agreements with PCA in June 1999 under which the executive officers, or their respective designees, purchased PCA common stock at approximately $4.55 per share as follows:



    - Paul T. Stecko--704,000 shares;



    - William J. Sweeney--281,380 shares;



    - Richard B. West--99,220 shares;



    - Mark W. Kowlzan--162,800 shares; and



    - Andrea L. Davey--66,000 shares.


SERVICES AGREEMENT

    PCA entered into a holding company support agreement with PCA Holdings under which PCA agreed to reimburse PCA Holdings for all fees, costs and expenses, up to an aggregate amount of $250,000 per year, related to PCA Holdings' investment in PCA. These expenses include PCA Holdings' general operating expenses, franchise tax obligations, accounting, legal, corporate reporting and administrative expenses, and any other expenses incurred by PCA Holdings as a result of its investment in PCA.

PURCHASE/SUPPLY AGREEMENTS


    PCA entered into separate purchase/supply agreements with the following parties: TPI; Tenneco Automotive Inc., an affiliate of TPI; and Tenneco Packaging Specialty and Consumer Products Inc., an affiliate of TPI. Under the purchase/supply agreements, each TPI entity agreed to purchase a substantial percentage of its requirements for containerboard and corrugated packaging products from PCA at the prices charged by PCA to TPI and its affiliates as of the closing. As a result of these agreements, TPI and its affiliates, collectively, are PCA's largest customer of its overall business and PCA's largest customer of its corrugated products business. PCA's net sales to TPI and its subsidiaries were approximately $76.9 million for the year ended December 31, 1998 and $37.3 million for the six month period ended June 30, 1999. PCA's net sales to other Tenneco entities were approximately $14.2 million for the year ended December 31, 1998 and approximately $6.4 million for the six month period ended June 30, 1999.

TRANSITION AGREEMENTS

    PCA and TPI entered into a facility use agreement which provides for PCA's use of a designated portion of TPI's headquarters located in Lake Forest, Illinois for a period of up to four years following the closing of the transactions. Under the facility use agreement, PCA is required to pay TPI rent plus additional charges for the provision of building and business services. The rent is calculated based on PCA's proportionate square footage usage of the property.

    PCA also entered into a transition services agreement with TPI which provides for the performance of transitional services by TPI and its affiliates to PCA that PCA currently requires to operate the containerboard and corrugated packaging products business. TPI charges PCA an amount substantially equal to its actual cost of providing the services, which cost includes TPI's overhead expenses, but does not include Tenneco's overhead expenses. The exact charge to PCA is the lesser of (1) TPI's actual cost and (2) 105% of the cost as forecasted by TPI with respect to providing services within the following categories: payroll, general accounting, tax support, treasury/ cash management, insurance/risk management, procurement and, human resources and telecommunication and information services. The initial term of the transition services agreement is for one year, but may be extended by PCA for additional one year terms for a cost increase of 15% per year. PCA may terminate any of the provided services on 90 days notice to TPI. In addition, TPI agreed in the transition services agreement to reimburse PCA for up to $10.0 million in expenditures incurred by PCA relating to system enhancement and Year 2000 compliance. PCA agreed to provide administrative and transitional services to TPI's former folding carton business under the terms of the transition services agreement.

    PCA, Tenneco and TPI entered into a human resources agreement under which TPI transferred the employment of all of its active employees engaged in the containerboard and corrugated packaging products business to PCA as of the closing at the same rate of pay. Under the human resources agreement, the employees are entitled to continue their participation in TPI and Tenneco welfare and pension plans for a period of up to five years following the closing of the transactions depending on the plan. PCA has agreed to reimburse Tenneco for associated costs. In addition, PCA has agreed to pay Tenneco an annualized fee of at least $5.2 million for continued participation. PCA assumed all of the existing collective bargaining agreements with respect to containerboard business employees as of the closing. PCA intends to adopt compensation and benefit plans with respect to its employees as contemplated under the terms of the transactions.

                       PRINCIPAL AND SELLING STOCKHOLDERS

    The following table sets forth information with respect to the beneficial ownership of PCA's common stock as of September 1, 1999, and as adjusted to reflect the sale of the common stock being offered hereby, assuming full exercise of the underwriters' over-allotment options, by (1) each person or group of affiliated persons who is known by PCA to own beneficially more than 5% of the common stock, (2) each of PCA's directors, (3) each of PCA's executive officers, (4) all directors and executive officers of PCA as a group and (5) TPI. Except as otherwise noted and subject to community property laws, the persons or entities in this table have sole voting and investment power with respect to all the shares of common stock owned by them.


                                                  SHARES BENEFICIALLY                      SHARES BENEFICIALLY
                                                    OWNED BEFORE THE                         OWNED AFTER THE
                                                     OFFERINGS (1)                            OFFERINGS (1)
                                                ------------------------  SHARES BEING   ------------------------
NAME                                               NUMBER       PERCENT      OFFERED        NUMBER       PERCENT
- ----------------------------------------------  -------------  ---------  -------------  -------------  ---------
PCA Holdings LLC (2) .........................     50,306,960       53.2%            --     50,306,960       49.0%
  c/o Madison Dearborn Partners, LLC
  Three First National Plaza
  Chicago, IL 60602

Paul T. Stecko (3)............................      2,090,000        2.2%            --      2,090,000        2.0%

William J. Sweeney (4)........................        868,780      *                 --        868,780      *

Richard B. West (5)...........................        314,820      *                 --        314,820      *

Mark W. Kowlzan (6)...........................        513,700      *                 --        513,700      *

Andrea L. Davey (7)...........................        206,580      *                 --        206,580      *

Dana G. Mead..................................             --         --             --             --         --

Theodore R. Tetzlaff..........................             --         --             --             --         --

Samuel M. Mencoff (8).........................     44,131,010       46.7%            --     44,131,010       43.0%

Justin S. Huscher (9).........................     44,131,010       46.7%            --     44,131,010       43.0%

Thomas S. Souleles (10).......................     44,131,010       46.7%            --     44,131,010       43.0%

All directors and executive officers as a
  group (10 persons) (11).....................     48,124,890       49.5%            --     48,124,890       45.7%

Tenneco Packaging Inc. (12)...................     41,160,240       43.5%    41,160,240             --         --
  1900 West Field Court
  Lake Forest, IL 60045


- --------------

   * Denotes ownership of less than one percent.

 (1) Includes the number of shares and percentage ownership represented by the shares determined to be beneficially owned by a person in accordance with the rules of the Securities and Exchange Commission. The number of shares beneficially owned by a person includes shares of common stock that are subject to options held by that person that are currently exercisable or exercisable within 60 days of September 1, 1999. These shares are deemed outstanding for the purpose of computing the percentage of outstanding shares owned by that person. These shares are not deemed outstanding, however, for the purposes of computing the percentage ownership of any other person.

 (2) The members of PCA Holdings include Madison Dearborn Capital Partners III, L.P. ("MDCP III"), two funds affiliated with MDCP III, J.P. Morgan Capital Corporation ("J.P. Morgan Capital"), an affiliated fund of J.P. Morgan Capital and BT Capital Investors, L.P. ("BT Capital"). MDCP III and its affiliated funds may be deemed to have beneficial ownership of

     44,131,010 shares of common stock of PCA held by PCA Holdings, J.P. Morgan Capital and its affiliated fund may be deemed to have beneficial ownership of 4,888,950 shares of common stock of PCA and BT Capital may be deemed to have beneficial ownership of 880,000 shares of common stock of PCA. Shares beneficially owned by MDCP III and its affiliated funds may be deemed to be beneficially owned by Madison Dearborn Partners III, L.P., the general partner or manager, as applicable, of each fund ("MDP III"), and by Madison Dearborn, the general partner of MDP III.



 (3) Mr. Stecko owns 132,000 shares of common stock of PCA and the Paul T. Stecko 1999 Dynastic Trust owns 572,000 shares of common stock of PCA. Mr. Stecko may be deemed to have beneficial ownership of the shares of common stock of PCA owned by the Paul T. Stecko 1999 Dynastic Trust. Mr. Stecko also has an option to acquire 1,386,000 shares of common stock of PCA, which will become exercisable upon the closing of the offerings.



 (4) Mr. Sweeney may be deemed to have beneficial ownership of the 281,380 shares of common stock of PCA owned by the William J. Sweeney 1999 Irrevocable Trust. Mr. Sweeney also has an option to acquire 587,400 shares of common stock of PCA, which will become exercisable upon the closing of the offerings.



 (5) Mr. West has an option to acquire 215,600 shares of common stock of PCA, which will become exercisable upon the closing of the offerings.



 (6) Mr. Kowlzan has an option to acquire 350,900 shares of common stock of PCA, which will become exercisable upon closing of the offerings.



 (7) Ms. Davey may be deemed to have beneficial ownership of the 66,000 shares of common stock of PCA owned by the Andrea Lora Davey Trust dated February 19, 1994. Andrea L. Davey also has an option to acquire 140,580 shares of common stock of PCA, which will become exercisable upon the closing of the offerings.


 (8) Mr. Mencoff is a Managing Director of Madison Dearborn and may therefore be deemed to share beneficial ownership of the shares owned by Madison Dearborn. Mr. Mencoff expressly disclaims beneficial ownership of the shares owned by Madison Dearborn.

 (9) Mr. Huscher is a Managing Director of Madison Dearborn and may therefore be deemed to share beneficial ownership of the shares owned by Madison Dearborn. Mr. Huscher expressly disclaims beneficial ownership of the shares owned by Madison Dearborn.

 (10) Mr. Souleles is a Director of Madison Dearborn and may therefore be deemed to share beneficial ownership of the shares owned by Madison Dearborn. Mr. Souleles expressly disclaims beneficial ownership of the shares owned by Madison Dearborn.


 (11) Includes 2,680,480 shares issuable upon exercise of stock options, which will become exercisable upon the closing of the offerings.



 (12) Assuming no exercise of the underwriters' over-allotment options, TPI would beneficially own 6,410,240 shares, or 6.2% of the outstanding common stock of PCA upon the closing of the offerings.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL


    PCA's second restated certificate of incorporation, the filing of which will occur immediately prior to the pricing of the offerings, authorizes the issuance of up to 300,000,000 shares of common stock, par value $0.01 per share, 3,000,000 shares of senior exchangeable preferred stock, par value $0.01 per share, 100 shares of junior preferred stock, par value $0.01 per share, and 7,000,000 shares of preferred stock, par value $.01 per share, the terms of which have yet to be designated by the board of directors. As of September 1, 1999, 94,600,000 shares of common stock, 1,000,000 shares of senior exchangeable preferred stock and 100 shares of junior preferred stock were outstanding. As of September 1, 1999, PCA had 115 holders of common stock.


COMMON STOCK

    Each holder of common stock is entitled to one vote for each share on all matters to be voted upon by the stockholders and there are no cumulative voting rights. Subject to preferences to which holders of senior exchangeable preferred stock may be entitled, holders of common stock are entitled to receive ratably the dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. See "Dividend Policy." If there is a liquidation, dissolution or winding up of PCA, holders of common stock would be entitled to share in PCA's assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of senior exchangeable preferred stock and junior preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and the shares of common stock offered by PCA in the offerings, when issued and paid for, will be, fully paid and nonassessable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by the rights of the holders of shares of any series of preferred stock which PCA may designate in the future.

PREFERRED STOCK


    PCA's certificate of incorporation authorizes its board of directors, subject to any limitations prescribed by law, to issue shares of preferred stock in one or more series without stockholder approval. Each series of preferred stock will have the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as will be determined by the board of directors. The purpose of authorizing the board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays and uncertainties associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or discourage a third party from acquiring, a majority of PCA's outstanding voting stock. All of our currently outstanding shares of senior exchangeable preferred stock will be redeemed upon the completion of the offerings, and we have no present plans to issue any new shares of preferred stock. See "Risk Factors--Investment Risks--Charter Documents" and "Use of Proceeds."


REGISTRATION RIGHTS

    PCA, PCA Holdings and TPI are parties to a registration rights agreement which provides TPI and PCA Holdings and their respective affiliates and transferees with "demand" registration rights, entitling them to cause PCA to register all or part of the common stock and or other securities of PCA held by them under the Securities Act of 1933, as well as "piggyback" registration rights. TPI exercised one of its "demand" registration rights in order to effect the offerings of its common stock described herein. After the offerings, if TPI, together with its affiliates, no longer holds shares of PCA with a fair market value of at least $500,000, it will no longer have "demand" registration rights under the registration rights agreement. PCA Holdings and its affiliates will continue to be entitled to demand (1) three "long form" registrations in which PCA will pay the registration expenses, other than underwriting discounts and commissions, (2) an unlimited number of "short form" registrations in which PCA will pay the registration expenses, other than underwriting discounts and commissions and (3) an unlimited number of "long form" registrations in which the PCA Holdings will pay the registration expenses.

EFFECT OF CERTIFICATE OF INCORPORATION AND BYLAWS

    PCA's second restated certificate of incorporation and its second amended and restated bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of PCA.

    The restated certificate will provide that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. The restated certificate and by-laws will provide that, except as otherwise required by law, special meetings of the stockholders can only be called by a resolution adopted by a majority of the board or by the chief executive officer of PCA. Stockholders will not be permitted to call a special meeting or require the board to call a special meeting.

    The restated by-laws will establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders of PCA, including proposed nominations of persons for election to the board. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to the secretary of PCA timely written notice, in proper form, of the stockholders intention to bring that business before the meeting. Although the restated by-laws will not give the board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to come before a special or annual meeting, the by-laws may have the effect of precluding the conduct of proposed business at a meeting if the proper procedures are not followed or may discourage or defer a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of PCA.

TRANSFER AGENT AND REGISTRAR


    The Transfer Agent and Registrar for our common stock is First Chicago Trust Company of New York. The address of the Transfer Agent and Registrar is 525 Washington Boulevard, Jersey City, New Jersey 07310 and the telephone number is
(201) 324-0498.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Immediately prior to the offerings, there was no public market for our common stock. Future sales of substantial amounts of common stock in the public market, or the perception that such future sales could occur, could adversely affect the market price of our common stock.


    Upon completion of the offerings, we will have outstanding an aggregate of 102,725,000 shares of common stock, assuming the issuance of 8,125,000 shares of common stock offered hereby and no exercise of options prior to completion of the offerings. Of these shares, the 42,875,000 shares sold in the offerings will be freely tradable without restriction or further registration under the Securities Act of 1933, except for any shares purchased by "affiliates" of PCA as that term is defined in Rule 144 under the Securities Act. Sales by affiliates of PCA would be subject to the limitations and restrictions described below.



    The remaining 59,850,000 shares of common stock held by existing stockholders were issued and sold by us in reliance on exemptions from the registration requirements of the Securities Act. All of the shares will be subject to 180 day "lock-up" agreements beginning on the date of this prospectus. Upon expiration of these lock-up agreements, the shares will become eligible for sale subject to the limitations of Rule 144 and Rule 701 and, in some cases, to contractual restrictions on transfer.



    As of September 1, 1999, a total of 3,132,800 shares of common stock have been issued to members of management under management equity agreements. All of these shares are subject to restrictions on transfer following the offerings. Under these agreements, a stockholder may transfer up to 50% of his or her shares beginning 180 days after the completion of the offerings, and the remaining 50% over the twelve-month period following the 180th day after completion of the offerings. Based on the shares of common stock issued to members of management under management equity agreements as of September 1, 1999, 180 days after the effective date of the offerings, a total of approximately 1,566,400 shares of the common stock issued under the management equity agreements would be available for resale in the public market.



    In addition, as of September 1, 1999, there were a total of 6,576,460 shares of common stock subject to outstanding options under our 1999 Management Equity Compensation Plan, all of which will become vested and exercisable upon completion of the offerings. However, all of these shares are subject to 180 day lock-up agreements and to restrictions on transfer contained in the agreements pursuant to which the options were acquired. Under these agreements, an option holder may transfer up to 50% of his or her option shares beginning 180 days after the completion of the offerings and the remaining 50% over the twelve-month period following the 180th day after completion of the offerings. Based on the options outstanding as of September 1, 1999, 180 days after the effective date of the offerings, a total of approximately 3,288,230 shares of common stock subject to outstanding options would be available for resale in the public market.


    PCA's officers and directors and all of PCA's existing stockholders have agreed not to offer, sell, hedge, contract to sell, hedge or otherwise dispose of any of their shares of common stock or any other securities of PCA that they own that are substantially similar to the common stock, including but not limited to any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or any substantially similar securities (other than pursuant to employee stock option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date of this prospectus), for a period of 180 days after the date of the offerings. Goldman, Sachs & Co., however, may in its sole discretion, at any time without notice, release all or any portion of the shares subject to lock-up agreements.

RULE 144

    In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell in "brokers' transactions" or to market makers, within any three-month period, a number of shares of common stock that does not exceed the greater of:


    - 1% of the number of shares of common stock then outstanding, which will equal approximately 1,027,250 shares immediately after the offerings; or


    - the average weekly trading volume in the common stock on the New York Stock Exchange during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

    Sales under Rule 144 are generally subject to the availability of current public information about PCA.

    All of the currently outstanding shares of PCA were issued on or after April 12, 1999. Accordingly, no shares of common stock may be sold under Rule 144 prior to April 12, 2000.

RULE 144(k)

    Under Rule 144(k), a person who is not deemed to have been an affiliate of PCA at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell the shares without having to comply with the manner of sale, public information, volume limitation or notice filing provisions of Rule 144. No shares of common stock of PCA are currently eligible for sale under Rule 144(k).

RULE 701

    In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchase shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of the offerings is entitled to sell the shares 90 days after the effective date of the offerings in reliance on Rule 144, without having to comply with the holding period and notice filing requirements of Rule 144 and, in the case of non-affiliates, without having to comply with the public information, volume limitation or notice filing provisions of Rule 144.


    The Commission has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Securities Exchange Act of 1934, along with the shares acquired upon exercise of the options whether exercised before or after the date of this prospectus. Securities issued in reliance on Rule 701 are restricted securities and, subject to the lock-up agreements and other contractual restrictions described above, beginning December 10, 1999, may be sold by persons other than "affiliates", as defined in Rule 144, subject only to the "manner of sale" provisions of Rule 144 and by "affiliates" under Rule 144 without compliance with its one year minimum holding period requirements.



    Upon the expiration of the lock-up agreements and contractual restrictions on transfer described above, approximately 9,709,260 shares of common stock of PCA will be eligible for resale under Rule 701, which includes 3,132,800 shares held by management employees and 6,576,460 shares issuable upon exercise of stock options.



REGISTRATION OF FORM S-8



    After completion of the offerings, PCA intends to file a registration statement on Form S-8 covering the sale of up to 4,400,000 shares of common stock reserved for issuance under the equity incentive plan. We anticipate that of the 4,400,000 shares reserved for issuance under the plan, we will issue options to employees to purchase an aggregate of approximately 500,000 shares of common stock in connection with the offerings. All of these options will vest in annual installments over a four-year period, and none of these options will be immediately exercisable. As a result of the filing of the Form S-8 registration statement, which will become effective upon filing, the shares of common stock that may ultimately be acquired upon exercise of these options or other awards under the plan will be available for sale in the public market unless they are subject to vesting restrictions or unless they are acquired by affiliates of PCA.


REGISTRATION RIGHTS


    Beginning 180 days after the completion of the offerings, PCA Holdings, which currently holds 50,306,960 shares of common stock, will have rights that require us to register its shares of common stock under the Securities Act at our expense. See "Certain Relationships and Related Transactions--Registration Rights Agreement."

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

DESCRIPTION OF SENIOR CREDIT FACILITY

    In connection with the transactions, PCA entered into a senior credit facility on April 12, 1999 which consists of:

    - a Term Loan A facility of $460.0 million in term loans;

    - a Term Loan B facility of $375.0 million in term loans;

    - a Term Loan C facility of $375.0 million in term loans; and

    - a revolving credit facility of up to $250.0 million in revolving credit loans and letters of credit.


    As of September 1, 1999, PCA had no borrowings outstanding under the revolving credit facility.


    The borrowings under the senior credit facility bear interest at a floating rate and may be maintained as base rate loans or as Eurodollar loans. Base rate loans bear interest at the base rate, which is the higher of (1) the applicable prime lending rate of the administrative agent or (2) the Federal Reserve reported overnight funds rate plus 1/2 of 1%, plus, in each case, an applicable margin. Eurodollar loans bear interest at the Eurodollar rate as described in the senior credit facility, plus an applicable margin.

    The revolving credit facility must be repaid on or before April 12, 2005. Prior to that date, funds may be borrowed, repaid and reborrowed, without premium or penalty under the terms of the senior credit facility. The term loans mature, and as a result must be repaid, in quarterly installments on March 31, June 30, September 30 and December 31 of each year, beginning on September 30, 1999. Term Loan A will mature in quarterly installments from September 1999 through 2005. Term Loan B will mature in quarterly installments from September 1999 through 2007. Term Loan C will mature in quarterly installments from September 1999 through 2008.

    Voluntary prepayments of amounts outstanding under the senior credit facility are permitted at any time, so long as PCA gives notice as required by the senior credit facility. However, if a prepayment is being made with respect to a Eurodollar loan and the prepayment is made on a date other than an interest payment date, PCA must pay a fee to compensate the lender for losses and expenses incurred by the lender as a result of the prepayment.


    PCA made voluntary prepayments using excess cash to permanently reduce its borrowings under the term loans on the following dates in the following amounts:



    - May 18, 1999--$75.0 million;



    - July 15, 1999--$10.0 million;



    - September 16, 1999--$1.3 million; and



    - September 29, 1999--$13.7 million.



    As a result of these prepayments, no quarterly installments are due until September 2000 for Term Loan A and September 2001 for Term Loans B and C.


    The senior credit facility requires PCA to prepay the term loan facilities and reduce commitments under the revolving credit facility with all or a portion of the proceeds from designated financing or other transactions.

    In August 1999, PCA signed purchase and sales agreements with various buyers to sell approximately 400,000 acres of timberland. The net proceeds of these sales, if any, would be used to reduce borrowings under the senior credit facility.

DESCRIPTION OF SENIOR SUBORDINATED NOTES

    PCA has issued $550,000,000 aggregate principal amount of 9 5/8% senior subordinated notes due 2009. Interest on the notes is payable each April 1 and October 1, beginning October 1, 1999. The notes are guaranteed by each of PCA's current and future domestic subsidiaries, other than any receivables subsidiary.

    At any time after April 1, 2004, PCA may redeem some or all of the notes, at a redemption price of 104.8125% of the principal amount, declining ratably to par after April 1, 2007, plus accrued and unpaid interest and liquidated damages, if any, to the redemption date.

    At any time prior to April 1, 2002, PCA may use the proceeds of offerings of its equity securities or that of its parent or timberland sales in excess of $500 million to redeem, on one or more occasions, up to 35% of the aggregate principal amount of the notes issued, at a redemption price of 109.625% of the principal amount, plus accrued and unpaid interest and liquidated damages, if any, to the redemption date.

    At any time prior to April 1, 2004, if PCA undergoes specific kinds of changes in control, PCA may redeem all but not less than all of the notes, at a redemption price of the greater of (1) 101% of the principal amount or (2) the excess over the principal amount of the notes of the present value on the redemption date of 104.8125% plus all required interest payments due on the notes through April 1, 2004, in each case plus accrued and unpaid interest and liquidation damages, if any, to the redemption date.

    If PCA undergoes specific kinds of changes of control, the holders of the notes may require PCA to offer to purchase some or all of the notes at a price equal to 101% of the principal amount.

    The indenture governing the notes contains covenants that, among other things, restrict PCA's ability to incur more debt, pay dividends on or purchase stock, make investments, use assets as security in other transactions and sell assets or merge with or into other companies.

                       U.S. FEDERAL TAX CONSEQUENCES FOR
                   NON-UNITED STATES HOLDERS OF COMMON STOCK

    The following is a summary of the material United States federal income and estate tax consequences of the ownership and disposition of common stock generally applicable to non-United States holders. A non-United States holder is any beneficial owner of common stock that, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust as those terms are defined in the Internal Revenue Code of 1986, as amended (the "Code"). This discussion is based on the Code, existing, proposed and temporary regulations promulgated thereunder, and administrative and judicial interpretations, all as of the date of this prospectus, and all of which are subject to change either retroactively or prospectively. Moreover, this discussion does not address all aspects of United States federal income and estate taxation that may be relevant to non-United States holders in light of their particular circumstances and does not address any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction or the application of any particular tax treaty. Further, it does not discuss special rules applicable to non-United States holders that are, for example, banks, insurance companies, dealers in securities and holders of securities held as part of a straddle, hedge or conversion transaction. ALL PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE UNITED STATES FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF OWNING AND DISPOSING OF COMMON STOCK.

GAIN ON DISPOSITION OF COMMON STOCK

    A non-United States holder generally will not be subject to United States federal income tax with respect to gain realized upon the sale or other disposition of common stock unless:

    (1) the gain is effectively connected with a United States trade or business of the non-United States holder (or, if a tax treaty applies, attributable to a permanent establishment in the United States maintained by that non-United States holder);

    (2) the non-United States holder is an individual who holds the common stock as a capital asset, is present in the United States for a period or periods aggregating 183 days or more during the taxable year in which the sale or disposition occurs, and other conditions are met;

    (3) the non-United States holder is an individual subject to tax pursuant to the provisions of United States tax law applicable to United States expatriates; or

    (4) PCA is or has been a "United States real property holding corporation" for United States federal income tax purposes at any time during the shorter of the five-year period preceding the disposition or the holder's holding period and (a) PCA's common stock is not regularly traded on an established securities market or (b) the non-United States holder owns more than 5% of PCA's common stock, as discussed below under "Foreign Investment in Real Property Tax Act."

FOREIGN INVESTMENT IN REAL PROPERTY TAX ACT


    Under the Foreign Investment in Real Property Tax Act, as amended ("FIRPTA"), non-United States holders who would not otherwise be subject to federal income tax on gain from dispositions of PCA common stock may, nonetheless, be subject to United States federal income tax on disposition gain if PCA is a "United States real property holding corporation" anytime during the five years preceding the disposition or the holder's holding period, if shorter. In general, PCA will be a United States real property holding corporation if 50% or more of the fair market value of its assets constitute United States real property interests within the meaning of the Code. Although

PCA owns substantial amounts of United States real property, PCA believes that it was not a United States real property holding corporation at the time of the transactions in April 1999 and that PCA is not currently a United States real property holding corporation. Because the determination of whether PCA is a United States real property holding corporation turns on the relative value of PCA's United States real property interests and its other assets, and because the FIRPTA rules are complex, PCA can give no assurances that it is not a United States real property holding corporation or that it will not become one.


    Even if PCA is or becomes a United States real property holding corporation, FIRPTA will not apply to cause a non-United States holder to be taxed on the disposition of PCA common stock so long as PCA common stock is regularly traded on an established securities market and the non-United States holder does not own more than 5% of PCA's common stock anytime during the five years preceding the disposition or the holder's holding period, if shorter, counting both direct and indirect ownership under the applicable ownership attribution rules of the Code. Similarly, even if PCA is a United States real property holding corporation, non-United States holders will not be subject to 10% withholding on the disposition of PCA common stock so long as PCA's common stock is regularly traded on an established securities market.


WITHHOLDING ON DIVIDEND DISTRIBUTIONS

    PCA currently has no plans to pay dividends on its common stock. If PCA were to pay dividends on its common stock in the future, a non-United States holder would generally be subject to a United States federal withholding tax of 30% on the dividends unless (1) an applicable tax treaty reduces or eliminates withholding, (2) the dividends are effectively connected with a United States trade or business (or, if a tax treaty applies, attributable to a permanent establishment in the United States maintained by such non-United States holder), in which case regular graduated federal income tax rates would apply and, in the case of a non-United States holder that is a corporation, a branch profits tax may apply or (3) if the alien holder is an individual subject to tax pursuant to the provisions of the United States tax law applicable to United States expatriates, in which case regular graduated federal income tax rates would apply. PCA is required to withhold 30% of any dividend distribution to a non-United States holder unless the non-United States holder provides PCA or its paying agent with a properly executed IRS Form 1001 or 4224 claiming an exemption from or a reduction in the rate of withholding based upon one of the exceptions noted above, including under the benefit of an applicable tax treaty. Under new withholding regulations applicable to payments made after December 31, 2000, a non-United States holder must supply PCA or its paying agent with an IRS Form W-8BEN to claim such an exemption from or reduction in withholding.

ESTATE TAX

    An individual non-United States holder who is treated as the owner of PCA's common stock at the time of that individual's death or has made certain lifetime transfers of an interest in the common stock will be required to include the value of the common stock and the lifetime transfers in that individual's gross estate for United States federal estate tax purposes and may be subject to United States federal estate tax, unless an applicable tax treaty provides otherwise. For United States federal estate tax purposes, a "non-United States holder" is an individual who is neither a citizen nor a domiciliary of the United States. Whether an individual is considered a "domiciliary" of the United States for estate tax purposes is generally determined on the basis of all of the facts and circumstances.

                                 LEGAL MATTERS

    Some of the legal matters in connection with the issuance of the common stock will be passed upon for PCA by Kirkland & Ellis, Chicago, Illinois. Some of the partners of Kirkland & Ellis, through an investment partnership, beneficially own, indirectly through PCA Holdings, an aggregate of approximately 0.2% of the common stock. Some of the legal matters in connection with the offerings will be passed upon for the underwriters by Cahill Gordon & Reindel (a partnership including a professional corporation), New York, New York.

                                    EXPERTS

    The balance sheet of Packaging Corporation of America as of January 31, 1999, appearing in this prospectus has been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and is included in reliance upon the authority of such firm as experts in accounting and auditing.

    The combined financial statements of The Containerboard Group, a division of TPI, as of December 31, 1998, 1997 and 1996, and for each of the three years in the period ended December 31, 1998, included in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect to the combined financial statements, and are included herein in reliance upon the authority of the firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the Securities and Exchange Commission a registration statement on Form S-1, including exhibits and schedules, under the Securities Act of 1933, with respect to the shares of common stock to be sold in the offerings. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us and the common stock offered in this prospectus, we refer you to the registration statement, including the exhibits thereto, and the financial statements and notes filed as a part thereof. With respect to each document filed with the Commission as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matter involved.

    We will be filing quarterly and annual reports, proxy statements and other information with the Commission. Any reports or documents we file with the Commission, including the registration statement, may be inspected and copied at the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 (telephone number: 1-800-SEC-0330), and at the Regional Offices of the Commission at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661. Copies of the reports or other documents may be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Commission maintains a web site that contains reports and other information that is filed through the Commission's Electronic Data Gathering Analysis and Retrieval System. The web site can be accessed at http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                          PAGE
                                                                                          -----
THE CONTAINERBOARD GROUP (A DIVISION OF TENNECO PACKAGING INC.)--AUDITED FINANCIAL
  STATEMENTS
  Report of Independent Public Accountants...........................................         F-2
  Combined Statements of Assets, Liabilities and Interdivision Account as of December
    31, 1998, 1997 and 1996..........................................................         F-3
  Combined Statements of Revenues, Expenses and Interdivision Account for the years
    ended December 31, 1998, 1997 and 1996...........................................         F-4
  Combined Statements of Cash Flows for the years ended December 31, 1998, 1997 and
    1996.............................................................................         F-5
  Notes to Combined Financial Statements.............................................         F-7

PACKAGING CORPORATION OF AMERICA - AUDITED FINANCIAL STATEMENTS
  Report of Independent Auditors.....................................................        F-27
  Balance Sheet as of January 31, 1999...............................................        F-28
  Note to Balance Sheet..............................................................        F-29

PACKAGING CORPORATION OF AMERICA - UNAUDITED FINANCIAL STATEMENTS
  Consolidated Balance Sheets as of June 30, 1999 (unaudited) and December 31, 1998
    (audited)........................................................................        F-30
  Consolidated Statements of Income for the six months ended June 30, 1998
    (unaudited), for the period from January 1, 1999 through April 11, 1999
    (unaudited) and for the period from April 12, 1999 through June 30, 1999
    (unaudited)......................................................................        F-31
  Consolidated Statements of Cash Flows for the six months ended June 30, 1998
    (unaudited), for the period from January 1, 1999 through April 11, 1999
    (unaudited) and for the period from April 12, 1999 through June 30, 1999
    (unaudited)......................................................................        F-32
  Notes to Consolidated Financial Statements (unaudited).............................        F-33

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Tenneco Inc.:

    We have audited the accompanying combined statements of assets, liabilities and interdivision account of THE CONTAINERBOARD GROUP (a division of Tenneco Packaging Inc., which is a Delaware corporation and a wholly owned subsidiary of Tenneco Inc.) as of December 31, 1998, 1997 and 1996, and the related combined statements of revenues, expenses and interdivision account and cash flows for the years then ended. These financial statements are the responsibility of the Group's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of The Containerboard Group as of December 31, 1998, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Chicago, Illinois
February 26, 1999

                            THE CONTAINERBOARD GROUP
                     (A DIVISION OF TENNECO PACKAGING INC.)

                             COMBINED STATEMENTS OF
                 ASSETS, LIABILITIES AND INTERDIVISION ACCOUNT

                                                                                         DECEMBER 31,
                                                                              ----------------------------------
                                                                                 1998        1997        1996
                                                                              ----------  ----------  ----------
                                                     ASSETS
(In thousands)
Current assets:
  Cash......................................................................  $        1  $        1  $    1,027
  Accounts receivable (net of allowance for doubtful accounts of $5,220 in
    1998, $5,023 in 1997 and $5,010 in 1996)................................      13,971      27,080      16,982
  Receivables from affiliated companies.....................................      10,390      19,057      10,303
  Notes receivable..........................................................      27,390         573         547
Inventories:
  Raw materials.............................................................      86,681     100,781      99,459
  Work in process and finished goods........................................      48,212      38,402      36,995
  Materials and supplies....................................................      44,310      42,043      35,834
                                                                              ----------  ----------  ----------
      Inventory, gross......................................................     179,203     181,226     172,288
  Excess of FIFO over LIFO cost.............................................     (28,484)    (25,445)    (28,308)
                                                                              ----------  ----------  ----------
      Inventory, net........................................................     150,719     155,781     143,980
                                                                              ----------  ----------  ----------
  Prepaid expenses and other current assets.................................      41,092      35,019      35,536
                                                                              ----------  ----------  ----------
      Total current assets..................................................     243,563     237,511     208,375
                                                                              ----------  ----------  ----------
Property, plant and equipment, at cost:
  Land, timber, timberlands and buildings...................................     287,510     280,060     269,134
  Machinery and equipment...................................................   1,289,459   1,175,805   1,082,912
  Other, including construction in progress.................................     100,136     130,696     140,522
  Less-Accumulated depreciation and depletion...............................    (735,749)   (656,915)   (582,437)
                                                                              ----------  ----------  ----------
      Property, plant and equipment, net....................................     941,356     929,646     910,131
                                                                              ----------  ----------  ----------
Intangibles.................................................................      50,110      56,470      55,660
                                                                              ----------  ----------  ----------
Other long-term assets......................................................     131,092      77,312      72,076
                                                                              ----------  ----------  ----------
Investments.................................................................       1,282      16,324      14,809
                                                                              ----------  ----------  ----------
Total assets................................................................  $1,367,403  $1,317,263  $1,261,051
                                                                              ----------  ----------  ----------
                                                                              ----------  ----------  ----------

                                     LIABILITIES AND INTERDIVISION ACCOUNT
Current liabilities:
  Accounts payable..........................................................  $   87,054  $  124,633  $  111,588
  Payables to Tenneco affiliates............................................       7,091       6,164      29,402
  Current portion of long-term debt.........................................         617       3,923       1,603
  Current portion of deferred gain..........................................          --       1,973       1,973
  Accrued liabilities.......................................................      69,390      70,426     166,663
                                                                              ----------  ----------  ----------
      Total current liabilities.............................................     164,152     207,119     311,229
                                                                              ----------  ----------  ----------
Long-term liabilities:
  Long-term debt............................................................      16,935      23,941      18,713
  Deferred taxes............................................................     254,064     174,127      87,165
  Deferred gain.............................................................           -      34,262      36,235
  Other.....................................................................      23,860      23,754      23,287
                                                                              ----------  ----------  ----------
      Total long-term liabilities...........................................     294,859     256,084     165,400
                                                                              ----------  ----------  ----------
Interdivision account.......................................................     908,392     854,060     784,422
                                                                              ----------  ----------  ----------
Total liabilities and interdivision account.................................  $1,367,403  $1,317,263  $1,261,051
                                                                              ----------  ----------  ----------
                                                                              ----------  ----------  ----------

            The accompanying notes to combined financial statements
                   are an integral part of these statements.

                            THE CONTAINERBOARD GROUP
                     (A DIVISION OF TENNECO PACKAGING INC.)

                             COMBINED STATEMENTS OF
                  REVENUES, EXPENSES AND INTERDIVISION ACCOUNT


                                                             YEAR ENDED DECEMBER 31,
                                                      --------------------------------------
                                                         1998         1997          1996
                                                      -----------  -----------  ------------
(IN THOUSANDS)
Net sales...........................................  $ 1,571,019  $ 1,411,405  $  1,582,222
Cost of sales.......................................   (1,289,644)  (1,242,014)   (1,337,410)
                                                      -----------  -----------  ------------
  Gross profit......................................      281,375      169,391       244,812
Selling and administrative expenses.................     (108,944)    (102,891)      (95,283)
Restructuring, impairment and other.................      (14,385)          --            --
Other income, net...................................       26,818       44,681        56,243
Corporate allocations...............................      (63,114)     (61,338)      (50,461)
                                                      -----------  -----------  ------------
  Income before interest, taxes and extraordinary
    item............................................      121,750       49,843       155,311
Interest expense, net...............................       (2,782)      (3,739)       (5,129)
                                                      -----------  -----------  ------------
  Income before taxes and extraordinary item........      118,968       46,104       150,182
Provision for income taxes..........................      (47,529)     (18,714)      (59,816)
                                                      -----------  -----------  ------------
Income before extraordinary item....................       71,439       27,390        90,366
Extraordinary loss..................................           --           --            --
                                                      -----------  -----------  ------------
Net income..........................................       71,439       27,390        90,366
Interdivision account, beginning of period..........      854,060      784,422       640,483
Interdivision account activity, net.................      (17,107)      42,248        53,573
                                                      -----------  -----------  ------------
Interdivision account, end of period................  $   908,392  $   854,060  $    784,422
                                                      -----------  -----------  ------------
                                                      -----------  -----------  ------------
Basic and diluted earnings per share:
  Income before extraordinary item..................  $       .76  $       .29  $        .96
  Extraordinary item................................           --           --            --
                                                      -----------  -----------  ------------
  Net income per common share.......................          .76          .29           .96
                                                      -----------  -----------  ------------
                                                      -----------  -----------  ------------

  Weighted average common shares outstanding........       94,600       94,600        94,600


            The accompanying notes to combined financial statements
                   are an integral part of these statements.

                            THE CONTAINERBOARD GROUP
                     (A DIVISION OF TENNECO PACKAGING INC.)

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                YEAR ENDED DECEMBER 31,
                                                            -------------------------------
                                                              1998       1997       1996
                                                            ---------  ---------  ---------
(IN THOUSANDS)
Cash flows from operating activities:
  Net income..............................................  $  71,439  $  27,390  $  90,366
                                                            ---------  ---------  ---------
  Adjustments to reconcile net income to net cash provided
    by operating activities--
    Depreciation, depletion and amortization..............     96,950     87,752     78,730
    Extraordinary loss-early debt extinguishment..........
    Restructuring and other...............................     14,385         --         --
    Gain on sale of joint venture interest................    (15,060)        --         --
    Gain on sale of timberlands...........................    (16,944)        --         --
    Gain on sale of assets................................         --         --    (51,268)
    Gain on lease refinancing.............................         --    (37,730)        --
    Gain on Willow Flowage................................         --     (4,449)        --
    Gain on sale of mineral rights........................         --     (1,646)        --
    Amortization of deferred gain.........................     (1,973)    (1,973)    (1,973)
    Increase (decrease) in deferred income taxes..........     71,342     85,070      8,318
    Undistributed earnings of affiliated companies........        302     (2,264)      (536)
    Increase (decrease) in other noncurrent reserves......        107        467    (27,287)
  Changes in noncash components of working capital,
    excluding transactions with Tenneco
      Decrease (increase) in current assets--
        Accounts receivable...............................     12,100    (26,092)    38,261
        Inventories, net..................................      5,062    (10,932)     1,287
        Prepaid expenses and other........................      4,572        782     (8,070)
      (Decrease) increase in current liabilities--
        Accounts payable..................................    (37,580)    13,045    (47,930)
        Accrued liabilities...............................     (9,301)   (22,207)   (24,041)
                                                            ---------  ---------  ---------
          Net cash provided by operating activities.......    195,401    107,213     55,857
                                                            ---------  ---------  ---------
Cash flows from investing activities:
  Additions to property, plant and equipment..............   (103,429)  (110,186)  (168,642)
  Prepaid Meridian Lease..................................    (84,198)        --         --
  Acquisition of businesses...............................         --     (5,866)        --
  Other long-term assets..................................    (10,970)    (6,983)   (23,478)
  Proceeds from disposals.................................     26,214     10,460    122,654
  Other transactions, net.................................     (5,350)       690     (4,766)
                                                            ---------  ---------  ---------
          Net cash used for investing activities..........   (177,733)  (111,885)   (74,232)
                                                            ---------  ---------  ---------

                            THE CONTAINERBOARD GROUP
                     (A DIVISION OF TENNECO PACKAGING INC.)

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                  YEAR ENDED DECEMBER 31,
                                                              -------------------------------
                                                                1998       1997       1996
                                                              ---------  ---------  ---------
(IN THOUSANDS)
Cash flows from financing activities:
  Proceeds from long-term debt issued.......................  $      --  $   1,146  $     430
  Payments on long-term debt................................    (10,346)    (1,618)    (1,886)
  (Decrease) increase in interdivision account..............    (17,109)    19,907    168,074
  Working capital transactions with Tenneco and affiliated
    companies--
    Decrease (increase) in receivables from affiliated
      companies.............................................      8,667     (8,754)    (1,781)
    Decrease (increase) in factored receivables.............        192     16,204    (25,563)
    Increase (decrease) in accounts payable to affiliated
      companies.............................................        928    (23,239)    (8,007)
    Dividends paid to Tenneco...............................         --         --   (114,500)
                                                              ---------  ---------  ---------
      Net cash (used for) provided by financing
        activities..........................................    (17,668)     3,646     16,767
                                                              ---------  ---------  ---------
Net decrease in cash........................................         --     (1,026)    (1,608)
Cash, beginning of period...................................          1      1,027      2,635
                                                              ---------  ---------  ---------
Cash, end of period.........................................  $       1  $       1  $   1,027
                                                              ---------  ---------  ---------
                                                              ---------  ---------  ---------

            The accompanying notes to combined financial statements
                   are an integral part of these statements.

                            THE CONTAINERBOARD GROUP
                     (A DIVISION OF TENNECO PACKAGING INC.)

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1.  BUSINESS DESCRIPTION

    The Containerboard Group (the "Group") is a division of Tenneco Packaging Inc. ("Packaging") which is a wholly owned subsidiary of Tenneco Inc. ("Tenneco"). The Group is comprised of mills and corrugated products operations.

    The Mill operations ("The Mills") consist of two Kraft linerboard mills located in Counce, Tennessee, and Valdosta, Georgia, and two medium mills located in Filer City, Michigan, and Tomahawk, Wisconsin. The Mills also include two recycling centers located in Nashville, Tennessee, and Jackson, Tennessee. The Mills also control and manage approximately 950,000 acres of timberlands. The Mills transfer the majority of their output to The Corrugated Products operations ("Corrugated").

    Corrugated operations consist of 39 corrugated combining plants, 28 specialty/sheet and other plants and 5 design centers. All plants are located in North America. Corrugated combines linerboard and medium (primarily from The Mills) into sheets that are converted into corrugated shipping containers, point-of-sale graphics packaging, point-of-purchase displays and other specialized packaging. Corrugated sells to diverse customers primarily in North America.

    The Group's sales to other Packaging entities and other Tenneco entities are included in the accompanying combined financial statements. The net sales to other Packaging entities for the years ended December 31, 1998, 1997 and 1996, were approximately $76,906,000, $69,981,000 and $76,745,000, respectively. The net sales to other Tenneco entities for the years ended December 31, 1998, 1997 and 1996, were approximately $14,251,000,
    $13,108,000 and $10,376,000, respectively. The profit relating to these sales are included in the accompanying combined financial statements.

    As a result of the Group's relationship with Packaging, the combined statements of assets, liabilities and interdivision account and the related combined statements of revenues, expenses and interdivision account are not necessarily indicative of what actually would have occurred had the Group been a stand-alone entity. Additionally, these combined financial statements are not necessarily indicative of the future financial position or results of operations of the Group.

2.  SUMMARY OF ACCOUNTING POLICIES

    BASIS OF PRESENTATION

    The accompanying combined financial statements include the selected assets, liabilities, revenues and expenses of the Group. All significant intragroup accounts and transactions have been eliminated.

    REVENUE RECOGNITION

    The Group recognizes revenue as products are shipped to customers.

    ACCOUNTS RECEIVABLE

    A substantial portion of the Group's trade accounts receivable are sold by Packaging, generally without recourse, to a financing subsidiary of Tenneco Inc. Expenses relating to cash discounts, credit losses, pricing adjustments and other allowances on these factored receivables are

                            THE CONTAINERBOARD GROUP
                     (A DIVISION OF TENNECO PACKAGING INC.)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

2. SUMMARY OF ACCOUNTING POLICIES (CONTINUED) accrued and charged to the Group. The amount of trade accounts receivable sold was approximately $150,099,000, $149,907,000 and $133,703,000 at
    December 31, 1998, 1997 and 1996, respectively.

    INVENTORIES

    Inventories for raw materials and finished goods are valued using the last-in, first-out ("LIFO") cost method and include material, labor and manufacturing-related overhead costs. Supplies and materials inventories are valued using a moving average cost. All inventories are stated at the lower of cost or market.

    PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment are recorded at cost. Interest costs relating to construction in progress are capitalized based upon the total amount of interest cost (including interest costs on notes payable to Tenneco) incurred by Packaging.

    The amount of interest capitalized related to construction in progress at the Group was approximately $576,000, $975,000 and $5,207,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

    Depreciation is computed on the straight-line basis over the estimated useful lives of the related assets. The following useful lives are used for the various categories of assets:

Buildings and land improvements.....................    5 to 40 years
Machinery and equipment.............................    3 to 25 years
Trucks and automobiles..............................    3 to 10 years
Furniture and fixtures..............................    3 to 20 years
Computers and software..............................     3 to 7 years
                                                        Period of the
Leasehold improvements..............................        lease
                                                      ------------------
                                                      ------------------

    Timber depletion is provided on the basis of timber cut during the period related to the estimated quantity of recoverable timber. Assets under capital leases are depreciated on the straight-line method over the term of the lease.

    Expenditures for repairs and maintenance are expensed as incurred.

    Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. In the event that facts and circumstances indicate that the carrying amount of any long-lived assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset would be compared to the asset's carrying amount to determine if a write-down to discounted cash flows is required.

                            THE CONTAINERBOARD GROUP
                     (A DIVISION OF TENNECO PACKAGING INC.)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

2.  SUMMARY OF ACCOUNTING POLICIES (CONTINUED)
    DEFERRED GAIN

    In 1992, Packaging entered into a sale-leaseback transaction for financial reporting purposes involving certain of its timberlands. The deferred gain recognized upon sale is being amortized on a straight-line basis over the initial lease term.

    This deferred gain relates to a lease which was prepaid by the Group in December, 1998 (Note 12). The 1998 financial statements have reclassed the current and long-term portions of the deferred gain against the prepaid payment in Prepaid Expenses and Other Current Assets and Other Long-Term Assets.

    CHANGES IN ACCOUNTING PRINCIPLES

    In June, 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes new accounting and reporting standards requiring that all derivative instruments (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. This statement is effective for all fiscal years beginning after June 15, 1999. The adoption of this new standard is not expected to have a significant effect on the Group's financial position or results of operations.

    In April, 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") 98-5, "Reporting on the Costs of Start-Up Activities," which requires costs of start-up activities to be expensed as incurred. This statement is effective for fiscal years beginning after December 15, 1998. The statement requires capitalized costs related to start-up activities to be expensed as a cumulative effect of a change in accounting principle when the statement is adopted. Tenneco currently expects to adopt this new accounting principle in the first quarter of 1999. The adoption of this new standard is not expected to have a significant effect on the Group's financial position or results of operations.

    In March, 1998, the AICPA issued SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which establishes new accounting and reporting standards for the costs of computer software developed or obtained for internal use. This statement will be applied prospectively and is effective for fiscal years beginning after December 15, 1998. The adoption of this new standard is not expected to have a significant effect on the Group's financial position or results of operations.

                            THE CONTAINERBOARD GROUP
                     (A DIVISION OF TENNECO PACKAGING INC.)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

2.  SUMMARY OF ACCOUNTING POLICIES (CONTINUED)
    FREIGHT TRADES

    The Group regularly trades containerboard with other manufacturers primarily to reduce shipping costs. The freight trade transactions are accounted for primarily as transactions in the inventory accounts; the impact on income is not material.

    ENVIRONMENTAL LIABILITIES

    The estimated landfill closure and postclosure maintenance costs expected to be incurred upon and subsequent to the closing of existing operating landfill areas are accrued based on the landfill capacity used to date. Amounts are estimates using current technologies for closure and monitoring and are not discounted.

    The potential costs related to the Group for various environmental matters are uncertain due to such factors as the unknown magnitude of possible cleanup costs, the complexity and evolving nature of governmental laws and regulations and their interpretations, and the timing, varying costs and effectiveness of alternative cleanup technologies. Liabilities recorded by the Group for environmental contingencies are estimates of the probable costs based upon available information and assumptions relating to the Group. Because of these uncertainties, however, the Group's estimates may change. The Group believes that any additional costs identified as further information becomes available would not have a material effect on the combined statements of assets, liabilities and interdivision account or revenues, expenses and interdivision account of the Group.

    COMBINED STATEMENTS OF CASH FLOWS

    As a division of Packaging, the Group does not maintain separate cash accounts other than for petty cash. The Group's disbursements for payroll, capital projects, operating supplies and expenses are processed and funded by Packaging through centrally managed accounts. In addition, cash receipts from the collection of accounts receivable and the sales of assets are remitted directly to bank accounts controlled by Packaging. In this type of centrally managed cash system in which the cash receipts and disbursements of Packaging's various divisions are commingled, it is not feasible to segregate cash received from Packaging (e.g., as financing for the business) from cash transmitted to Packaging (e.g., as a distribution). Accordingly, the net effect of these cash transactions with Packaging are presented as a single line item within the financing section of the cash flow statements. Similarly, the activity of the interdivision account presents the net transfer of funds and charges between Packaging and the Group as a single line item.

    RESEARCH AND DEVELOPMENT

    Research and development costs are expensed as incurred. The amounts charged were $3,728,000, $4,345,000 and $4,789,000 in 1998, 1997 and 1996,
    respectively.

                            THE CONTAINERBOARD GROUP
                     (A DIVISION OF TENNECO PACKAGING INC.)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

2.  SUMMARY OF ACCOUNTING POLICIES (CONTINUED)
    INTANGIBLE ASSETS

    Goodwill and intangibles, net of amortization, by major category are as follows:

                                               1998       1997       1996
                                             ---------  ---------  ---------
(IN THOUSANDS)
Goodwill...................................  $  48,046  $  52,958  $  51,721
Intangibles................................      2,064      3,512      3,939
                                             ---------  ---------  ---------
                                             $  50,110  $  56,470  $  55,660
                                             ---------  ---------  ---------
                                             ---------  ---------  ---------

    Goodwill is being amortized on a straight-line basis over 40 years. Such amortization amounted to $1,449,000, $1,452,000 and $1,440,000 for 1998,
    1997 and 1996, respectively. Goodwill totaling approximately $3,463,000 was written off in 1998 related to a closed facility (Note 7).

    The Group has capitalized certain intangible assets, primarily trademarks and patents, based on their estimated fair value at the date of acquisition. Amortization is provided for these intangible assets on a straight-line basis over periods ranging from 3 to 10 years. Covenants not to compete are amortized on a straight-line basis over the terms of the respective agreements. Such amortization amounted to $1,127,000, $1,234,000 and $1,416,000 in 1998, 1997 and 1996, respectively.

    Intangible assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. In the event that facts and circumstances indicate that the carrying amount of any intangible assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows through the remaining amortization period associated with the asset would be compared to the asset's carrying amount to determine if a write-down to discounted cash flows is required.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    RECLASSIFICATIONS

    The prior years' financial statements have been reclassified, where appropriate, to conform to the 1998 presentation.

    SEGMENT INFORMATION

    The Group adopted SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information," in 1998 and determined that the Group is primarily engaged in one line of business: the manufacture and sale of packaging materials, boxes and containers for industrial and consumer markets. No single customer accounts for more than 10% of total revenues. The Group has no foreign operations.

                            THE CONTAINERBOARD GROUP
                     (A DIVISION OF TENNECO PACKAGING INC.)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1998, 1997 AND 1996

2.  SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

    EARNINGS PER SHARE


    Earnings per share has been calculated using the historical earnings of the Group and the number of common shares resulting from the April 12, 1999 transaction (430,000 common shares), as adjusted to reflect the anticipated 220-for-one stock split. For all periods presented, basic and diluted earnings per share are the same because there are no potentially dilutive other securities.


3.  INVESTMENTS IN JOINT VENTURES

    The Group has a 50% U.S. joint venture with American Cellulose Corporation to manufacture and market hardwood chips. The net investment, which was accounted for under the equity method, was $1,282,000, $1,310,000 and $1,519,000 as of December 31, 1998, 1997 and 1996, respectively. In the second quarter of 1996, Packaging entered into an agreement to form a joint venture with Caraustar Industries whereby Packaging sold its two recycled paperboard mills and a fiber recycling operation and brokerage business to the joint venture in return for approximately $115 million and a 20% equity interest in the joint venture. In June, 1998, Packaging sold its remaining 20% equity interest in the joint venture to Caraustar Industries. The net investment, which was accounted for under the equity method, was $0, $15,014,000 and $13,290,000 as of December 31, 1998, 1997 and 1996,
    respectively.

4.  LONG-TERM DEBT AND CAPITALIZED LEASE OBLIGATIONS

                                                               1998       1997       1996
                                                             ---------  ---------  ---------
(IN THOUSANDS)
Capital lease obligations, interest at 8.5% for 1998 and
  1997 and a weighted average interest rate of 8.2% for
  1996 due in varying amounts through 2000.................  $      18  $      32  $  18,658
Non-interest-bearing note, due in annual installments of
  $70,000 through July 1, 2004, net of discount imputed at
  10.0% of $182,000, $216,000 and $249,000 in 1998, 1997
  and 1996, respectively...................................        308        344        381
Notes payable, interest at an average rate of 13.5%, 13.3%
  and 8.8% for 1998, 1997 and 1996, respectively, with
  varying amounts due through 2010.........................     16,553     26,187        680
Other obligations..........................................        673      1,301        597
                                                             ---------  ---------  ---------
      Total................................................     17,552     27,864     20,316
Less--Current portion......................................        617      3,923      1,603
                                                             ---------  ---------  ---------
      Total long-term debt.................................  $  16,935  $  23,941  $  18,713
                                                             ---------  ---------  ---------
                                                             ---------  ---------  ---------

                            THE CONTAINERBOARD GROUP
                     (A DIVISION OF TENNECO PACKAGING INC.)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1998, 1997 AND 1996

4.  LONG-TERM DEBT AND CAPITALIZED LEASE OBLIGATIONS (CONTINUED)
    In January, 1997, the General Electric Capital Corporation ("GECC") operating leases were refinanced. Through this refinancing, several capital lease obligations were extinguished as the assets were incorporated into the new operating lease (Note 12).

    Annual payments for debt during the next five years and thereafter are:
    $617,000 (1999), $214,000 (2000), $3,569,000 (2001), $4,387,000 (2002),
    $4,240,000 (2003) and $4,525,000 (2004 and thereafter).

    In 1997, Tenneco contributed the Counce Limited Partnership to Packaging which included notes payable totaling approximately $26,187,000.

    In February, 1999, Tenneco Inc. paid off the remaining note payable as it relates to the Counce Limited Partnership. The payment was $27,220,000, including a $10,456,000 premium payment for the early extinguishment of debt.

5.  PENSION AND OTHER BENEFIT PLANS

    Substantially all of the Group's salaried and hourly employees are covered by retirement plans sponsored by Packaging and Tenneco. Benefits generally are based on years of service and, for most salaried employees, on final average compensation. Packaging's funding policies are to contribute to the plans, at a minimum, amounts necessary to satisfy the funding requirements of federal laws and regulations. The assets of the plans consist principally of listed equity and fixed and variable income securities, including Tenneco Inc. common stock.

    The Group's eligible salaried employees participate in the Tenneco Retirement Plan (the "Retirement Plan"), a defined benefit plan, along with other Tenneco divisions and subsidiaries. The pension expense allocated to the Group by Packaging for this plan was approximately $5,595,000, $3,197,000 and $3,111,000 for the years ended December 31, 1998, 1997 and
    1996, respectively. Amounts allocated are principally determined based on payroll. This plan is overfunded and a portion of the prepaid pension costs has not been allocated to the Group.

    The Group's eligible hourly employees participate in the Tenneco Packaging Pension Plan for Certain Hourly Rated Employees, also a defined benefit plan, along with other Packaging divisions. As stated, due to the fact that other divisions within Packaging participate in the plan, certain of the disclosures required by SFAS No. 132, "Employers' Disclosures About Pension and Other Postretirement Benefits", such as a summary of the change in benefit obligation and the change in plan assets, are not available. The net pension (income) cost actuarially allocated to the Group for this plan was $(466,000), $144,000 and $2,373,000 for the years ended December 31, 1998,
    1997 and 1996, respectively. This plan is overfunded, and a portion of the related pension asset of $35,603,000, $35,137,000 and $34,429,000 for
    December 31, 1998, 1997 and 1996, respectively, has been actuarially allocated to the Group and is included in Other Long-Term Assets.

    However, in connection with the pending sale of the Group as described in
    Note 14 to these financial statements, the pension asset allocated to the Group will be excluded from the sale transaction and remain with Tenneco.

                            THE CONTAINERBOARD GROUP
                     (A DIVISION OF TENNECO PACKAGING INC.)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1998, 1997 AND 1996

5.  PENSION AND OTHER BENEFIT PLANS (CONTINUED)
    Actuarially allocated net pension cost for the Group's defined benefit plans, excluding the Retirement Plan, consists of the following components:

                                                            FOR THE YEARS ENDED DECEMBER 31
                                                            -------------------------------
                                                              1998       1997       1996
                                                            ---------  ---------  ---------
(IN THOUSANDS)
Service cost-benefits earned during the year..............  $   3,112  $   3,652  $   4,021
Interest cost on projected benefit obligations............      6,990      6,675      6,174
Expected return on plan assets............................    (11,312)   (10,819)    (8,389)
Amortization of-
  Transition liability....................................       (164)      (164)      (164)
  Unrecognized loss.......................................         --         --         10
  Prior service cost......................................        908        800        721
                                                            ---------  ---------  ---------
      Net pension (income) cost...........................  $    (466) $     144  $   2,373
                                                            ---------  ---------  ---------
                                                            ---------  ---------  ---------

    The funded status of the Group's allocation of defined benefit plans, excluding the Retirement Plan, reconciles with amounts recognized in the statements of assets and liabilities and interdivision account as follows:

                                                           1998       1997       1996
                                                         ---------  ---------  ---------
(IN THOUSANDS)
Actuarial present value at September 30--
  Vested benefit obligation............................  $ (98,512) $ (86,865) $ (79,818)
  Accumulated benefit obligation.......................   (108,716)   (95,711)   (87,481)
                                                         ---------  ---------  ---------
                                                         ---------  ---------  ---------
Projected benefit obligation...........................  $(108,716) $ (96,118) $ (88,555)
Plan assets at fair value at September 30..............    146,579    141,961    118,968
Unrecognized transition liability......................     (1,092)    (1,256)    (1,420)
Unrecognized net gain..................................    (14,623)   (21,573)    (5,111)
Unrecognized prior service cost........................     13,455     12,123     10,547
                                                         ---------  ---------  ---------
      Prepaid pension cost at December 31..............  $  35,603  $  35,137  $  34,429
                                                         ---------  ---------  ---------
                                                         ---------  ---------  ---------

    The weighted average discount rate used in determining the actuarial present value of the benefit obligations was 7.00% for the year ended December 31, 1998, and 7.75% for the years ended December 31, 1997 and 1996. The weighted average expected long-term rate of return on plan assets was 10% for 1998, 1997 and 1996.

    Middle management employees participate in a variety of incentive compensation plans. These plans provide for incentive payments based on the achievement of certain targeted operating results and other specific business goals. The targeted operating results are determined each

                            THE CONTAINERBOARD GROUP
                     (A DIVISION OF TENNECO PACKAGING INC.)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1998, 1997 AND 1996

5. PENSION AND OTHER BENEFIT PLANS (CONTINUED) year by senior management of Packaging. The amounts charged to expense for these plans were $5,920,000, $6,407,000 and $6,722,000 in 1998, 1997 and
    1996, respectively.

    In June, 1992, Tenneco initiated an Employee Stock Purchase Plan ("ESPP"). The plan allows U.S. and Canadian employees of the Group to purchase Tenneco Inc. common stock through payroll deductions at a 15% discount. Each year, an employee in the plan may purchase shares with a discounted value not to exceed $21,250. The weighted average fair value of the employee purchase right, which was estimated using the Black-Sholes option pricing model and the assumptions described below except that the average life of each purchase right was assumed to be 90 days, was $6.31, $11.09 and $10.77 in 1998, 1997 and 1996, respectively. The ESPP was terminated as of September 30, 1996. Tenneco adopted a new employee stock purchase plan effective April 1, 1997. Under the respective ESPPs, Tenneco sold 133,223 shares, 85,024 shares and 73,140 shares to Group employees in 1998, 1997 and 1996, respectively.

    In December, 1996, Tenneco adopted the 1996 Stock Ownership Plan, which permits the granting of a variety of awards, including common stock, restricted stock, performance units, stock appreciation rights, and stock options to officers and employees of Tenneco. Tenneco can issue up to 17,000,000 shares of common stock under this plan, which will terminate December 31, 2001.

    The fair value of each stock option issued by Tenneco to the Group during 1998, 1997 and 1996 is estimated on the date of grant using the Black-Sholes option pricing model using the following weighted average assumptions for grants in 1998, 1997 and 1996, respectively: (a) risk-free interest rate of 5.7%, 6.7% and 6.0%, (b) expected lives of 10.0 years, 19.7 years and 5.0 years; (c) expected volatility of 25.6%, 27.8% and 24.6%; and (d) dividend yield of 3.2%, 2.9% and 3.2%. The weighted-average fair value of options granted during the year is $10.91, $13.99 and $11.51 for 1998, 1997 and 1996, respectively.

    The Group applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," to its stock-based compensation plans. The Group recognized after-tax stock-based compensation expense of approximately $210,000 in 1998, 1997 and 1996. Had compensation costs for the Group's stock-based compensation plans been determined in accordance with SFAS 123, "Accounting for Stock-Based Compensation," based on the fair value at the grant dates for the awards under those plans, the Group's pro forma net income for the years ended December 31, 1998, 1997 and 1996, would have been lower by $7,828,000, $8,205,000 and $1,874,000, respectively.

6.  POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS

    In addition to providing pension benefits, the Group provides certain health care and life insurance benefits for certain retired and terminated employees. A substantial number of the Group's employees may become eligible for such benefits if they reach normal retirement age while working for the Group. The cost of these benefits for salaried employees is allocated to the Group by Packaging through a payroll charge and the interdivision account. Amounts

                            THE CONTAINERBOARD GROUP
                     (A DIVISION OF TENNECO PACKAGING INC.)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1998, 1997 AND 1996

6. POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS (CONTINUED) allocated are principally determined based on payroll. The net obligation for these salaried benefits is maintained by Packaging and is not included in the liabilities section of the accompanying combined statements of assets, liabilities and interdivision account for the Group's share of the obligation.

    Currently, the Group's postretirement benefit plans are not funded and a portion of the related postretirement obligation has been actuarially allocated to the Group. However, due to the fact that other divisions participate in the plan, certain of the disclosures required by SFAS No. 132, such as a summary of the change in benefit obligation, are not available. The obligation of the plans, related to hourly employees, reconciles with amounts recognized on the accompanying combined statements of assets, liabilities and interdivision account at December 31, 1998, 1997 and 1996, as follows:

                                                             1998       1997       1996
                                                           ---------  ---------  ---------
(IN THOUSANDS)
Actuarial present value at September 30--
  Accumulated postretirement benefit obligation--
    Retirees and beneficiaries...........................  $  (8,401) $  (7,199) $  (8,213)
    Fully eligible active plan participants..............     (3,582)    (4,081)    (4,283)
    Other active plan participants.......................     (2,950)    (2,426)    (1,738)
                                                           ---------  ---------  ---------
        Total............................................    (14,933)   (13,706)   (14,234)

  Plan assets at fair value at September 30..............         --         --         --
  Funded status..........................................    (14,933)   (13,706)   (14,234)
  Claims paid during the fourth quarter..................        473        178        142
  Unrecognized prior service cost........................         --       (293)      (797)
  Unrecognized net gain..................................     (1,764)    (2,861)    (2,205)
                                                           ---------  ---------  ---------
Accrued postretirement benefit cost at December 31.......  $ (16,224) $ (16,682) $ (17,094)
                                                           ---------  ---------  ---------
                                                           ---------  ---------  ---------

    The net periodic postretirement benefit costs as determined by actuaries for hourly employees for the years 1998, 1997 and 1996 consist of the following components:

                                                                  1998          1997       1996
                                                                ---------  ---------  ---------
(IN THOUSANDS)
Service cost..................................................  $     159  $     105  $     144
Interest cost.................................................      1,024      1,065      1,012
Amortization of net (gain) loss...............................       (138)       (80)        55
Amortization of prior service cost............................       (293)      (504)      (643)
                                                                ---------  ---------  ---------
      Net periodic postretirement benefit cost................  $     752  $     586  $     568
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------

    The amounts expensed by the Group may be different because it was allocated by Packaging.

                            THE CONTAINERBOARD GROUP
                     (A DIVISION OF TENNECO PACKAGING INC.)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1998, 1997 AND 1996

6.  POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS (CONTINUED)
    The weighted average assumed health care cost trend rate used in determining the 1998 and 1997 accumulated postretirement benefit obligation was 5% in 1997, remaining at that level thereafter.

    The weighted average assumed health care cost trend rate used in determining the 1996 accumulated postretirement benefit obligation was 6.0% in 1996 declining to 5.0% in 1997 and remaining at that level thereafter.

    Increasing the assumed health care cost trend rate by one percentage point in each year would increase the accumulated postretirement benefit obligation as of September 30, 1998, 1997 and 1996, by approximately $1,268,000, $868,000 and $1,103,000, respectively, and would increase the net postretirement benefit cost for 1998, 1997 and 1996 by approximately $130,000, $75,000 and $102,000, respectively.

    The discount rate (which is based on long-term market rates) used in determining the accumulated postretirement benefit obligations was 7.00% for 1998 and 7.75% for 1997 and 1996.

7.  RESTRUCTURING AND OTHER CHARGES

    In the fourth quarter of 1998, the Group recorded a pretax restructuring charge of approximately $14 million. This charge was recorded following the approval by Tenneco's Board of Directors of a comprehensive restructuring plan for all of Tenneco's operations, including those of the Group. In connection with this restructuring plan, the Group will close four corrugated facilities and eliminate 109 positions. The following table reflects components of this charge:

                                                                             DECEMBER 31,
                                          RESTRUCTURING   FOURTH-QUARTER         1998
COMPONENT                                    CHARGE          ACTIVITY           BALANCE
- ----------------------------------------  -------------  -----------------  ---------------
(IN THOUSANDS)
Cash charges--
  Severance.............................    $   5,135        $     852         $   4,283
  Facility exit costs and other.........        3,816              369             3,447
                                          -------------        -------           -------
      Total cash charges................        8,951            1,221             7,730
Noncash charges--
  Asset impairments.....................        5,434            3,838             1,596
                                          -------------        -------           -------
                                            $  14,385        $   5,059         $   9,326
                                          -------------        -------           -------
                                          -------------        -------           -------

    Asset impairments include goodwill totaling approximately $5,043,000 related to two of the facilities. The fixed assets at the closed facilities were written down to their estimated fair value. No significant cash proceeds are expected from the ultimate disposal of these assets. Of the $7,730,000 remaining cash charges at December 31, 1998, approximately $7,300,000 is

                            THE CONTAINERBOARD GROUP
                     (A DIVISION OF TENNECO PACKAGING INC.)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1998, 1997 AND 1996

7. RESTRUCTURING AND OTHER CHARGES (CONTINUED) expected to be spent in 1999. The actions contemplated by the restructuring plan should be completed during the second quarter of 1999.

8.  INCOME TAXES

    The Group's method of accounting for income taxes requires that a deferred tax be recorded to reflect the tax expense (benefit) resulting from the recognition of temporary differences. Temporary differences are differences between the tax basis of assets and liabilities and their reported amounts in the financial statements that will result in differences between income for tax purposes and income for financial statement purposes in future years.

    As a division, this Group is not a taxable entity. For purposes of these combined financial statements, income taxes have been allocated to the Group and computed on a separate return basis. These income taxes represent liabilities to Packaging and do not reflect any tax attributes of the Tenneco consolidated tax group.

    Following is an analysis of the components of combined income tax expense (benefit):

                                                              1998       1997       1996
                                                            ---------  ---------  ---------
(IN THOUSANDS)
Current--
  U.S.....................................................  $ (21,105) $ (58,813) $  45,641
  State and local.........................................     (2,708)    (7,545)     5,855
                                                            ---------  ---------  ---------
                                                              (23,813)   (66,358)    51,496
                                                            ---------  ---------  ---------
Deferred--
  U.S.....................................................     63,230     75,399      7,374
  State and local.........................................      8,112      9,673        946
                                                            ---------  ---------  ---------
                                                               71,342     85,072      8,320
                                                            ---------  ---------  ---------
      Income tax expense..................................  $  47,529  $  18,714  $  59,816
                                                            ---------  ---------  ---------
                                                            ---------  ---------  ---------

    The primary difference between income taxes computed at the statutory U.S. federal income tax rate and the income tax expense in the combined statements of revenues, expenses and interdivision account is due to the effect of state income taxes.

                            THE CONTAINERBOARD GROUP
                     (A DIVISION OF TENNECO PACKAGING INC.)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1998, 1997 AND 1996

8.  INCOME TAXES (CONTINUED)
    The components of the deferred tax assets (liabilities) at December 31, 1998, 1997 and 1996, were as follows:

                                                          1998       1997       1996
                                                        ---------  ---------  ---------
(IN THOUSANDS)
Current deferred taxes--
  Accrued liabilities.................................  $  10,232  $   6,374  $   7,046
  Employee benefits and compensation..................     (5,969)    (4,946)      (929)
  Reserve for doubtful accounts.......................      1,275      1,230      1,261
  Inventory...........................................        707        614         38
  Pensions and postretirement benefits................     (2,994)    (4,196)    (5,053)
  State deferred tax..................................     10,096      5,724        511
  Other...............................................        (76)      (123)       (89)
                                                        ---------  ---------  ---------
      Total current deferred taxes....................     13,271      4,677      2,785
                                                        ---------  ---------  ---------
Noncurrent deferred taxes--
  Pension and postretirement benefits.................     13,898      7,934      8,012
  Excess of financial reporting over tax basis in
    plant and equipment...............................   (293,830)  (210,797)  (121,707)
  Accrued liabilities.................................      1,336      1,701      1,947
  Capital leases......................................      9,333      7,517     24,672
  Other...............................................     15,199     19,518        (89)
                                                        ---------  ---------  ---------
      Total noncurrent deferred taxes.................   (254,064)  (174,127)   (87,165)
                                                        ---------  ---------  ---------
      Net deferred tax liabilities....................  $(240,793) $(169,450) $ (84,380)
                                                        ---------  ---------  ---------
                                                        ---------  ---------  ---------

9.  ASSETS, LIABILITIES AND OTHER INCOME, NET DETAIL

    PREPAID EXPENSES AND OTHER CURRENT ASSETS

    The components of prepaid expenses and other current assets include:

                                                               1998       1997       1996
                                                             ---------  ---------  ---------
(IN THOUSANDS)
Prepaid stumpage...........................................  $  15,189  $  19,231  $  15,595
Prepaid taxes..............................................     13,272      7,549      7,044
Current portion--Meridian Lease, net of deferred gain......      5,193         --         --
Prepaid professional services/leases.......................      2,356      1,918      5,506
Other......................................................      5,082      6,321      7,391
                                                             ---------  ---------  ---------
      Total................................................  $  41,092  $  35,019  $  35,536
                                                             ---------  ---------  ---------
                                                             ---------  ---------  ---------

                            THE CONTAINERBOARD GROUP
                     (A DIVISION OF TENNECO PACKAGING INC.)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1998, 1997 AND 1996

9.  ASSETS, LIABILITIES AND OTHER INCOME, NET DETAIL (CONTINUED)
    OTHER LONG-TERM ASSETS

    The components of the other long-term assets include:

                                                              1998       1997       1996
                                                            ---------  ---------  ---------
(IN THOUSANDS)
Prepaid pension cost......................................  $  35,603  $  35,137  $  34,429
Leased timberlands and mills..............................     14,636     11,857      9,510
Long-term portion--Meridian Lease, net of deferred gain...     44,743         --         --
Deferred software.........................................     15,864     11,088      6,047
Timberland rights.........................................     10,919      9,775      8,615
Capitalized fees..........................................         --        474      3,962
Other.....................................................      9,327      8,981      9,513
                                                            ---------  ---------  ---------
      Total...............................................  $ 131,092  $  77,312  $  72,076
                                                            ---------  ---------  ---------
                                                            ---------  ---------  ---------

    ACCRUED LIABILITIES

    The components of accrued liabilities include:

                                                              1998       1997       1996
                                                            ---------  ---------  ---------
(IN THOUSANDS)
Accrued payroll, vacation and taxes.......................  $  42,282  $  48,119  $  49,162
Accrued insurance.........................................      6,012      5,248      4,296
Accrued volume discounts and rebates......................      5,727      4,428      3,515
Restructuring.............................................      9,326         --         --
Current portion of accrued postretirement benefit cost....      1,460        875        892
Deferred lease credits....................................      1,918      1,014     94,360
Other.....................................................      2,665     10,742     14,438
                                                            ---------  ---------  ---------
      Total...............................................  $  69,390  $  70,426  $ 166,663
                                                            ---------  ---------  ---------
                                                            ---------  ---------  ---------

    As part of the refinancing of the GECC leases in January, 1997 (Note 12), certain deferred lease credits were eliminated.

                            THE CONTAINERBOARD GROUP
                     (A DIVISION OF TENNECO PACKAGING INC.)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1998, 1997 AND 1996

9.  ASSETS, LIABILITIES AND OTHER INCOME, NET DETAIL (CONTINUED)
    OTHER LONG-TERM LIABILITIES

    The components of the other long-term liabilities include:

                                                               1998       1997       1996
                                                             ---------  ---------  ---------
(IN THOUSANDS)
Accrued postretirement benefit cost........................  $  14,764  $  15,807  $  16,202
Environmental liabilities..................................      6,599      5,421      6,673
Other......................................................      2,497      2,526        412
                                                             ---------  ---------  ---------
      Total................................................  $  23,860  $  23,754  $  23,287
                                                             ---------  ---------  ---------
                                                             ---------  ---------  ---------

    OTHER INCOME, NET

    The components of other income (expense), net include:

                                                             1998       1997       1996
                                                           ---------  ---------  ---------
(IN THOUSANDS)
Discount on sale of factored receivables.................  $ (14,774) $ (12,006) $ (12,351)
Gain on sale of timberlands..............................     16,944         --         --
Gain on sale of joint venture interest...................     15,060         --         --
Gain on operating lease refinancing......................         --     37,730         --
Gain on Willow Flowage...................................         --      4,449         --
Gain on sale of mineral rights...........................         --      1,646         --
Capitalization of barter credits.........................         --      1,563         --
Sylva Mill rebate income.................................         --         --      4,500
Gain on sale of recycled mills...........................         --         --     50,000
Other....................................................      9,588     11,299     14,094
                                                           ---------  ---------  ---------
      Total..............................................  $  26,818  $  44,681  $  56,243
                                                           ---------  ---------  ---------
                                                           ---------  ---------  ---------

10. RELATED-PARTY TRANSACTIONS

    FUNDING OF CASH REQUIREMENTS

    As discussed in Note 2, Packaging provides centralized treasury functions and financing for the Group including funding of its cash requirements for processing of accounts payable and payroll requirements.

    CORPORATE ALLOCATIONS

    Packaging and Tenneco affiliates provide services to the Group which are typical of a consolidated entity with operations in several businesses. These services included general management, investor and media relations, legal, human resources, accounting, public company reporting, data processing systems, support, training, finance, treasury, and

                            THE CONTAINERBOARD GROUP
                     (A DIVISION OF TENNECO PACKAGING INC.)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1998, 1997 AND 1996

10. RELATED-PARTY TRANSACTIONS (CONTINUED) insurance management. These expenses were allocated to the Group in the aggregate, not individually, from Packaging and Tenneco affiliates, based upon the relative level of effort and time spent on Group activities. This was generally measured using a formula based upon the Group's percentage of Tenneco's fixed assets, revenues and payroll. The Group believes the method for the historical allocations was reasonable.

    As a stand-alone entity, the Group does not expect that it will incur a similar level of costs due to a less complex corporate structure and a different level of need for such services. The Group estimates it will incur approximately $30 million in stand-alone overhead costs in the first year following the acquisition and believes this is representative of what the costs would have been as a stand-alone entity for historical periods.

    Certain receivables and transactions resulting from the financing relationship between Packaging and Tenneco are not reflected in the accompanying financial statements.

    INSURANCE AND BENEFITS

    The Group is self-insured for medical benefits and workers' compensation. Expenses related to workers' compensation, health care claims for hourly and salaried workers and postretirement health care benefits for hourly and salaried workers are determined by Packaging and are allocated to the Group. The Group incurred charges of $32,151,000, $34,004,000 and $32,298,000 in
    1998, 1997 and 1996, respectively, for health care and $5,109,000, $9,209,000 and $8,853,000 in 1998, 1997 and 1996, respectively, for workers'
    compensation.

    In general, all costs and expenses incurred and allocated are based on the relationship the Group has with Tenneco. If the Group had been a stand-alone entity, the costs and expenses would differ.

11. COMMITMENTS AND CONTINGENCIES

    The Group had authorized capital expenditures of approximately $49,392,000 as of December 31, 1998, in connection with the expansion and replacement of existing facilities.

    The Group is involved in various legal proceedings and litigation arising in the ordinary course of business. In the opinion of management and in-house legal counsel, the outcome of such proceedings and litigation will not materially affect the Group's financial position or results of operations.

12. LEASES

    Rental expense included in the combined financial statements was $96,193,340, $95,284,000 and $118,821,000 for 1998, 1997 and 1996,
    respectively. These costs are primarily included in cost of goods sold.

    On January 31, 1997, Packaging executed an operating lease agreement with Credit Suisse Leasing 92A, L.P., and a group of financial institutions led by Citibank, N.A. The agreement refinanced the previous operating leases between GECC and Packaging which were entered

                            THE CONTAINERBOARD GROUP
                     (A DIVISION OF TENNECO PACKAGING INC.)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1998, 1997 AND 1996

12. LEASES (CONTINUED)
    into at the same time as GECC's purchase of certain assets from Georgia-Pacific in January, 1991. Through this refinancing, several capital lease obligations were extinguished as the assets were incorporated into the new operating lease. Also with this refinancing, certain fixed assets and deferred credits were eliminated resulting in a net gain of approximately $38 million in the first quarter of 1997.

    Aggregate minimum rental commitments under noncancelable operating leases are as follows (in thousands):

1999.......................................  $   83,804
2000.......................................      81,368
2001.......................................      79,428
2002.......................................     686,390
2003.......................................      26,975
Thereafter.................................     113,154
                                             ----------
      Total................................  $1,071,119
                                             ----------
                                             ----------

    Minimum rental commitments under noncancelable operating leases include $68 million for 1999, $68 million for 2000, $68 million for 2001, $676 million for 2002, $18 million for 2003 and $34 million for years thereafter, payable to credit Suisse Leasing 92A, L.P. and Citibank, N.A., along with John Hancock, Metropolitan Life and others (the "Lessors") for certain mill and timberland assets. The remaining terms of such leases extend over a period of up to five years.

    Following the initial lease period, Packaging may, under the provision of the lease agreements, extend the leases on terms mutually negotiated with the Lessors or purchase the leased assets under conditions specified in the lease agreements. If the purchase options are not exercised or the leases are not extended, Packaging will make a residual guarantee payment to the Lessors of approximately $653 million, included in the schedule above, which will be refunded up to the total amount of the residual guarantee payment based on the Lessors' subsequent sales price for the leased assets. Throughout the lease period, Packaging is required to maintain the leased properties which includes reforestation of the timberlands harvested.

    Packaging's various lease agreements require that it comply with certain covenants and restrictions, including financial ratios that, among other things, place limitations on incurring additional "funded debt" as defined by the agreements. Under the provisions of the lease agreements, in order to incur funded debt, Packaging must maintain a pretax cash flow coverage ratio, as defined, on a cumulative four quarter basis of a minimum of 2.0, subsequently modified to 1.75 as of December 31, 1998. Packaging was in compliance with all of its covenants at December 31, 1998.

    In December, 1998, the Group made a payment of $84 million to acquire the Meridian timberlands utilized by the Group. This transaction was undertaken in preparation for the separation of the Group's assets from Tenneco. Subsequent to year end, the Group paid a fee of $50,000 to effect the conveyance of the Meridian timberlands to the Group.

                            THE CONTAINERBOARD GROUP
                     (A DIVISION OF TENNECO PACKAGING INC.)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1998, 1997 AND 1996

12. LEASES (CONTINUED)
    In connection with the pending sale of the Group described in Note 14 to these financial statements, Tenneco may purchase the Tomahawk and Valdosta mills and selected timberland assets currently under lease prior to the sale.

13. SALE OF ASSETS

    In the second quarter of 1996, Packaging entered into an agreement to form a joint venture with Caraustar Industries whereby Packaging sold its two recycled paperboard mills and a fiber recycling operation and brokerage business to the joint venture in return for cash and a 20% equity interest in the joint venture. Proceeds from the sale were approximately $115 million and the Group recognized a $50 million pretax gain ($30 million after taxes) in the second quarter of 1996.

    In June, 1998, Packaging sold its remaining 20% equity interest in the joint venture to Caraustar Industries for cash and a note of $26,000,000. The Group recognized a $15 million pretax gain on this transaction.

    At December 31, 1998, the balance of the note with accrued interest is $26,756,000.

14. SALE OF COMPANY AND RELATED IMPAIRMENT (UNAUDITED)

    On January 26, 1999, Tenneco announced that it had entered into an agreement to contribute a majority interest in the Group to a new joint venture with Madison Dearborn Partners, in exchange for cash and debt assumption totaling approximately $2 billion, and a 45% common equity interest in the joint venture. The owned and leased assets to be contributed included the Group's four linerboard and medium mills, 67 plants, three sawmills, an air-drying yard, three recycling facilities, miscellaneous other property, which includes sales offices and woodlands forest management offices, numerous distribution centers, warehouses and five design centers and an ownership or controlling interest in approximately 950,000 acres of timberland. The transactions closed on April 12, 1999.

    In connection with the transactions, Packaging borrowed approximately $1.8 billion, most of which was used to acquire assets used by the Group pursuant to operating leases and timber cutting rights, with the remainder remitted to Tenneco for corporate debt reduction.

    Tenneco then contributed the Group's assets (subject to the new indebtedness and the Group's liabilities) to a joint venture, Packaging Corporation of America ("PCA") in exchange for (a) a 45% common equity interest in PCA valued at approximately $200 million and (b) approximately $240 million in cash. As a result of the sale transaction, Tenneco recognized a pretax loss in the first quarter of 1999 of approximately $293 million. Part of that loss consisted of an impairment charge relating to the Group's property, plant and equipment and intangible assets, which was pushed down to the Group's March 31, 1999 financial statements. The amount of the impairment charge is approximately $230.1 million.

                            THE CONTAINERBOARD GROUP
                     (A DIVISION OF TENNECO PACKAGING INC.)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1998, 1997 AND 1996

14. SALE OF COMPANY AND RELATED IMPAIRMENT (UNAUDITED) (CONTINUED)
    The impairment charge of $230.1 million recorded in the Group's financial statements has been allocated to the following financial statement line items (in thousands):

Intangibles......................................................  $  46,206
Machinery and equipment..........................................    183,906
                                                                   ---------
  Total..........................................................  $ 230,112
                                                                   ---------
                                                                   ---------

    The impairment charge will first be applied against the goodwill specifically attributable to the containerboard assets and the remaining amount will be applied against plant, property and equipment.

    The Group's financial statements reflect $230.1 million of the $293.0 million charge representing the impairment attributable to the assets reflected in the Group's financial statements. Tenneco has informed us that the remaining $62.9 million charge primarily includes liabilities for direct incremental costs of sales, severance costs and other contractual obligations directly related to the containerboard transaction, and the impairment of other containerboard-related assets not contributed to the joint venture. The $62.9 million charge is not part of the Group's financial statements.


    On August 25, 1999, PCA and Packaging agreed that the acquisition consideration should be reduced as a result of a postclosing price adjustment by an amount equal to $20 million plus interest through the date of payment by Packaging. The Group recorded $11.9 million of this amount as part of the impairment charge discussed above representing the amount that was previously estimated by Packaging. PCA intends to record the remaining amount in September 1999.


15. EXTRAORDINARY LOSS (UNAUDITED)

    During the first quarter of 1999 the Group extinguished $16.6 million of debt related to mill assets. In connection with that extinguishment an extraordinary loss of $10.5 million was recorded ($6.3 million, net of the related tax effect).

16. SALE OF TIMBERLAND (UNAUDITED)


    In August 1999, PCA signed purchase and sales agreements with various buyers to sell approximately 400,000 acres of timberland. PCA expects to close these transactions by the end of October 1999.


17. SUMMARIZED COMBINED FINANCIAL INFORMATION ABOUT GUARANTOR SUBSIDIARIES

    The following is summarized aggregated financial information for Dahlonega Packaging Corporation, Dixie Container Corporation, PCA Hydro, Inc., PCA Tomahawk Corporation and PCA Valdosta Corporation, each of which was a wholly-owned subsidiary of Packaging and included in the Group's combined financial statements. In conjunction with the sale of the Group as described in Note 14, each of these companies became subsidiaries of PCA and

                            THE CONTAINERBOARD GROUP
                     (A DIVISION OF TENNECO PACKAGING INC.)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1998, 1997 AND 1996

17. SUMMARIZED COMBINED FINANCIAL INFORMATION ABOUT GUARANTOR SUBSIDIARIES (CONTINUED)
    fully, unconditionally, jointly and severally guaranteed $550 million in subordinated debt issued by PCA in conjunction with the transaction. Separate financial statements of the guarantor subsidiaries are not presented because, in the opinion of management, such financial statements are not material to investors.

                                                              DECEMBER 31,
                                                     -------------------------------
                                                       1998       1997       1996
                                                     ---------  ---------  ---------
(IN THOUSANDS)
Current assets.....................................  $  49,463  $  42,844  $  42,664
Non-current assets.................................     13,985     46,399     45,051
                                                     ---------  ---------  ---------
      Total assets.................................     63,448     89,243     87,715

Current liabilities................................     13,826     12,687     10,542
Non-current liabilities............................      7,264      4,785      4,559
                                                     ---------  ---------  ---------
      Total liabilities............................     21,090     17,472     15,101
                                                     ---------  ---------  ---------
Interdivision Account..............................  $  42,358  $  71,771  $  72,614
                                                     ---------  ---------  ---------
                                                     ---------  ---------  ---------

                                                         YEAR ENDED DECEMBER 31,
                                                     -------------------------------
                                                       1998       1997       1996
                                                     ---------  ---------  ---------
(IN THOUSANDS)
Net sales..........................................  $  32,970  $  25,758  $  24,666
Gross profit.......................................      1,172      3,253      4,719
Net loss...........................................       (866)    (1,217)      (351)

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Packaging Corporation of America

We have audited the accompanying balance sheet of Packaging Corporation of America as of January 31, 1999. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Packaging Corporation of America at January 31, 1999 in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Chicago, Illinois
August 23, 1999

                        PACKAGING CORPORATION OF AMERICA
                                 BALANCE SHEET
                                JANUARY 31, 1999

Shareholders' equity:
Preferred Stock, par value $1.00, authorized--100 shares; issued--none...............   $      --
Common Stock, par value $1.00, authorized--10 shares; issued--none...................   $      --
                                                                                              ---

    Total shareholders' equity.......................................................   $      --
                                                                                              ---
                                                                                              ---

                        PACKAGING CORPORATION OF AMERICA
                             NOTE TO BALANCE SHEET

1.  GENERAL

    Packaging Corporation of America (PCA) was incorporated on January 25, 1999 pursuant to the General Corporation Law of the State of Delaware. PCA was formed to acquire The Containerboard Group of Tenneco Packaging Inc., which was completed on April 12, 1999.

    PCA had no operations from the date of incorporation on January 25, 1999 to January 31, 1999.

                        PACKAGING CORPORATION OF AMERICA
                          CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)


                                                                                     GROUP (NOTE 1)
                                                                                   -------------------
                                                                   JUNE 30, 1999    DECEMBER 31, 1998
                                                                   --------------  -------------------
                                                                             (IN THOUSANDS)
ASSETS
Current assets:
  Cash and cash equivalents......................................   $     46,855       $         1
  Accounts receivable (net of allowance for doubtful accounts of
    $4,367 as of June 30, 1999 and $5,220 in 1998)...............        197,631            13,971
  Receivables from affiliated companies..........................             --            10,390
  Notes receivable...............................................            701            27,390
  Inventories....................................................        152,815           150,719
  Prepaid expenses and other current assets......................         15,334            41,092
                                                                   --------------  -------------------
    TOTAL CURRENT ASSETS.........................................        413,336           243,563
Property, plant and equipment, at cost:
  Land, timber, timberlands and buildings........................        708,367           287,510
  Machinery and equipment........................................      1,868,973         1,289,459
  Other, including construction in progress......................        129,306           100,136
  Less: Accumulated depreciation and depletion...................       (790,128)         (735,749)
                                                                   --------------  -------------------
    PROPERTY, PLANT AND EQUIPMENT, NET...........................      1,916,518           941,356
  Intangible assets..............................................          1,649            50,110
  Other long-term assets.........................................         96,122           131,092
  Investments....................................................            994             1,282
                                                                   --------------  -------------------
    TOTAL ASSETS.................................................   $  2,428,619       $ 1,367,403
                                                                   --------------  -------------------
                                                                   --------------  -------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt..............................   $      7,703       $       617
  Accounts payable...............................................        117,935            87,054
  Payables to Tenneco affiliates.................................             --             7,091
  Accrued interest...............................................         30,682                --
  Accrued liabilities............................................         65,218            69,390
                                                                   --------------  -------------------
    TOTAL CURRENT LIABILITIES....................................        221,538           164,152
Long-term liabilities:
  Long-term debt.................................................      1,677,765            16,935
  Deferred taxes.................................................         84,107           254,064
  Other liabilities..............................................          6,947            23,860
                                                                   --------------  -------------------
    TOTAL LONG-TERM LIABILITIES..................................      1,768,819           294,859
Mandatorily redeemable preferred stock (liquidation preference
  $100 per share, 3,000,000 shares authorized, 1,000,000 shares
  issued and outstanding)........................................         96,500                --
Stockholders' equity:
  Interdivision account..........................................             --           908,392
  Junior preferred stock (liquidation preference $1.00 per share,
    100 shares authorized, issued and outstanding)...............             --                --
  Common stock (par value $.01 per share, 300,000,000 shares
    authorized, 94,600,000 shares issued and outstanding)........            946                --
  Additional paid in capital.....................................        336,799                --
  Retained earnings..............................................          4,017                --
                                                                   --------------  -------------------
    TOTAL STOCKHOLDERS' EQUITY...................................        341,762           908,392
                                                                   --------------  -------------------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY...................   $  2,428,619       $ 1,367,403
                                                                   --------------  -------------------
                                                                   --------------  -------------------


                See notes to consolidated financial statements.

Note: The balance sheet at December 31, 1998 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles of complete financial statements.

                        PACKAGING CORPORATION OF AMERICA
                       CONSOLIDATED STATEMENTS OF INCOME
                                  (UNAUDITED)


                                                      GROUP (NOTE 1)
                                             --------------------------------
                                               SIX MONTHS    JANUARY 1, 1999   APRIL 12, 1999
                                                 ENDED           THROUGH          THROUGH
                                             JUNE 30, 1998    APRIL 11, 1999   JUNE 30, 1999
                                             --------------  ----------------  --------------
                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales..................................    $  777,042       $  433,182       $  373,035
Cost of sales..............................      (629,281)        (367,483)        (297,055)
                                             --------------  ----------------  --------------
  Gross profit.............................       147,761           65,699           75,980

Impairment loss............................            --         (230,112)              --
Selling and administrative expenses........       (52,432)         (30,584)         (25,136)
Other income (expense), net................        16,015           (2,207)            (266)
Corporate allocations/overhead.............       (32,373)         (14,890)          (5,188)
                                             --------------  ----------------  --------------
  Income (loss) before interest, taxes and
    extraordinary item.....................        78,971         (212,094)          45,390
Interest expense, net......................        (1,681)            (221)         (34,079)
                                             --------------  ----------------  --------------
  Income (loss) before taxes and
    extraordinary item.....................        77,290         (212,315)          11,311
Provision for taxes........................       (30,822)          83,716           (4,545)
                                             --------------  ----------------  --------------
  Income (loss) before extraordinary
    item...................................        46,468         (128,599)           6,766
Extraordinary item, net of tax.............            --           (6,327)              --
                                             --------------  ----------------  --------------
Net income (loss)..........................        46,468         (134,926)           6,766
Preferred dividends and accretion of
  preferred stock issuance costs...........            --               --           (2,749)
                                             --------------  ----------------  --------------
Net income (loss) available to common
  stockholders.............................    $   46,468       $ (134,926)      $    4,017
                                             --------------  ----------------  --------------
                                             --------------  ----------------  --------------
Basic earnings per share:
  Income (loss) before extraordinary
    item...................................    $      .49       $    (1.36)      $      .04
  Extraordinary item.......................            --             (.07)              --
                                             --------------  ----------------  --------------
  Net income (loss) per common share.......    $      .49       $    (1.43)      $      .04
                                             --------------  ----------------  --------------
                                             --------------  ----------------  --------------
Diluted earnings per share:
  Income (loss) before extraordinary
    item...................................    $      .49       $    (1.36)      $      .04
  Extraordinary item.......................            --             (.07)              --
                                             --------------  ----------------  --------------
  Net income (loss) per common share.......    $      .49       $    (1.43)      $      .04
                                             --------------  ----------------  --------------
                                             --------------  ----------------  --------------
Weighted average common shares
  outstanding..............................        94,600           94,600           93,582


                See notes to consolidated financial statements.

                        PACKAGING CORPORATION OF AMERICA
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                    GROUP (NOTE 1)
                                                           --------------------------------
                                                             SIX MONTHS    JANUARY 1, 1999   APRIL 12, 1999
                                                               ENDED           THROUGH          THROUGH
                                                           JUNE 30, 1998    APRIL 11, 1999   JUNE 30, 1999
                                                           --------------  ----------------  --------------
                                                                            (IN THOUSANDS)
Cash Flows from Operating Activities:
  Net income.............................................    $   46,468      $   (134,926)     $    6,766
  Adjustments to reconcile net income to net cash
    provided by operating activities -
    Depreciation, depletion and amortization.............        47,385            30,905          33,652
    Extraordinary loss - early debt extinguishment.......            --             6,327              --
    (Gain)/loss on sale of assets........................       (15,060)          230,112              --
    Amortization of deferred gain........................          (986)             (493)             --
    Increase in deferred income taxes....................        37,789             9,782           4,320
    Undistributed earnings of affiliated companies.......            13              (106)            394
    Increase in other noncurrent reserves................         1,002                56              --
  Changes in components of working capital, excluding
    transactions with Tenneco -
      Decrease (increase) in current assets -
        Accounts receivable..............................         3,817            (8,183)         (4,621)
        Inventories, net.................................        (8,259)           (7,514)          5,418
        Prepaid expenses and other.......................        (1,470)            4,201            (289)
      (Decrease) increase in current liabilities -
        Accounts payable.................................        (3,836)           26,996          45,800
        Accrued liabilities..............................        (3,060)           (3,508)         56,190
                                                           --------------  ----------------  --------------
Net cash provided by operating activities................       103,803           153,649         147,630
                                                           --------------  ----------------  --------------
Cash Flows from Investing Activities:
  Additions to property, plant and equipment.............       (46,557)       (1,128,255)        (23,419)
  Other long-term assets.................................        (5,553)            2,284          (4,426)
  Proceeds from disposals................................         4,301               825              --
  Other, net.............................................        (4,032)            4,001           1,792
                                                           --------------  ----------------  --------------
Net cash used for investing activities...................       (51,841)       (1,121,145)        (26,053)
                                                           --------------  ----------------  --------------
Cash Flows from Financing Activities:
  Proceeds from preferred stock..........................            --                --          96,500
  Proceeds from long-term debt issued....................           130         1,760,000           9,000
  Payments on long-term debt.............................       (10,348)          (27,550)        (84,000)
  Financing costs........................................            --                --         (97,819)
  Amortization of financing costs........................            --                --           1,596
  Decrease in interdivision account......................       (49,041)         (616,769)             --
  Working capital transactions with Tenneco and
    affiliated companies -
    Decrease (increase) in receivables from affiliated
      companies..........................................        (3,725)            1,353              --
    (Decrease) increase in factored receivables..........         1,941          (150,099)             --
    Increase in accounts payable to affiliated
      companies..........................................         9,081               561              --
                                                           --------------  ----------------  --------------
Net cash (used for) provided by financing activities.....       (51,962)          967,496         (74,723)
                                                           --------------  ----------------  --------------
Increase in cash and cash equivalents....................             0                 0          46,854
Cash and cash equivalents at beginning of period.........             1                 1               1
                                                           --------------  ----------------  --------------
Cash and cash equivalents at end of period...............    $        1      $          1      $   46,855
                                                           --------------  ----------------  --------------
                                                           --------------  ----------------  --------------

                See notes to consolidated financial statements.

                        PACKAGING CORPORATION OF AMERICA

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)
                                 JUNE 30, 1999

1.  BASIS OF PRESENTATION

    On April 12, 1999, Tenneco Packaging Inc. ("TPI"), currently a wholly owned subsidiary of Tenneco Inc. ("Tenneco"), sold its containerboard and corrugating packaging products business (the "Group") to Packaging Corporation of America ("PCA"). The Group is the predecessor to PCA. Under the terms of the agreement, PCA Holdings, LLC, an entity organized and controlled by Madison Dearborn Partners, LLC, acquired a 55% common equity interest in PCA, and TPI contributed the Group, which included $1.76 billion of debt incurred by TPI immediately prior to the contribution to PCA, in exchange for $246.5 million in cash and a 45% common equity interest in PCA.

    PCA's consolidated financial statements as of June 30, 1999 and for the period from April 12, 1999 to June 30, 1999, and the Group's (i.e., predecessor's) combined financial statements for the six months ended June 30, 1998 and for the period from January 1, 1999 to April 11, 1999, are unaudited but include all adjustments (consisting only of normal recurring adjustments) that management considers necessary for a fair presentation of such financial statements. These financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with Article 10 of SEC Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. Operating results during the period ended June 30, 1999 are not necessarily indicative of the results that may be expected for the period ending December 31, 1999.

    As a result of the Group's relationship with TPI, the Group's combined consolidated balance sheets and the related combined consolidated income statements are not necessarily indicative of what actually would have occurred had the Group been a stand-alone entity. Additionally, these combined financial statements are not necessarily indicative of the future financial position or results of operations of PCA.

2.  SUMMARY OF ACCOUNTING POLICIES

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    SEGMENT INFORMATION

    The Group adopted SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information," in 1998 and determined that the Group was primarily engaged in one line of business: the manufacture and sale of packaging materials, boxes and containers for industrial and consumer markets. PCA also believes that it is primarily engaged in this single line of business. No single customer accounts for more than 10% of total revenues. PCA has no foreign operations.

                        PACKAGING CORPORATION OF AMERICA

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)
                           JUNE 30, 1999 (CONTINUED)

2.  SUMMARY OF ACCOUNTING POLICIES (CONTINUED)
    EARNINGS PER SHARE


    All share and per share data included in these unaudited financial statements have been adjusted to reflect a 220-for-one split of the company's
common stock which became effective on           , 1999.


    The following table sets forth the computation of basic and diluted income per share (in thousands, except per share data):


                                SIX MONTHS     JANUARY 1, 1999   APRIL 12, 1999
                                   ENDED           THROUGH           THROUGH
                               JUNE 30, 1998    APRIL 11, 1999    JUNE 30, 1999
                              ---------------  ----------------  ---------------
Numerator:
  Net income applicable to
    common stockholders.....     $  46,468        $ (134,926)       $   4,017
                              ---------------  ----------------  ---------------
                              ---------------  ----------------  ---------------

Denominator:
  Basic common shares
    outstanding.............        94,600            94,600           93,582
  Effect of non-vested
    stock...................            --                --            1,018

  Effect of dilutive
    securities:
    Stock options (Note
      6)....................            --                --              949
                              ---------------  ----------------  ---------------
  Dilutive common shares
    outstanding.............        94,600            94,600           95,549
Basic income (loss) per
  common share..............     $     .49        $    (1.43)       $     .04
Diluted income (loss) per
  common share..............     $     .49        $    (1.43)       $     .04


3.  INVENTORY

    The components of inventories are as follows:

                                                           GROUP (NOTE 1)
                                                         -------------------
                                         JUNE 30, 1999    DECEMBER 31, 1998
                                         --------------  -------------------
                                                   (IN THOUSANDS)
Raw materials..........................    $   68,476         $  86,681
Work in process and finished goods.....        56,749            48,212
Supplies...............................        50,656            44,310
                                         --------------      ----------
Inventories at FIFO cost...............       175,881           179,203
Excess of FIFO cost over LIFO cost.....       (23,066)          (28,484)
                                         --------------      ----------
  Inventory, net.......................    $  152,815         $ 150,719
                                         --------------      ----------
                                         --------------      ----------

                        PACKAGING CORPORATION OF AMERICA

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)
                           JUNE 30, 1999 (CONTINUED)

4.  LONG-TERM DEBT

                                                                           GROUP (NOTE 1)
                                                                         -------------------
                                                         JUNE 30, 1999    DECEMBER 31, 1998
                                                         --------------  -------------------
                                                                   (IN THOUSANDS)
Senior credit facility--
  Revolving credit facility, interest at LIBOR + 2.75%,   $         --        $      --
    due
    April 12, 2005.....................................
  Term Loan A, interest at LIBOR + 2.75%, due in               431,488               --
    varying quarterly installments through April 12,
    2005...............................................
  Term Loan B, interest at LIBOR + 3.25%, due in               351,756               --
    varying quarterly installments through April 12,
    2007...............................................
  Term Loan C, interest at LIBOR + 3.50%, due in               351,756               --
    varying quarterly installments through April 12,
    2008...............................................
Senior subordinated notes, interest at 9 5/8%, payable         550,000               --
  semi-annually, due April 1, 2009.....................
Capital lease obligations, interest at 8.5%, due in                 11               18
  varying amounts through 2000.........................
Non-interest bearing note, due in annual installments              321              308
  of $70 through July 1, 2004, net of discount imputed
  at 10% of $169 and $182 in 1999 and 1998,
  respectively.........................................
Notes payable, interest at an average rate of 13.5%,                --           16,553
  due in varying amounts through 2010..................
Other                                                              136              673
                                                         --------------        --------
  Total                                                      1,685,468           17,552
Less: Current portion..................................          7,703              617
                                                         --------------        --------
  Total long-term debt.................................   $  1,677,765        $  16,935
                                                         --------------        --------
                                                         --------------        --------

    As of June 30, 1999, annual payments for debt during the next five years and thereafter were: $7,703, $51,827, $82,197, $102,197, $117,197 and
    $1,324,347.

    PCA prepaid $75,000 of the term loans on May 18, 1999, and $10,000 on July 15, 1999. Accordingly, no quarterly installments are due until June, 2000 for Term Loan A and September, 2001, for Term Loans B and C.

    In February, 1999, Tenneco paid off the remaining note payable as part of the transactions. The payment was $27,220, including a $10,456 premium payment for early extinguishment of debt.

5.  MANDATORILY REDEEMABLE PREFERRED STOCK

    On April 12, 1999, PCA issued 1,000,000 shares of Preferred Stock, liquidation preference of $100 per share. 3,000,000 shares are authorized and 1,000,000 shares are issued and outstanding. PCA incurred $3.5 million of issuance costs related to this transaction. These costs are being amortized through 2010, at which time the Preferred Stock is required to be redeemed.

                        PACKAGING CORPORATION OF AMERICA

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)
                           JUNE 30, 1999 (CONTINUED)

6.  STOCKHOLDERS' EQUITY

    On April 12, 1999, PCA issued 100 shares of Junior Preferred Stock, liquidation preference of $1.00 per share. Holders of the Junior Preferred Stock are not entitled to receive any dividends or distributions. Holders of the Junior Preferred Stock have the right to elect one director to PCA's board of directors. Under the terms of the stockholders' agreement, the holders of the Junior Preferred Stock have agreed to elect the individual serving as PCA's chief executive officer to fill this director position. Shares of Junior Preferred Stock may not be reissued after being reacquired in any manner by PCA.


    In June 1999, the Company granted options to management for the purchase of 6,576,460 shares of common stock at the fair market value at the date of grant. Except as noted below, these options vest as follows:


June 2000............................................................        20%
June 2001............................................................        20%
June 2002............................................................        20%
June 2003............................................................        20%
June 2004............................................................        20%


    These options vest immediately upon the closing of an initial public offering of PCA's equity. However, the option shares are subject to certain contractual restrictions on transfer following their acquisition upon exercise of the underlying options. At June 30, 1999, 6,576,460 options were outstanding, none of which were exercisable.


7.  SALE OF THE GROUP AND RELATED IMPAIRMENT

    On January 26, 1999, Tenneco announced that it had entered into an agreement to contribute a majority interest in the Group to a new joint venture with Madison Dearborn Partners, in exchange for cash and debt assumption totaling approximately $2 billion, and a 45% common equity interest in the joint venture. The owned and leased assets to be contributed include the Group's four linerboard and medium mills, 67 plants, three sawmills, an air-drying yard, three recycling facilities, miscellaneous other property, which includes sales offices and woodlands forest management offices, numerous distribution centers, warehouses and five design centers and an ownership or controlling interest in approximately 950,000 acres of timberland. The transaction closed on April 12, 1999.

    In connection with the transaction, TPI borrowed approximately $1.8 billion, most of which was used to acquire assets used by the Group pursuant to operating leases and timber cutting rights, with the remainder remitted to Tenneco.

    Tenneco then contributed the Group's assets (subject to the new indebtedness and the Group's liabilities) to PCA in exchange for (a) a 45% common equity interest in PCA valued at approximately $200 million and (b) $246.5 million in cash. As a result of the transaction, Tenneco recognized a pretax loss in the first quarter of 1999 of approximately $293 million. Part of that loss consisted of an impairment charge relating to the Group's property, plant and equipment and intangible assets, which was pushed down to the Group's March 31, 1999

                        PACKAGING CORPORATION OF AMERICA

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)
                           JUNE 30, 1999 (CONTINUED)

7. SALE OF THE GROUP AND RELATED IMPAIRMENT (CONTINUED) financial statements. The amount of the impairment charge is approximately $230.1 million and was allocated to the following financial statement line items:

(IN THOUSANDS)
Intangibles......................................................  $  46,206
Machinery and equipment..........................................    183,906
                                                                   ---------
  Total..........................................................  $ 230,112
                                                                   ---------
                                                                   ---------

    The impairment charge was first applied against the goodwill specifically attributable to the containerboard assets and the remaining amount was applied against property, plant and equipment.

    The Group's financial statements reflect $230.1 million of the $293.0 million charge representing the impairment attributable to the assets reflected in the Group's financial statements. Tenneco has informed PCA that the remaining $62.9 million charge primarily includes liabilities for direct incremental costs of sales, severance costs and other contractual obligations directly related to the containerboard transaction, and the impairment of other containerboard-related assets not contributed to PCA. The $62.9 million charge is not part of the Group's financial statements.

8.  EXTRAORDINARY LOSS

    During the first quarter of 1999 the Group extinguished $16.6 million of debt related to mill assets. In connection with that extinguishment an extraordinary loss of $10.5 million was recorded ($6.3 million, net of the related tax effect).

9.  SUMMARIZED COMBINED FINANCIAL INFORMATION ABOUT GUARANTOR SUBSIDIARIES

    The following is summarized aggregated financial information for Dahlonega Packaging Corporation, Dixie Container Corporation, PCA Hydro, Inc., PCA Tomahawk Corporation and PCA Valdosta Corporation, each of which was a wholly-owned subsidiary of TPI and included in the Group's combined financial statements. In connection with the sale of the Group to PCA, each of these companies became subsidiaries of PCA and fully, unconditionally, jointly and severally guaranteed $550 million in senior subordinated notes issued by PCA in connection with the transaction. Separate financial statements of the guarantor subsidiaries are not

                        PACKAGING CORPORATION OF AMERICA

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)
                           JUNE 30, 1999 (CONTINUED)

9. SUMMARIZED COMBINED FINANCIAL INFORMATION ABOUT GUARANTOR SUBSIDIARIES (CONTINUED)
    presented because, in the opinion of management, such financial statements are not material to investors.

                                                               JUNE 30, 1999
                                                                (UNAUDITED)
                                                              ---------------
(IN THOUSANDS)
  Current assets............................................     $  15,730
  Non-current assets........................................        14,118
                                                              ---------------
    Total assets............................................        29,848
  Current liabilities.......................................         3,744
  Non-current liabilities...................................         5,438
                                                              ---------------
    Total liabilities.......................................         9,182
                                                              ---------------
  Net assets................................................     $  20,666
                                                              ---------------
                                                              ---------------

                                                             SIX MONTHS ENDED
                                                                 JUNE 30,
                                                           --------------------
                                                             1999       1998
                                                           ---------  ---------
                                                               (UNAUDITED)
(IN THOUSANDS)
  Net sales..............................................  $  20,898  $  15,279
  Gross profit...........................................      1,459        492
  Net (loss).............................................       (527)      (388)

10. SUBSEQUENT EVENT


    In August 1999, PCA signed purchase and sales agreements with various buyers to sell approximately 400,000 acres of timberland. PCA expects to close these transactions by the end of October 1999.

                                  UNDERWRITING

    PCA, the selling stockholder and the underwriters for the U.S. offering (the "U.S. Underwriters") named below have entered into an underwriting agreement with respect to the shares being offered in the United States. Subject to certain conditions, each U.S. Underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated, Salomon Smith Barney Inc., Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc. are the representatives of the U.S. Underwriters.


                                                                                  Number of
                                 Underwriters                                       Shares
- ------------------------------------------------------------------------------  --------------
Goldman, Sachs & Co...........................................................
Morgan Stanley & Co. Incorporated.............................................
Salomon Smith Barney Inc......................................................
Deutsche Bank Securities Inc..................................................
J.P. Morgan Securities Inc....................................................

                                                                                --------------
      Total...................................................................      34,300,000
                                                                                --------------
                                                                                --------------


                               ------------------


    If the U.S. Underwriters sell more shares than the total number set forth in the table above, the U.S. Underwriters have an option to buy up to an additional 5,128,192 shares from the selling stockholder to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the U.S. Underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.



    The following table shows the per share and total underwriting discounts and commissions to be paid to the U.S. Underwriters by PCA and by the selling stockholder. Such amounts are shown assuming both no exercise and full exercise of the U.S. Underwriters' option to purchase 5,128,192 additional shares.



                                                                           Paid by PCA
                                                                    -------------------------
                                                                                     Full
                                                                    No Exercise    Exercise
                                                                    -----------  ------------
Per Share.........................................................   $            $
Total.............................................................   $            $


                                                                       Paid by the Selling
                                                                           Stockholder
                                                                    -------------------------
                                                                                     Full
                                                                    No Exercise    Exercise
                                                                    -----------  ------------
Per Share.........................................................   $            $
Total.............................................................   $            $

    Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount
of up to $    per share from the initial public offering price. Any such securities dealers may resell any shares purchased from the underwriters to
certain other brokers or dealers at a discount of up to $    per share from the
initial public offering price. If all the shares are not sold at the initial offering price, the representatives may change the offering price and the other selling terms.

    PCA and the selling stockholder have entered into an underwriting agreement with the underwriters for the sale of 8,575,000 shares outside of the United States. The terms and conditions of both offerings are the same and the sale of shares in both offerings are conditioned on each other. Goldman Sachs International, Morgan Stanley & Co. International Limited, Salomon Brothers International Limited, Deutsche Bank AG London and J.P. Morgan Securities Ltd. are representatives of the underwriters for the international offering outside the United States (the "International Underwriters"). The selling stockholder has granted the International Underwriters a similar option to purchase up to an aggregate of an additional 1,282,048 shares.


    The underwriters for both of the offerings have entered into an agreement in which they agree to restrictions on where and to whom they and any dealer purchasing from them may offer shares as a part of the distribution of the shares. The underwriters also have agreed that they may sell shares among each of the underwriting groups.


    PCA's officers and directors and all of PCA's existing stockholders have agreed with the underwriters not to offer, sell, hedge, or contract to sell, hedge or otherwise dispose of any of their shares of common stock or any other securities of PCA that they own that are substantially similar to the common stock, including but not limited to any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or any substantially similar securities (other than pursuant to employee stock option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date of this prospectus), for a period of 180 days after the date of the offerings. Goldman, Sachs & Co., however, may in its sole discretion, at any time without notice, release all or any portion of the shares subject to lock-up agreements. See "Shares Eligible for Future Sale" for a discussion of transfer restrictions.



    At the request of PCA, the underwriters have agreed to reserve up to 1,286,250 shares of common stock for sale to salaried and hourly employees of PCA at the initial public offering price set forth on the cover of this prospectus. The number of shares available for sale to the general public in the offerings will be reduced by the number of reserved shares sold to these employees. Any reserved shares not so purchased will be offered to the general public on the same basis as the other shares offered hereby.


    Prior to the offerings, there has been no public market for the shares. The initial public offering price will be negotiated among the selling stockholder, PCA and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be PCA's historical performance, estimates of the business potential and earnings prospects of PCA, an assessment of PCA's management and the consideration of the above factors in relation to market valuation of companies in related businesses.


    The common stock will be listed on the New York Stock Exchange under the symbol "PKG". In order to meet one of the requirements for listing the common stock on the NYSE, the underwriters have undertaken to sell lots of 100 or more shares to a minimum of 2,000 beneficial holders.


    In connection with the offerings, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offerings. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while the offerings are in progress.

    The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

    These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

    The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.


    PCA and the selling stockholder estimate that their shares of the total expenses of the offerings, excluding underwriting discounts and commissions,
will be approximately $         and $         , respectively. Under the terms of
the registration rights agreement, PCA has agreed to pay some of the expenses of the selling stockholder, other than underwriting discounts and commissions, in connection with the offerings.


    PCA and the selling stockholder have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

    This prospectus may be used by the underwriters and other dealers in connection with offers and sales of the shares, including sales of shares initially sold by the underwriters in the offering being made outside of the United States, to persons located in the United States.


    Goldman, Sachs & Co. is a lender under PCA's senior credit facility. Goldman, Sachs & Co. represented Tenneco in connection with the sale of the Group to PCA. Additionally, J.P. Morgan Securities Inc. and Deutsche Bank Securities Inc. (under the name BT Alex. Brown Incorporated) were co-lead arrangers, Bankers Trust Company, an affiliate of Deutsche Bank Securities Inc. was the syndication agent, and Morgan Guaranty Trust Company of New York, an affiliate of J.P. Morgan Securities Inc., was the administrative agent, for the lenders' syndicate to the senior credit facility.



    J.P. Morgan Capital Corporation, an affiliate of J.P. Morgan Securities Inc., and BT Capital Investors, L.P., an affiliate of Deutsche Bank Securities Inc., are co-investors with Madison Dearborn Capital Partners III, L.P. in PCA Holdings, and, as of September 1, 1999, may be deemed to own beneficially 4,888,950 shares and 880,000 shares of the common stock of PCA, respectively. J.P. Morgan Securities Inc. and Deutsche Bank Securities Inc. (through its affiliates) were the initial purchasers of the notes and the senior exchangeable preferred stock issued in connection with the closing of the transactions and have engaged, and may in the future engage (directly or through affiliates), in commercial banking and/or investment banking transactions with PCA and its affiliates.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

    No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.
                               ------------------

                               TABLE OF CONTENTS


                                                                            Page
                                                                            ----
Prospectus Summary........................................................    1
Risk Factors..............................................................   10
Forward-Looking Statements................................................   17
The Transactions..........................................................   18
Use of Proceeds...........................................................   20
Dilution..................................................................   21
Dividend Policy...........................................................   22
Capitalization............................................................   23
Unaudited Pro Forma Financial Information.................................   24
Selected Financial and Other Data.........................................   32
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..............................................................   37
Business..................................................................   51
Management................................................................   62
Certain Relationships and Related Transactions............................   69
Principal and Selling Stockholders........................................   72
Description of Capital Stock..............................................   74
Shares Eligible for Future Sale...........................................   76
Description of Certain Indebtedness.......................................   79
U.S. Federal Tax Consequences for Non-United States Holders of Common
  Stock...................................................................   81
Legal Matters.............................................................   83
Experts...................................................................   83
Where You Can Find More Information.......................................   83
Index to Financial Statements.............................................  F-1
Underwriting..............................................................  U-1


                              --------------------

    Through and including              , 1999 (the 25th day after the date of
this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.


                               42,875,000 Shares


                             PACKAGING CORPORATION
                                   OF AMERICA

                                  Common Stock

                                 -------------

                                     [LOGO]

                                 -------------

                              GOLDMAN, SACHS & CO.
                           MORGAN STANLEY DEAN WITTER
                              SALOMON SMITH BARNEY
                           DEUTSCHE BANC ALEX. BROWN
                               J.P. MORGAN & CO.

                      Representatives of the Underwriters

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following is a statement of estimated expenses, to be paid solely by PCA, of the issuance and distribution of the securities being registered hereby:


Securities and Exchange Commission registration fee..............  $ 271,385
NASD filing fee..................................................     30,500
New York Stock Exchange listing fee..............................    466,100
Blue Sky fees and expenses (including attorneys' fees and
  expenses)......................................................      7,500
Printing expenses................................................    300,000
Accounting fees and expenses.....................................          *
Transfer agent's fees and expenses...............................      5,500
Legal fees and expenses..........................................          *
Miscellaneous expenses...........................................          *
                                                                   ---------
  Total..........................................................  $       *
                                                                   ---------
                                                                   ---------


- --------------

*   To be provided by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

CERTIFICATE OF INCORPORATION

    The Second Restated Certificate of Incorporation of PCA will provide that to the fullest extent permitted from time to time by the General Corporation Law of the State of Delaware ("DGCL"), a director of PCA shall not be liable to the company or its stockholders for monetary damages for a breach of fiduciary duty as a director.

BY-LAWS

    The Second Amended and Restated By-laws of PCA will provide that PCA shall indemnify its directors and officers to the maximum extent permitted from time to time by the DGCL.

DELAWARE GENERAL CORPORATION LAW

    Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

    Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that such provision shall not eliminate or limit the liability of a director (1) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, which relates to unlawful payment of dividends and unlawful stock purchases and redemptions, or (4) for any transaction from which the director derived an improper personal benefit.

INSURANCE

    The directors and officers of PCA are covered under directors' and officers' liability insurance policies maintained by PCA with coverage up to $50 million.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

    The share numbers set forth below do not give effect to the proposed stock split referred to in this registration statement.

    During the last three years, PCA has issued the following securities without registration under the Securities Act of 1933:

    (1) On April 12, 1999, in transactions exempt from registration under
Section 4(2) of the Securities Act of 1933, PCA issued:

        (a) an aggregate of 236,500 shares of common stock to the PCA Holdings LLC for an aggregate of $236.5 million;

        (b) an aggregate of 193,500 shares of common stock valued at $193.5 million to TPI in partial consideration for the contribution of its containerboard and corrugated packaging products business to PCA;

        (c) an aggregate of 55 shares, liquidation preference $1.00 per share, of junior preferred stock to PCA Holdings for nominal consideration; and

        (d) an aggregate of 45 shares, liquidation preference $1.00 per share, of junior preferred stock to TPI for nominal consideration.

    (2) On April 12, 1999, in a transaction exempt from registration under
Section 4(2) of the Securities Act of 1933, PCA sold to J.P. Morgan Securities Inc. and BT Alex. Brown Incorporated, pursuant to a Purchase Agreement, dated as of March 30, 1999:

        (a) an aggregate of $550 million aggregate principal amount of 9 5/8% senior subordinated notes due 2009 for an aggregate consideration of $550 million less underwriting discounts and commissions of $16.5 million; and

        (b) an aggregate of $100 million aggregate liquidation preference of 12 3/8% senior exchangeable preferred stock due 2010 for an aggregate consideration of $100 million less underwriting discounts and commissions of $3.5 million.

    The notes and preferred stock were immediately resold by the initial purchasers in transactions not involving a public offering.

    (3) In June 1999, in transactions exempt from registration under Rule 701 of the Securities Act of 1933, PCA sold an aggregate of 14,240 shares of common stock to employees of PCA for an aggregate of $14.2 million in cash. The proceeds were used to redeem 7,832 shares from PCA Holdings and 6,408 shares from TPI. PCA also issued options to management employees to purchase 29,893 shares of common stock.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(A) EXHIBITS.


  EXHIBIT
  NUMBER     DESCRIPTION
- -----------  -------------------------------------------------------------------------------
      1.1    Form of U.S. Underwriting Agreement.**
      1.2    Form of International Underwriting Agreement.**
      2.1    Contribution Agreement, dated as of January 25, 1999, among Tenneco Packaging
             Inc. ("TPI"), PCA Holdings LLC ("PCA Holdings") and Packaging Corporation of
             America ("PCA").+
      2.2    Letter Agreement Amending the Contribution Agreement, dated as of April 12,
             1999, among TPI, PCA Holdings and PCA.+
      3.1    Second Restated Certificate of Incorporation of PCA.**
      3.2    Second Amended and Restated By-laws of PCA.**
      4.1    Indenture, dated as of April 12, 1999, by and among PCA, Dahlonega Packaging
             Corporation ("Dahlonega"), Dixie Container Corporation ("Dixie"), PCA Hydro
             Inc. ("PCA Hydro"), PCA Tomahawk Corporation ("PCA Tomahawk"), PCA Valdosta
             Corporation ("PCA Valdosta") and United States Trust Company of New York.+
      4.2    Certificate of Designations, Preferences and Relative, Participating, Optional
             and Other Special Rights of Preferred Stock and Qualifications, Limitations and
             Restrictions Thereof of 12 3/8% Senior Exchangeable Preferred Stock due 2010
             and 12 3/8% Series B Senior Exchangeable Preferred Stock due 2010 of PCA.+
      4.3    Exchange Indenture, dated as of April 12, 1999, by and among PCA and U.S. Trust
             Company of Texas, N.A.+
      4.4    Notes Registration Rights Agreement, dated as of April 12, 1999, by and among
             PCA, Dahlonega, Dixie, PCA Hydro, PCA Tomahawk, PCA Valdosta, J.P. Morgan
             Securities Inc. ("J.P. Morgan") and BT Alex. Brown Incorporated ("BT").+
      4.5    Preferred Stock Registration Rights Agreement, dated as of April 12, 1999, by and among PCA, J.P. Morgan and BT.+
      4.6    Form of Rule 144A Global Note and Subsidiary Guarantee.+
      4.7    Form of Regulation S Global Note and Subsidiary Guarantee.+
      4.8    Form of Rule 144A Global Certificate.+
      4.9    Form of certificate representing shares of common stock.**
      5.1    Opinion of Kirkland & Ellis.**
     10.1    Purchase Agreement, dated as of March 30, 1999, by and among PCA, Dahlonega,
             Dixie, PCA Hydro, PCA Tomahawk, PCA Valdosta, J.P. Morgan and BT.+
     10.2    Credit Agreement, dated as of April 12, 1999, among TPI, the lenders party thereto from time to time, J.P. Morgan, BT, Bankers Trust Company and Morgan
             Guaranty Trust Company of New York ("Morgan Guaranty").+
     10.3    Subsidiaries Guaranty, dated as of April 12, 1999, made by Dahlonega, Dixie,
             PCA Hydro, PCA Tomahawk, PCA Valdosta and Morgan Guaranty.+

  EXHIBIT
  NUMBER     DESCRIPTION
- -----------  -------------------------------------------------------------------------------
     10.4    Pledge Agreement, dated as of April 12, 1999, among PCA, Dahlonega, Dixie, PCA
             Hydro, PCA Tomahawk, PCA Valdosta and Morgan Guaranty.+
     10.5    TPI Security Agreement, dated as of April 12, 1999, between TPI and Morgan
             Guaranty.+
     10.6    PCA Security Agreement, dated as of April 12, 1999, among PCA, Dahlonega,
             Dixie, PCA Hydro, PCA Tomahawk, PCA Valdosta and Morgan Guaranty.+
     10.7    Stockholders Agreement, dated as of April 12, 1999, by and among TPI, PCA
             Holdings and PCA.+
     10.8    Registration Rights Agreement, dated as of April 12, 1999, by and among TPI,
             PCA Holdings and PCA.+
     10.9    Holding Company Support Agreement, dated as of April 12, 1999, by and between
             PCA Holdings and PCA.+
     10.10   Facility Use Agreement, dated as of April 12, 1999, by and between TPI and
             PCA.+
     10.11   Human Resources Agreement, dated as of April 12, 1999, by and among Tenneco
             Inc., TPI and PCA.+
     10.12   Purchase/Supply Agreement, dated as of April 12, 1999, between PCA and Tenneco
             Packaging Speciality and Consumer Products Inc.+
     10.13   Purchase/Supply Agreement, dated as of April 12, 1999, between PCA and TPI.+
     10.14   Purchase/Supply Agreement, dated as of April 12, 1999, between PCA and Tenneco
             Automotive Inc.+
     10.15   Technology, Financial and Administrative Transition Services Agreement, dated as of April 12, 1999, between TPI and PCA.+
     10.16   Letter Agreement Regarding Terms of Employment, dated as of January 25, 1999, between PCA and Paul T. Stecko.+
     10.17   Letter Agreement Regarding Terms of Employment, dated as of May 19, 1999, between PCA and Paul T. Stecko.+
     10.18   1999 Management Equity Compensation Plan, effective as of June 1, 1999.+
     10.19   Management Equity Agreement, dated as of June 1, 1999, among PCA, Paul T.
             Stecko and the Paul T. Stecko 1999 Dynastic Trust.+
     10.20   Form of Management Equity Agreement, dated as of June 1, 1999, among PCA and the members of management party thereto.+
     10.21   Memorandum Regarding Special Retention Bonus, dated as of April 16, 1999, from
             PCA to William J. Sweeney.+
     10.22   Amended and Restated 1999 Management Equity Compensation Plan, effective as of
             June 2, 1999.+
     10.23   1999 Long-Term Equity Incentive Plan, effective as of             , 1999.**
     21.1    Subsidiaries of the Registrants.+
     23.1    Consent of Arthur Andersen LLP.
     23.2    Consent of Ernst & Young LLP.
     23.3    Consent of Kirkland & Ellis (included in Exhibit 5.1).
     24.1    Powers of Attorney (included in the signature pages to the registration statement).*
     27.1    Financial Data Schedule.


- --------------

+ Incorporated herein by reference to the same numbered exhibit to PCA's Registration Statement on Form S-4 (Registration No. 333-79511).


*   Previously filed.



**  To be filed by amendment.

(B) FINANCIAL STATEMENT SCHEDULES.

    The following consolidated financial statement schedules of PCA for the three years ended December 31, 1998 are included in this registration statement.

Schedule II - Packaging Corporation of America - Valuation and Qualifying Accounts.

ALLOWANCE FOR DOUBTFUL ACCOUNTS              BALANCE         PROVISION   ADDITIONS/DEDUCTIONS     TRANSLATION     BALANCE END
RECEIVABLE                              BEGINNING OF YEAR    (BENEFIT)      FROM RESERVES *       ADJUSTMENTS       OF YEAR
- -------------------------------------  -------------------  -----------  ---------------------  ---------------  -------------

1998.................................           5,023            2,710            (2,513)                 --           5,220

1997.................................           5,010              611              (598)                 --           5,023

1996.................................           5,239            1,018            (1,247)                 --           5,010

- --------------

*   Consists primarily of write-offs and recoveries of bad debts.

    All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions, are inapplicable or not material, or the information called for thereby is otherwise included in the financial statements and therefore has been omitted.

    We have audited in accordance with generally accepted auditing standards the financial statements of The Containerboard Group (a division of Tenneco Packaging Inc., which is a Delaware corporation and a wholly owned subsidiary of Tenneco Inc.), included in this registration statement and have issued our report thereon dated February 26, 1999. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed above is the responsibility of the company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          ARTHUR ANDERSEN LLP

Chicago, Illinois
August 26, 1999

ITEM 17. UNDERTAKINGS.

    The undersigned registrant hereby undertakes to provide to the underwriters at closing specified in the underwriting agreement certificates in such denominations and registered in such manner as requested by the underwriters to permit prompt delivery to each purchaser.

    The undersigned registrant hereby undertakes:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, pursuant to the foregoing provisions, or otherwise, the registrant have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by any such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, Packaging Corporation of America has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Forest, State of Illinois, on September 28, 1999.


                                          Packaging Corporation of America

                                          By: /s/ RICHARD B. WEST
                                          --------------------------------------
                                          Name: Richard B. West

                                          Title: Chief Financial Officer and
                                                 Secretary


    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities indicated on September 28, 1999.


                  SIGNATURE                                        TITLE
- ---------------------------------------------  ---------------------------------------------
             /s/ PAUL T. STECKO*
- --------------------------------------------   Chairman of the Board and Chief Executive
               Paul T. Stecko                  Officer (Principal Executive Officer)

             /s/ RICHARD B. WEST
- --------------------------------------------   Chief Financial Officer and Secretary
               Richard B. West                 (Principal Financial and Accounting Officer)

              /s/ DANA G. MEAD*
- --------------------------------------------   Director
                Dana G. Mead

          /s/ THEODORE R. TETZLAFF*
- --------------------------------------------   Director
            Theodore R. Tetzlaff

           /s/ SAMUEL M. MENCOFF*
- --------------------------------------------   Director
              Samuel M. Mencoff

           /s/ JUSTIN S. HUSCHER*
- --------------------------------------------   Director
              Justin S. Huscher

           /s/ THOMAS S. SOULELES*
- --------------------------------------------   Director
             Thomas S. Souleles

- --------------


*By:                            /s/ RICHARD B. WEST

                    ----------------------------------------


                                  Richard B. West



                                 ATTORNEY-IN-FACT